Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

GOOD TECHNOLOGY CORPORATION

NOVA ACQUISITION CORPORATION

BOXTONE, INC.

AND

LAZARD TECHNOLOGY PARTNERS II, LP

AS STOCKHOLDER REPRESENTATIVE

February 22, 2014

ARTICLE I THE MERGER		1

1.1	The Merger	1

1.2	The Closing	2

1.3	Organizational Documents of the Surviving Corporation	6

1.4	Directors and Officers of the Surviving Corporation	6

1.5	General Effects of the Merger	7

1.6	Effect of Merger on Capital Stock of Constituent Corporations	7

1.7	Payment of Merger Consideration for Company Capital Stock	10

1.8	Adjustment for Net Working Capital	13

1.9	Withholding Taxes	15

1.10	Tax Consequences	15

1.11	Taking	15

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY		16

2.1	Organization and Good Standing	16

2.2	Authority and Enforceability	16

2.3	Governmental Approvals and Consents	17

2.4	No Conflicts	17

2.5	Company Capital Structure	17

2.6	Company Subsidiaries	19

2.7	Company Financial Statements; Internal Financial Controls	20

2.8	No Undisclosed Liabilities	21

2.9	No Changes	21

2.10	Tax Matters	21

2.11	Real Property	24

2.12	Tangible Property	25

2.13	Intellectual Property	25

2.14	Material Contracts	29

2.15	Employee Benefit Plans	31

2.16	Employment Matters	34

2.17	Governmental Authorizations	35

2.18	Litigation; Orders	35

2.19	Insurance	35

2.20	Compliance with Legal Requirements	36

2.21	Export Control Laws	36

2.22	Anticorruption Laws	36

i

(continued)

		Page

2.23	Customers and Suppliers	37

2.24	Interested Party Transactions	37

2.25	Government Contracts	38

2.26	Personal Security Clearances	40

2.27	No Organizational Conflicts of Interest	40

2.28	Books and Records	40

2.29	Brokers	41

2.30	Compliance with Regulation D	41

2.31	No Other Representations	41

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		41

3.1	Organization and Good Standing	41

3.2	Authority and Enforceability	42

3.3	Governmental Approvals and Consents	42

3.4	Parent Capitalization	43

3.5	Litigation and Orders	44

3.6	Compliance with Legal Requirements	43

3.7	Merger Consideration	44

3.8	Brokers	44

3.9	Proprietary Information and Invention Agreements	44

3.10	Patents and Trademarks	44

3.11	Agreements	45

3.12	Permits	46

3.13	Financial Statements	46

3.14	Registration Rights	46

3.15	Corporate Documents	46

3.16	Tax Returns and Payments	47

3.17	Insurance	47

3.18	Title to Property and Assets	47

3.19	Bankruptcy	47

3.20	Absence of Questionable Payments	47

3.21	Valid Issuance of Preferred Capital Stock	48

3.22	Offering	48

3.23	Absence of Changes	48

(continued)

(continued)

INDEX OF EXHIBITS

Annex	Description

Annex A	Certain Defined Terms
Annex B	Payment Spreadsheet (post-signing)

Exhibit	Description
Exhibit A-1	Form of Indemnity Joinder Agreement
Exhibit A-2	Form of Financing Joinder Agreement
Exhibit B	Form of Certificate of Merger
Exhibit C	Form of Parent Amended and Restated Charter
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of 280G Waivers
Exhibit F	Form of Escrow Agreement

Schedules

Schedule 1.2(b)(ii)(F)	Specified Employees
Schedule 1.2(b)(ii)(P)	Exception Stockholder
Schedule 1.2(b)(ii)(R)	Further Matters
Schedule 1.6(c)(i)(A)	Assumed Options
Schedule 1.8(a)	Working Capital Exceptions
Schedule 5.7(b)	Terminated Agreements
Schedule 5.12	Certain Eligible Reprice Options
Schedule A-1	Key Employee Offer Letter Schedule
Schedule A-2	Non-Competition Agreement Schedule
Schedule B	Major Stockholders

v

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of February 22, 2014 by and among GOOD TECHNOLOGY CORPORATION, a Delaware corporation (“Parent”), NOVA ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), BoxTone, Inc., a Delaware corporation (the “Company”), and LAZARD TECHNOLOGY PARTNERS II, LP, a Delaware limited partnership, as stockholder representative (the “Stockholder Representative”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Annex A.

W I T N E S S E T H:

WHEREAS, the boards of directors of each of Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of each corporation and their respective stockholders that Parent acquire the Company upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of Delaware Law, and in furtherance thereof, have approved this Agreement and the other transactions contemplated by this Agreement and the Related Agreements (the “Transactions”).

WHEREAS, Parent and the Company intend, by executing this Agreement, that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code and that this Agreement will be, and is, adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

WHEREAS, concurrent with the execution and delivery of this Agreement, as a material inducement to Parent’s willingness to enter into this Agreement, each Employee listed on Schedule A-1 (each a “Key Employee”) is accepting an offer letter from Parent (collectively, the “Key Employee Offer Letters”) and each Employee listed on Schedule A-2 has executed a Non-Competition Agreement (a “Key Employee Non-Competition Agreement”).

WHEREAS, concurrent with the execution and delivery of this Agreement, as a material inducement to Parent’s willingness to enter into this Agreement, each Stockholder listed on Schedule B (each, a “Major Stockholder”) has executed and delivered to Parent an Indemnity Joinder Agreement (an “Indemnity Joinder Agreement”) and a Financing Joinder Agreement (a “Financing Joinder Agreement”) in the forms set forth in Exhibits A-1 and A-2, respectively (collectively, the “Joinder Agreements”).

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements, as more fully set forth herein, in connection with the Transactions.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit B (the “Certificate of

Merger”) and the applicable provisions of Delaware Law, on the Closing Date, Parent shall cause Merger Sub to merge with and into the Company (the “Merger”), whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and a wholly-owned subsidiary of Parent. The Company, as the surviving corporation after the Merger, is sometimes referred to herein as the “Surviving Corporation.” On the Closing Date (as defined below), the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of Delaware Law. The time of the filing with the Secretary of State of the State of Delaware, or such other later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, shall be referred to herein as the “Effective Time.”

1.2 The Closing.

(a) Closing Time and Location. Unless this Agreement is validly terminated pursuant to Section 6.1, the Merger shall be consummated at a closing (the “Closing”) on a date within five (5) Business Days following satisfaction or waiver (if permissible hereunder) of the conditions set forth in Section 1.2(b) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver (if permissible hereunder) of those conditions), at the offices of Wilson Sonsini Goodrich & Rosati, One Market Plaza, Spear Tower, Suite 3300, San Francisco, California, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b) Closing Conditions.

(i) Conditions to Obligations of Each Party. The respective obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions (any of which may be waived only with the written mutual consent of Parent, Merger Sub and the Company (it being understood that each such condition is solely for the benefit of Parent, Merger Sub and the Company and may be waived in writing by their written mutual consent without notice, liability or obligation to any other Person)):

(A) Stockholder Approval. The Requisite Stockholder Approval (as defined below) shall have been obtained.

(B) Regulatory Approval. The waiting period (and any extension thereof) under the HSR Act relating to the Transactions shall have expired or been granted early termination.

(C) No Legal Impediments. No Legal Requirement (whether temporary, preliminary or permanent) shall be in effect which has the effect of making the Transactions illegal or otherwise prohibiting or preventing consummation of the Transactions.

(D) Parent Tax Opinion. In the event that any cash consideration is paid to any Stockholder in connection with the Merger, Parent shall have received a written opinion of Wilson Sonsini Goodrich & Rosati, PC, in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, to the effect that the Merger will qualify as a reorganization pursuant to Section 368(a)(1) of the Code. The issuance of such tax opinion will be conditioned upon the receipt by Wilson Sonsini Goodrich & Rosati, PC of representation letters from each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, and such letters shall be dated on or before the date of such tax opinion and shall not have been withdrawn or modified in any material respect as of the Effective Date.

(E) Company Tax Opinion. In the event that any cash consideration is paid to any Stockholder in connection with the Merger, the Company shall have received a written opinion of Cooley LLP in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and assumptions set forth in such opinion, to the effect that the Merger will qualify as a reorganization pursuant to Section 368(a)(1) of the Code. The issuance of such tax opinion will be conditioned upon the receipt by Cooley LLP of representation letters from each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, and such letters shall be dated on or before the date of such tax opinion and shall not have been withdrawn or modified in any material respect as of the Effective Date.

(F) Share Registration Exemption. The Stockholders shall have delivered investor suitability questionnaires in form and substance reasonably acceptable to Parent and based on the foregoing questionnaires and other information provided to Parent by the Company, Parent will be reasonably satisfied that no more than thirty-five (35) of the recipients of Parent Capital Stock in connection with the Merger will fail to be, at the Closing, “accredited” as defined in Rule 501 promulgated under Regulation D of the Securities Act and the issuance of all shares of Parent Capital Stock in the Merger shall validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue-sky” Legal Requirements.

(ii) Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following additional conditions (any of which may be waived, in writing, exclusively by Parent and Merger Sub (it being understood that each such condition is solely for the benefit of Parent and Merger Sub and may be waived in writing without notice, liability or obligation to any other Person)):

(A) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified by “materiality” or “Company Material Adverse Effect” qualifications set forth in such representations or warranties shall have been true and correct on the date of this Agreement and shall be true and correct on the Closing Date as if such representations and warranties were made on and as of the Closing Date (other than the representations and warranties of the Company made only as of a specified date, which shall have been true and correct as of such date) and all other representations and warranties of the Company set forth in this Agreement shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects on the Closing Date as if such representations and warranties were made on and as of the Closing Date (other than the representations and warranties of the Company made only as of a specified date, which shall have been true and correct as of such date).

(B) Covenants. The Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company prior to the Closing.

(C) No Company Material Adverse Effect. There shall not have occurred and be continuing a Company Material Adverse Effect.

(D) Joinder Agreements.

a) Stockholders holding Company Capital Stock representing 95% of the outstanding shares of Company Capital Stock on an as converted to Company Common Stock basis (including all Company Capital Stock held by the Major Stockholders, but excluding Cancelled Shares, Dissenting Shares and shares of Company Capital Stock held by a Stockholder that receives cash pursuant to the terms hereof because such Stockholder is not “accredited” as defined in Rule 501 promulgated under Regulation D of the Securities Act) shall have executed and delivered Financing Joinder Agreements to Parent and all such Financing Joinder Agreements shall be in full force and effect.

b) Stockholders holding Company Capital Stock representing the right to receive 95% of the Total Consideration payable to the holders of Company Capital Stock (including all Company Capital Stock held by the Major Stockholders, but excluding Cancelled Shares, Dissenting Shares and shares of Company Capital Stock held by a Stockholder that receives cash pursuant to the terms hereof because such Stockholder is not “accredited” as defined in Rule 501 promulgated under Regulation D of the Securities Act) shall have executed and delivered Indemnity Joinder Agreements to Parent and all such Indemnity Joinder Agreements shall be in full force and effect.

(E) Key Employees. Each of the Key Employee Offer Letters and Key Employee Non-Competition Agreements executed by each of the Key Employees as set forth on Schedule A-1 and Schedule A-2, as applicable, concurrently with this Agreement shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by the respective signatories thereto, and no Key Employee shall have terminated his or her employment with the Company (or one of the Subsidiaries, as applicable) or to the Knowledge of the Company expressed an intention or interest in, or taken any formal action toward terminating his or her employment with the Company (or one of the Subsidiaries, as applicable) at or prior to the Closing, or with the Surviving Corporation or Parent following the Closing. All of the Key Employees (A) shall have executed Parent’s Proprietary Information and Inventions Agreement and (B) shall be eligible to work in the United States.

(F) Offer Acceptance by the Specified Employees. On or prior to the Closing Date, (x) at least seventy-five (75)% of the employees that remain continuously employed with the Company or any Subsidiary through the date that is immediately prior to the Closing Date and that are listed on Schedule 1.2(b)(ii)(F) (the “Specified Employees”) and (y) at least seventy-five (75)% of the total number of employees of the Company or any Subsidiary (other than the Key Employees and Specified Employees) that remain continuously employed with the Company or any Subsidiary through the date that is immediately prior to the Closing Date and that receive offers of employment from Parent prior to Closing shall (i) have signed offer letters in the form provided by Parent or a form that that is reasonably acceptable to Parent, and (ii) shall have continued their employment with Parent, the Surviving Corporation or one of their Subsidiaries as Continuing Employees; provided, however, that Parent shall have performed and complied with all covenants and obligations under Section 5.8(a).

(G) 280G Waivers. The 280G Waiver of each Person who might receive any payments and/or benefits that Parent determines may, separately or in the aggregate, constitute “parachute payments” under Section 280G of the Code shall be in effect immediately prior to any Stockholder solicitation contemplated under Section 5.2(b) and in any event prior to the Closing.

(H) 280G Stockholder Approval. With respect to any payments and/or benefits that Parent and the Company mutually determine may constitute “parachute payments” under Section 280G of the Code with respect to any Employees, the Stockholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and Parent and its subsidiaries shall not have any liabilities with respect to such “parachute payments” due to the 280G Waivers.

(I) Officer’s Certificate. Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing the conditions set forth in Sections 1.2(b)(ii)(A), 1.2(b)(ii)(B) and 1.2(b)(ii)(C) have been satisfied.

(J) FIRPTA Certificate. Parent shall have received a copy of a FIRPTA compliance certificate in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3), validly executed by a duly authorized officer of the Company.

(K) Company Warrants. No Company Warrants shall be outstanding.

(L) IPO Financial Statements. The Company shall have delivered the IPO Financial Statements to Parent.

(M) Escrow Agreement. The Company shall have duly executed and delivered to Parent the Escrow Agreement.

(N) Payoff Letters. The Company shall deliver payoff letters in a form reasonably acceptable to Parent with respect to the Company’s outstanding Indebtedness for borrowed money as of immediately prior to the Closing.

(O) Liens. The Company shall have filed all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens on the Company, any of its Subsidiaries or any of their properties or assets, including, all liens resulting from any Contract listed on Schedule 2.12 of the Disclosure Schedule.

(P) Investor Questionnaire. Each Stockholder that holds more than 150 shares of Company Capital Stock (except for the Stockholder set forth on Schedule 1.2(b)(ii)(P)) shall have delivered to Parent an investor questionnaire in a form reasonably satisfactory to Parent for the purposes of determining whether such Stockholder is “accredited” as defined in Rule 501 promulgated under Regulation D of the Securities Act.

(Q) Repricing Releases. The Company shall deliver an executed Repricing Release from each holder of an Eligible Reprice Option (as such terms are defined in Section 5.12) no later than two (2) days prior to the Closing in accordance with Section 5.12.

(R) Further Matters. The Company shall deliver evidence reasonably acceptable to Parent that the actions described on Schedule 1.2(b)(ii)(R) have been completed.

(c) Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions (any of which may be waived, in writing, exclusively by the Company (it being understood that each such condition is solely for the benefit of the Company and may be waived in writing without notice, liability or obligation to any other Person)):

(i) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by “materiality” or “material adverse effect” qualifications set forth in such representations or warranties shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (other than the representations and warranties of Parent and Merger Sub made only as of a specified date, which shall be true and correct in all material respects as of such date) and all other representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects on the Closing Date as if such representations and warranties were made on and as of the Closing Date (other than the representations and warranties of Parent and Merger Sub made only as of a specified date, which shall have been true and correct as of such date).

(ii) Covenants. Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by them prior to the Closing.

(iii) No Parent Material Adverse Effect. There shall not have occurred and be continuing a Parent Material Adverse Effect.

(iv) Escrow Agreement. Parent shall have delivered or caused to be delivered to the Company the Escrow Agreement duly executed by Parent and the Escrow Agent.

(v) Parent Amended and Restated Charter. Parent shall have filed an amended and restated charter of Parent in the form attached hereto as Exhibit C (the “Parent Amended and Restated Charter”).

1.3 Organizational Documents of the Surviving Corporation.

(a) Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended to change the name of the Surviving Corporation to “BoxTone, Inc.”

(b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation as of the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

1.4 Directors and Officers of the Surviving Corporation.

(a) Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until his or her successors is duly elected and qualified.

(b) Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation, and the Company shall take any such actions as are necessary under its Charter Documents (as defined below) to effectuate the foregoing.

1.5 General Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.6 Effect of Merger on Capital Stock of Constituent Corporations.

(a) Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of Company Common Stock (and the shares of the Company into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Company’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub capital stock will evidence ownership of such shares of Company Common Stock.

(b) Company Capital Stock.

(i) Generally. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, each share of Company Capital Stock (including Company Restricted Stock but excluding (A) Cancelled Shares (as defined below), which shall be treated in the manner set forth in Section 1.6(b)(iii) and (B) Dissenting Shares (as defined below), which shall be treated in the manner set forth in Section 1.6(b)(iv)) issued and outstanding as of immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted automatically into the right to receive, upon the terms set forth in this Section 1.6 and throughout this Agreement (including the indemnification and escrow provisions set forth in ARTICLE VII) and subject to surrender of the certificate representing such shares of Company Capital Stock and the execution and delivery of a Letter of Transmittal and one or more Joinder Agreements in the manner provided in Section 1.7, the Per Share Stock Consideration (the “Merger Consideration”), provided, however, that a portion of the Merger Consideration that otherwise would be payable at the Closing in Parent Common Stock to each Stockholder shall be withheld at the Closing and deposited into the Escrow Fund pursuant to Section 1.7(a), which Escrow Shares will be distributed to the former holders of such shares of Company Capital Stock in accordance with, and subject to, the terms and conditions of this Agreement and the Escrow Agreement, provided, further, and notwithstanding anything to the contrary herein, that Parent in its sole discretion may pay in cash any consideration payable hereunder that would otherwise be paid in shares of Parent Capital Stock if Parent reasonably believes that the intended recipient of such consideration is not “accredited” as defined in Rule 501 promulgated under Regulation D of the Securities Act (it being understood that under no circumstances shall Parent be prohibited from paying consideration in stock as otherwise provided hereunder).

(ii) Calculation of Consideration. For purposes of calculating the aggregate amount of shares of Parent Capital Stock issuable to each Stockholder pursuant to Sections 1.6(b)(i) and 1.6(b)(v), (x) all shares of the Company Capital Stock held by each such Stockholder shall be aggregated on a holder-by-holder basis, and (y) the number of shares of Parent Capital Stock (if any) to be issued to each Stockholder in exchange for each Company share certificate held by such Stockholder shall be rounded down to the nearest whole number. No fraction of a share of Parent Capital Stock will be issued by virtue of the Merger. Any Stockholder who otherwise would be entitled to receive a fraction of a share of Parent Capital Stock shall receive, in lieu thereof, an amount of cash equal to the product obtained by multiplying (A) such fraction by (B) the Parent Signing Price, rounded down to the nearest whole cent.

(iii) Cancelled Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, each share of Company Capital Stock that is issued and outstanding and held by the Company or any Subsidiary as of immediately prior to the Effective Time (“Cancelled Shares”) shall be cancelled without any consideration paid therefor.

(iv) Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time and with respect to which the holder thereof has properly demanded appraisal rights in accordance with Section 262 of Delaware Law, and who has not effectively withdrawn or lost such holder’s appraisal rights under Delaware Law (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6(b)(i) or Section 1.6(b)(v), as applicable, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law. Notwithstanding the provisions of this Section 1.6(b)(iv), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive, upon surrender of the certificate representing such shares, upon the terms set forth in this Section 1.6 and throughout this Agreement (including the indemnification and escrow provisions set forth in Article VII), the consideration for Company Capital Stock set forth in Section 1.6(b)(i) or Section 1.6(b)(v), as applicable, without interest thereon. After the Closing, Parent shall give the Stockholders Representative prompt notice of any written demand for appraisal received by the Surviving Corporation pursuant to the applicable provisions of Delaware Law and (B) the opportunity to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent or the Stockholders Representative, as applicable, such consent not to be unreasonably withheld, conditioned or delayed, neither the Stockholders Representative nor Parent, as applicable, shall make any payment with respect to any such demands or offer to settle or settle any such demands. After the Closing, any communication to be made by Parent or the Stockholders Representative with respect to such demands shall be submitted to the other in advance and shall not be presented to any Stockholder prior to Parent or the Stockholders Representative receiving the other’s written consent, not to be unreasonably withheld, conditioned or delayed.

(v) Company Restricted Stock. Effective as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, each share of Company Restricted Stock shall vest in full and all restrictions, forfeiture conditions and repurchase rights with respect thereto shall lapse, and each such share of Company Restricted Stock shall be converted into the right to receive the consideration specified in Section 1.6(b)(i) for Company Capital Stock (subject to the withholdings contemplated by Sections 1.6(b)(i) and 1.7(a)), less any applicable withholding taxes. Prior to the Effective Time, the Company shall take all action that may be necessary to ensure that, from and after the Closing, Parent is entitled to effect the transactions contemplated by this Section 1.6(b)(v).

(c) Company Options.

(i) Continuing Employees

(A) Assumed Options. Effective as of the Effective Time, each Company Option (or portion thereof and whether vested or unvested) that is (x) outstanding as of immediately prior to the Effective Time, (y) held by a Continuing Employee, and (z) listed on Schedule 1.6(c)(i)(A) shall be assumed by Parent (“Assumed Options”). Except as otherwise set forth in this Agreement, each Assumed Option pursuant to this Section 1.6(c)(i) shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the applicable Plan and the option agreements relating thereto, as in effect immediately prior to the Effective Time, except that (1) such Assumed Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of the applicable Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (2) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Option shall be equal to the quotient obtained by dividing the exercise price per share of Company Common Stock at which such applicable Company Option was exercisable immediately prior to the Closing Date by the Exchange Ratio, rounded up to the nearest whole cent and (3) the exercisability of such Assumed Option shall be conditioned on the holder of such Assumed Option executing and delivering to Parent a Financing Joinder Agreement in the manner provided in Section 1.7. Notwithstanding anything herein to the contrary, Parent, after consultation with the Company and after undertaking in good faith to resolve any disputes concerning the treatment of the affected Company Options, reserves the right at any time prior to the Effective Time to treat any such Company Option that is being contemplated for assumption under this section as a Terminating Option. Upon making such determination, Parent shall provide notice to the Company as soon as administratively feasible, and such Company Option shall be treated as a Terminating Option under Section 1.6(c)(i)(B) to the extent applicable.

(B) Terminating Options. Effective as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, each Company Option (or portion thereof and whether vested or unvested) held, as of immediately prior to the Effective Time, by a Continuing Employee that is not an Assumed Option (each, a “Terminating Option”) shall vest in full and all restrictions, forfeiture conditions and repurchase rights with respect thereto shall lapse, and thereafter shall be cancelled and converted into the right to receive an amount in cash (without interest) equal to the product of (x) the number of shares of Company Capital Stock underlying such Terminating Option multiplied by (y) the excess of (1) the consideration specified in Section 1.6(b)(i) for Company Capital Stock minus (2) the exercise price per share of such Terminating Option, less any applicable withholding taxes.

(ii) Non-Continuing Employees.

(A) Voluntary Terminating Employees. Effective as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, each Company Option (or portion thereof and whether vested or unvested) held by a Non-Continuing Employee who is also a Voluntary Terminating Employee that is outstanding as of immediately prior to the Effective Time shall be immediately cancelled without the payment of any consideration therefor.

(B) Non-Continuing Employees (Other than Voluntary Terminating Employees). Effective as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, each Company Option (or portion thereof and whether vested or unvested) held by a Non-Continuing

Employee who is not a Voluntary Terminating Employee shall vest in full and all restrictions, forfeiture conditions and repurchase rights with respect thereto shall lapse, and thereafter shall be cancelled and converted into the right to receive an amount equal to the product of (x) the number of shares of Company Capital Stock underlying such Company Option multiplied by (y) the excess of (1) the consideration specified in Section 1.6(b)(i) for Company Capital Stock (subject to the withholdings contemplated by Sections 1.6(b)(i) and 1.7(a)) minus (2) the exercise price per share of such Company Option, less any applicable withholding taxes.

(iii) Non-Employee Directors. Effective as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, each Company Option (or portion thereof and whether vested or unvested) held, as of immediately prior to the Effective Time, by a Non-Employee Director shall vest in full and all restrictions, forfeiture conditions and repurchase rights with respect thereto shall lapse, and each such Company Option shall be converted into the right to receive an amount equal to the product of (x) the number of shares of Company Capital Stock underlying such Company Option multiplied by (y) the excess of (1) the consideration specified in Section 1.6(b)(i) for Company Capital Stock (subject to the withholdings contemplated by Sections 1.6(b)(i) and 1.7(a)) minus (2) the exercise price per share of such Company Option.

(iv) Unaccredited Optionholders. Notwithstanding anything to the contrary herein, only with respect to Company Options that are not Assumed Options, Parent in its sole discretion may pay in cash any consideration payable hereunder that would otherwise be paid in shares of Parent Capital Stock if Parent reasonably believes that the intended recipient of such consideration is not “accredited” as defined in Rule 501 promulgated under Regulation D of the Securities Act (it being understood that under no circumstances shall Parent be prohibited from paying consideration in stock as otherwise provided hereunder).

(v) Necessary Actions. Prior to the Effective Time, and subject to the review and reasonable approval of Parent, the Company shall take all actions necessary to effect the transactions anticipated by this Section 1.6(c) under all Company Options, the Plan, and any other plan or arrangement of the Company (whether written or oral, formal or informal) governing the terms of any Company Options, including determination by the administrators of the Plan that the treatment of Company Options contemplated by this Section 1.6(c) is permissible under the terms of the Plan and the applicable equity award agreements, delivering all required notices, obtaining all necessary approvals and consents, and delivering evidence satisfactory to Parent that all necessary determinations by the Company Board or applicable committee of the Company Board to convert or terminate the Company Options in accordance with Section 1.6(c).

(d) Treatment of Company Warrants. At the Effective Time, each Company Warrant that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall terminate in its entirety.

(e) Total Consideration. Notwithstanding anything to the contrary herein, in no event shall Parent be required to pay an amount of consideration in excess of the Total Consideration, with shares of Parent Capital Stock valued at the Parent Signing Price.

1.7 Payment of Merger Consideration for Company Capital Stock.

(a) Escrow Deposit. On the Closing Date or as soon as practicable thereafter, Parent shall issue the Initial Escrow Shares to the Escrow Agent to hold in trust as an escrow fund (the “Escrow Fund”) under the terms of this Agreement and the Escrow Agreement. Upon deposit of the Initial Escrow

Shares with the Escrow Agent in accordance with the preceding sentence, Parent shall be deemed to have contributed on behalf of each Stockholder (other than any Stockholder that receives cash pursuant to the terms hereof because such Stockholder is not “accredited” as defined in Rule 501 promulgated under Regulation D of the Securities Act) such Person’s Pro Rata Portion of the Initial Escrow Shares to the Escrow Fund.

(b) Payment Spreadsheet. Not less than three (3) Business Days prior to the Closing, the Company shall deliver to Parent a payment spreadsheet (the “Payment Spreadsheet”) setting forth as of the Closing:

(i) the calculation of the Total Consideration, including each component thereof (including each Total Consideration Deduction, the Total Preferred Stock Consideration, the Preferred Quotient, the Total Common Stock Consideration, the Common Quotient and the Total Stock Consideration);

(ii) the calculation of the Per Share Stock Consideration and Per Share Cash Consideration (including the calculation of the Per Preferred Share Consideration and the Per Common Share Consideration, in each instance in cash and in stock);

(iii) the calculation of the Exchange Ratio;

(iv) with respect to each Stockholder (including any holder of Company Restricted Stock): (A) the name and address of such holder, and, if available, the e-mail address of such holder, (B) whether such holder is a current or former employee of the Company, (C) the number, class and series of shares of Company Capital Stock held by such holder and the respective certificate numbers, (D) the consideration that such holder is entitled to receive pursuant to Section 1.6(b)(i) (on a holder-by-holder basis and in the aggregate), (E) the Pro Rata Portion of such holder, (F) the amount of stock to be deposited into the Escrow Fund and on behalf of such holder pursuant to this Agreement, (G) the net stock amounts to be issued to such holder in accordance with Section 1.6(b)(i) after deduction of the amounts referred to in clause (F) (on a holder-by-holder basis and in the aggregate) and (H) whether such Stockholder will receive cash or stock;

(v) with respect to each holder of Company Restricted Stock: (A) the grant date and (B) the vesting schedule (including all acceleration provisions) applicable to such Company Restricted Stock;

(vi) with respect to each holder of a Company Option: (A) the name and address of the holder thereof, and, if available, the e-mail address of such holder, (B) whether such holder is an employee, consultant, director or officer of the Company or any Subsidiary, (C) the grant date and expiration date thereof, (D) whether such Company Option was granted pursuant to the Plan (and if so, which Plan), (E) the vesting schedule (including all acceleration provisions) applicable to such Company Option and the extent to which such Company Option is vested as of immediately prior to the Effective Time, (F) the exercise price per share and the number, class and series of shares of Company Capital Stock underlying such Company Option immediately prior to the Closing, (G) whether such holder is an Employee, Non-Employee Director, a Voluntary Terminating Employee, or Non-Continuing Employee (other than a Voluntary Terminating Employee), (it being understood that such information may be updated at any time prior to the Closing), (H) the number of shares of Parent Common Stock that will be subject to such Company Option following the Closing in accordance with Section 1.6(c), if applicable, (I) the exercise price per share of such Company Option following the Closing in accordance with Section 1.6(c), if applicable, (J) the consideration that such holder is entitled to receive in accordance with Section 1.6(c) and (K) whether such holder will receive cash or stock; and

(vii) in each instance with respect to clauses (i) through (vi) above such calculations and amounts in cash to the extent any amounts are paid or payable in cash.

(c) Payment Procedures. As soon as reasonably practicable after the Closing Date, Parent shall mail a letter of transmittal in the form set forth in Exhibit D (a “Letter of Transmittal”), an Indemnity Joinder Agreement and a Financing Joinder Agreement, as applicable, to each Stockholder at the address set forth opposite each such Stockholder’s name on the Payment Spreadsheet (except to the extent any of such documents have previously been received by Parent prior to the Closing from such Stockholder). After delivery to Parent of a Letter of Transmittal, the Joinder Agreements and any other documents (including applicable tax forms) that Parent or the Escrow Agent may reasonably require in connection therewith (except to the extent any of such documents have previously been received by Parent prior to the Closing from such Stockholder) (the “Exchange Documents”), duly completed and validly executed in accordance with the instructions thereto, and a certificate representing shares of Company Capital Stock (the “Company Stock Certificates”), Parent shall issue to the holder of such Company Stock Certificate the stock portion of the Merger Consideration issuable in respect thereto pursuant to Section 1.6(b)(i) and 1.6(b)(v) as set forth in the Payment Spreadsheet (less the number of shares of Parent Common Stock withheld and deposited in the Escrow Fund pursuant to Section 1.6(b)(i) and Section 1.7(a) as set forth in the Payment Spreadsheet), and the Company Stock Certificate so surrendered shall be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the stock payable, if any, in exchange for shares of Company Capital Stock (without interest) into which such shares of Company Capital Stock shall have been so converted. No portion of the Merger Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate and validly executed Exchange Documents pursuant hereto.

(d) Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificate shall have been lost, stolen or destroyed, the Parent shall pay and/or issue, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration, if any, payable and/or issuable in respect thereto pursuant to Section 1.6(b) upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent may, in its discretion, and as a condition precedent to the issuance thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as it may reasonably direct or (ii) provide an indemnification agreement in a form and substance acceptable to Parent against any claim that may be made against Parent or the Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.

(e) Transfers of Ownership. If any stock is to be disbursed pursuant to Section 1.6 and this Section 1.7 to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Merger Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(f) Shares of Parent Capital Stock. The shares of Parent Capital Stock issued by Parent to the Stockholders and holders of Company Options pursuant to Section 1.6(b), Section 1.6(c)(iii), and this Section 1.7 shall be placed in a restrictive class bearing the following restrictive legend:

THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION FROM SUCH REGISTRATION UNDER SAID ACT. THE ISSUER OF THESE SHARES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

(g) No Further Ownership Rights in Company Capital Stock. The stock amounts paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation or the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 1.7.

(h) No Liability. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation, or any party hereto shall be liable to a Stockholder for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.8 Adjustment for Net Working Capital.

(a) No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Pre-Closing Statement”) setting forth the Company’s reasonable best estimate of the amount of Closing Net Working Capital and all components thereof, and a calculation of the Total Consideration based on the foregoing amounts (the amount so calculated being referred to herein as the “Estimated Total Consideration”). The Pre-Closing Statement shall be prepared using the same accounting principles, practices, procedures, policies and methods, with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies that were employed in the preparation of the Financials (as defined below), except as set forth on Schedule 1.8(a) and, absent material error in the calculation, including the components, thereof, and after taking into account the reasonable comments of Parent, the Estimated Total Consideration shall form the basis for the payments to be made at Closing pursuant to Section 1.6. For the avoidance of doubt and notwithstanding anything to the contrary herein, the calculation of Closing Net Working Capital shall entirely disregard any and all effects on the working capital of the Company of (x) any Third Party Expenses, (y) Single Trigger Change in Control Payment that is taken into account in the determination of Total Consideration Deductions, and (z) any fees and expenses paid or payable to the Company’s accountants in connection with the preparation of the IPO Financial Statements.

(b) As promptly as practicable, but in no event later than one-hundred and twenty (120) days after the Closing Date, Parent may deliver to the Stockholder Representative a statement (the “Post-Closing Statement”) setting forth Parent’s calculation of Closing Net Working Capital and any contested components thereof, and a calculation of the Estimated Total Consideration based on the foregoing, together with reasonably detailed supporting documentation for such calculations. The Post-Closing

Statement shall be prepared using the same accounting principles, practices, procedures, policies and methods, with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies that were employed in the preparation of the Financials, except as set forth on Schedule 1.8(a). In the event that Parent does not deliver the Post-Closing Statement to the Company within one-hundred and twenty (120) calendar days after the Closing Date, each item on the Pre-Closing Statement shall be deemed undisputed and the Pre-Closing Statement shall be final and binding on the Parties and not subject to appeal.

(c) Parent shall provide the Stockholder Representative with reasonable access, during normal business hours, to the work papers of Parent and its accountants related to the preparation of the Post-Closing Statement, and Parent shall make reasonably available its employees knowledgeable about the information used in, and the preparation of, the Post-Closing Statement. The Stockholder Representative shall have sixty (60) days following its receipt of the Post-Closing Statement (the “Review Period”) to review the same together with all documentation and information requested in accordance with this Section 1.8(c) (which shall be promptly provided by Parent). On or before the expiration of the Review Period, the Stockholder Representative may deliver to Parent a written statement accepting or disputing the Post-Closing Statement. In the event that the Stockholder Representative shall dispute the Post-Closing Statement, such statement shall include a detailed itemization of the Stockholder Representative’s objections and the reasons therefor (such statement, a “Dispute Statement”). Any component of the Closing Net Working Capital or Estimated Total Consideration that is not disputed in a Dispute Statement shall be final and binding and not subject to appeal. If the Stockholder Representative does not deliver a Dispute Statement to Parent within the Review Period or delivers a statement accepting the Post-Closing Statement, the Post-Closing Statement shall be final and binding and not subject to appeal.

(d) If the Stockholder Representative delivers a Dispute Statement during the Review Period, Parent and the Stockholder Representative shall promptly meet and attempt in good faith to resolve their differences with respect to the disputed items set forth in the Dispute Statement during the thirty (30) calendar days immediately following Parent’s receipt of the Dispute Statement, or such longer period as Parent and the Stockholder Representative may mutually agree (the “Resolution Period”). Any such disputed items that are resolved by Parent and the Stockholder Representative during the Resolution Period shall be final and binding and not subject to appeal. If Parent and the Stockholder Representative do not resolve all such disputed items by the end of the Resolution Period, either Parent or the Stockholder Representative may submit all items then remaining in dispute with respect to the Dispute Statement to a nationally recognized independent accounting firm upon which Parent and the Stockholder Representative shall reasonably agree (the “Accounting Firm”) for review and resolution. The Accounting Firm shall act as an expert and not an arbitrator. The Accounting Firm shall (i) make any calculations in accordance with the same accounting principles, practices, procedures, policies and methods, with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies that were employed in the preparation of the Financials, except as set forth on Schedule 1.8(a), (ii) shall determine only those items remaining in dispute between Parent and the Stockholder Representative, and (iii) shall only be permitted or authorized to determine an amount with respect to any such disputed item that is either the amount of such disputed item as proposed by Parent in the Post-Closing Statement or the amount of such disputed item as proposed by the Stockholder Representative in the Dispute Statement. Each of Parent and the Stockholder Representative shall (A) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise cooperate with the Accounting Firm, (B) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Accounting Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other party’s position with respect to such disputed items and (C) subject to customary confidentiality and indemnity agreements, provide the Accounting Firm with access to their respective books, records, personnel and such other information as the Accounting Firm may require in order to render its determination. The Accounting Firm shall be instructed to deliver to Parent and the Stockholder Representative a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Parent and the Stockholder Representative) of the disputed items within thirty (30) calendar days of receipt of the disputed items, which determination shall be final and binding and not subject to appeal. All fees and expenses relating to the work, if any, to be performed by the Accounting Firm will be allocated between Parent, on the one hand, and the Stockholder Representative, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Accounting Firm) bears to the total disputed amount of such items so submitted.

(e) The Total Consideration shall be as determined in accordance with the final, binding and nonappealable resolution of the calculation of the amount of Closing Net Working Capital pursuant to the terms of this Section 1.8. If, based on the final determination of Total Consideration and Closing Net Working Capital, there exists a Net Working Capital Shortfall, then within five (5) Business Days after such final determination, Parent and the Stockholder Representative shall direct the Escrow Agent to deliver to Parent an aggregate number of Initial Escrow Common Shares and Initial Escrow Preferred Shares, valued at the Parent Signing Price and in accordance with each Seller Indemnifying Party’s Pro Rata Portion, equal to the cash amount equal to such excess.

1.9 Withholding Taxes. The Company, the Escrow Agent, Parent, and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax law or under any Legal Requirements or applicable Orders. Each of the Company, the Escrow Agent, Parent, and the Surviving Corporation shall request IRS Forms W-8 and/or W-9 from the recipients of the consideration. To the extent such amounts are so deducted or withheld and remitted to the applicable Person, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.10 Tax Consequences. The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. Each party hereto shall cause all Tax Returns relating to the Merger filed by such party to be filed on the basis of treating the Merger as a “reorganization” within the meaning of Section 368(a)(1) of the Code unless otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code).

1.11 Taking of Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, or to vest Parent with full right, title and possession to all of the Company Capital Stock, then each of the Surviving Corporation, Parent and the officers and directors of each of the Surviving Corporation and Parent are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Subject to such exceptions as are disclosed in the specific section, subsection or subclause of the disclosure schedule delivered by the Company to Parent on the date hereof prior to the execution and delivery hereof (the “Disclosure Schedule”) that corresponds to the specific section, subsection or subclause of each representation and warranty set forth in this ARTICLE II (provided, however, that any information set forth in a section, subsection or subclause of the Disclosure Schedule shall be deemed to be disclosed for purposes of, and shall qualify, the corresponding section, subsection or subclause of this Agreement and any other section, subsection or subclause of this Agreement, where it is reasonably apparent on the face of such disclosure that such information applies to such other section, subsection or subclause), the Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1 Organization and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification or license necessary to the Company’s business as currently conducted, except where the failure to be so qualified or licensed would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company has Made Available true, correct and complete copies of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”), and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”). Except as set forth in Section 2.1 of the Disclosure Schedule, since the date of the Charter Documents, the Company Board has not approved or proposed any amendment to any of the Charter Documents. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company.

2.2 Authority and Enforceability.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and, subject to receipt of the Requisite Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company (including the unanimous approval of the Company Board) and no further corporate or other action is required on the part of the Company to authorize this Agreement and any Related Agreements to which the Company is a party or to consummate the Transactions, other than the adoption of this Agreement and approval of the Merger by the Stockholders of the Company who hold (a) at least a majority of the voting power of the outstanding shares of Company Capital Stock, voting together as a single class on an as converted into Company Common Stock basis, and (b) at least sixty-six and two thirds (66 2/3%) of the voting power of the outstanding shares of Company Preferred Stock, voting together as a single class (clauses (a) and (b), collectively, the “Requisite Stockholder Approval”). The Requisite Stockholder Approval is the only vote of the Stockholders required under applicable Legal Requirements, Delaware Law, the Charter Documents and all Contracts to which the Company or any Subsidiary is a party to legally adopt this Agreement and approve the Transactions.

(b) The Company Board has unanimously determined that this Agreement and the Transactions are advisable, fair to, and in the best interests of, the Company and its Stockholders,

approved this Agreement and the Transactions, and recommended to the Stockholders to vote in favor of adoption of this Agreement and approval of the Transactions. The Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of Delaware Law are not applicable to this Agreement and the Transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover Legal Requirement (such Law, including Section 203 of Delaware Law, “Takeover Law”) applies to this Agreement or the Transactions.

(c) This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (x) Legal Requirements of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (y) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity (clauses (x) and (y) collectively, the “Enforceability Limitations”).

2.3 Governmental Approvals and Consents. No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by, or with respect to, the Company or any Subsidiary in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or any Subsidiary is a party or the consummation of the Transactions, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act, (b) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state “blue sky” laws, and (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

2.4 No Conflicts. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in the imposition of any Lien upon any material assets of the Company or its Subsidiaries under, (a) any provision of the Charter Documents or the organizational documents of any Subsidiary, as amended, (b) any Material Contract (as defined below) to which the Company or any Subsidiary is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound or (c) any Legal Requirement or Order applicable to the Company or any Subsidiary or any of their respective material properties or material assets (whether tangible or intangible). Section 2.4 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contracts as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company and the Subsidiaries, as the case may be, under such Contracts from and after the Effective Time, other than as would not be material to the Company and its Subsidiaries, taken as a whole.

2.5 Company Capital Structure.

(a) As of the date hereof the authorized capital stock of the Company consists of 3,750,000 shares of Company Common Stock, of which 1,594,809 shares are issued and outstanding; 2,000,000 shares of Company Preferred Stock, of which 1,836,511 shares are issued and outstanding; 1,350,000 shares of Company Series AA Preferred Stock, of which 1,285,588 shares are issued and outstanding and 650,000 shares of Company Series BB Stock, of which 550,923 shares of Company Series BB Preferred

Stock are issued and outstanding. Each share of Company Preferred Stock is convertible on a one-share-for-one-share basis into Company Common Stock. As of the date hereof, the Company Capital Stock is held by the Persons and in the amounts set forth in Section 2.5(a) of the Disclosure Schedule which further sets forth for each such Person the number of shares held, class and/or series of such shares, the number of the applicable stock certificates representing such shares and the domicile addresses of record of such Persons. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound.

(b) Except as set forth in Section 2.5(b) of the Disclosure Schedule, all outstanding shares of Company Capital Stock (including Company Restricted Stock) and Company Options have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in compliance with all applicable Legal Requirements. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Other than the Company Capital Stock set forth in Section 2.5(a) of the Disclosure Schedule, the Company has no other capital stock authorized, issued or outstanding.

(c) Except for the Plan and as set forth in Section 2.5(c) of the Disclosure Schedule, neither the Company nor any Subsidiary has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity or equity-related compensation to any person (whether payable in shares, cash or otherwise). The Company has reserved 623,633 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options under the Plan, of which (i) 363,890 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Plan, (ii) zero share has been issued upon the exercise of options granted under the Plan and remain outstanding as of the date hereof, and (iii) 295,743 shares remain available for future grant. The terms of the Plan and the applicable agreements for each Company Option permit the termination of Company Options or Company Restricted Stock, as applicable, as provided in this Agreement, without the consent or approval of the holders of such securities, the Stockholders or otherwise. True and complete copies of all agreements and instruments relating to or issued under the Plan have been Made Available and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof Made Available. No holder of Company Options has the ability to early exercise any Company Options for shares of Company Restricted Stock under the Plan or any other Contract relating to such Company Options. All holders of Company Options are current or former employees or non-employee directors or consultants or service providers of the Company.

(d) No bonds, debentures, notes or other indebtedness of the Company or any Subsidiary (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof.

(e) Except as set forth on Section 2.5(e) of the Disclosure Schedule and except for the Company Options and the Company Warrants, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any Subsidiary is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. None of the Company, the Company Board, any committee thereof or the administrator of the Plan has resolved to accelerate or accelerated the vesting of any Company Restricted Stock or Company

Options in contemplation of the Transactions. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any Subsidiary (whether payable in shares, cash or otherwise). Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any Subsidiary, and there are no agreements to which the Company or any Subsidiary is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock, in each case that would be applicable to the shares of Parent Capital Stock to be issued in the Merger.

2.6 Company Subsidiaries.

(a) Section 2.6(a) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity of which the Company owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body (each, a “Subsidiary”), including its form and state of organization, ownership and states in which qualified to do business, and the names of each of its officers and directors. Each Subsidiary is a corporation, limited liability company or similar legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary has the corporate power to own its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted. Each Subsidiary is duly qualified or licensed (to the extent such concepts are applicable) to do business and is in good standing in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications or licenses necessary, except where the failure to be so qualified or licensed would not reasonably be material to the Company and its Subsidiaries, taken as a whole. A true, correct and complete copy of each Subsidiary’s charter documents and bylaws (or similar charter documents), each as amended to date and in full force and effect on the date hereof, has been Made Available. All of the outstanding shares or other equity interests of each Subsidiary are owned of record and beneficially by the Company. All outstanding shares or other equity interests of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by the charter documents or bylaws of such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, have been issued in compliance with all applicable Legal Requirements, and are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Subsidiary is a party or by which any Subsidiary is bound obligating the Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock or other equity interests of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Subsidiaries. Section 2.6(a) of the Disclosure Schedule lists the directors and officers of each Subsidiary as of the date of this Agreement. None of the Subsidiaries is or has ever been in violation of its articles or certificate of incorporation, bylaws or other applicable constituent governing documents. All outstanding shares or other equity interests of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable.

(b) Section 2.6(b) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity (other than the Subsidiaries listed in Section 2.6(a) of the Disclosure Schedule) in which the Company owns any shares or any interest. Neither the Company nor any Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Person.

2.7 Company Financial Statements; Internal Financial Controls.

(a) Section 2.7(a) of the Disclosure Schedule sets forth the Company’s (i) audited consolidated balance sheets as of December 31, 2012, and the related consolidated statements of income, cash flow and stockholders’ equity for the respective twelve (12) month periods then ended (the “2012 Financials”), and (ii) unaudited consolidated balance sheet as of December 31, 2013 (the “Balance Sheet Date”) and the related unaudited consolidated statements of income for the twelve (12) month period then ended (the “2013 Financials”). The 2012 Financials and the 2013 Financials (collectively referred to as the “Financials”) are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except that the 2013 Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly in all material respects the Company’s consolidated financial condition and operating results as of the dates and during the periods indicated therein, subject in the case of the 2013 Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.” The Books and Records (as defined below) of the Company and each Subsidiary have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and the Financials are consistent in all material respects with such Books and Records.

(b) The Company has Made Available an aging schedule with respect to the billed accounts receivable of the Company and the Subsidiaries as of the Balance Sheet Date indicating a range of days elapsed since invoice. All of the accounts receivable, whether billed or unbilled, of the Company and the Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis and are not subject to any other repurchase or return arrangement. No Person has any Lien on any accounts receivable of the Company or any Subsidiary and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company or any Subsidiary.

(c) The Company and each Subsidiary has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Financials), in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Subsidiaries, (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and the Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and the Subsidiaries. Neither the Company nor any Subsidiary has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any Subsidiary, (ii) any fraud that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any Subsidiary or (iii) any claim or allegation regarding any of the foregoing.

(d) Neither the Company nor any Subsidiary is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any Subsidiary in the Company’s consolidated financial statements.

(e) Neither the Company nor any Subsidiary has received any written complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in any accounting practices in violation of Legal Requirements, nor does the Company have any Knowledge as of the date hereof of any such practices. No attorney representing the Company or any Subsidiary has provided to the Company or any Subsidiary written notice or evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company. The Company and the Subsidiaries have not had any dispute with any of their auditors regarding accounting matters or policies during any of their past three full fiscal years or during the current fiscal year-to-date.

2.8 No Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liability of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements prepared in accordance with GAAP), except for those liabilities that (a) have been reflected in the Current Balance Sheet, (b) incurred in connection with this Agreement, (c) relating to the performance of the Material Contracts identified in the Disclosure Schedule (none of which is a liability relating to breach of contract), or (d) which have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and do not exceed $250,000 in the aggregate.

2.9 No Changes. Since the Balance Sheet Date, except for actions expressly contemplated by this Agreement, the business of the Company and the Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and (a) no Company Material Adverse Effect has occurred, and (b) neither the Company nor any Subsidiary has taken any action that would require the consent of Parent under Section 4.2 if proposed to be taken after the date hereof.

2.10 Tax Matters.

(a) Tax Returns and Payments. Each return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including any amendment thereof or attachment thereto (each, a “Tax Return”) required to be filed by or on behalf of the Company or any Subsidiary with any Governmental Entity prior to or on the Closing Date (a “Company Return”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All material Taxes required to be paid on or before the Closing Date by the Company or the Subsidiaries have been or will be timely paid. The Company has delivered or made available to Parent accurate and complete copies of all income and other material Company Returns filed since January 1, 2010, other than immaterial information Tax Returns (e.g., Forms W-2 and 1099) unless requested by Parent.

(b) Reserves for Payment of Taxes. The Financials accrue all material liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company and each Subsidiary, as the case may be, will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of the Balance Sheet Date through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date. Neither the Company nor any Subsidiary has incurred any liability for Taxes since the Balance Sheet Date outside of the ordinary course of business.

(c) Audits; Claims. No Company Return is currently under examination or audit by any Governmental Entity. Neither the Company nor any Subsidiary has received from any Governmental Entity any: (i) written notice indicating an intent to open an audit or other review; (ii) written request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment. No extension or waiver of the limitation period applicable to any Company Returns has been granted by or requested from the Company or any Subsidiary. No claim or legal proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary in respect of any Tax. There are no liens for Taxes upon any of the assets of the Company or any Subsidiary except liens for current Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings (and for which there are adequate accruals, in accordance with GAAP).

(d) Legal Proceedings; Etc. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company or any Subsidiary with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company or a Subsidiary and with respect to which adequate reserves for payment have been established).

(e) Distributed Stock. Neither the Company nor any Subsidiary has distributed stock of another Person, and neither the Company nor any Subsidiary has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f) Adjustment in Taxable Income. Neither the Company nor any Subsidiary is currently, and neither the Company nor any Subsidiary for any period for which a Company Return has not been filed will be, required to include any adjustment in taxable income for any taxable period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local or non-U.S. Tax laws) as a result of transactions, events or accounting methods employed prior to the Merger.

(g) 280G; Tax Indemnity Agreements; Etc. There is no (i) agreement, plan, arrangement or other Contract covering any Employee that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code, or if any such agreement, plan, arrangement or Contract may reasonably be expected to give rise to an amount that would not be deductible under Section 280G, the Company shall undertake the process described in Section 5.2(b) of this Agreement; or (ii) agreement, plan, arrangement or other Contract by which the Company or any Subsidiary is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Neither the Company nor any Subsidiary currently is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract (other than a Contract, such as a lease, the primary purposes of which does not relate to Taxes). Section 2.10(g)(iii) of the Disclosure Schedule lists all persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof. Neither the Company nor any Subsidiary has any liability for Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. law) as a transferee or successor, by Contract (other than a Contract, such as a lease, the primary purpose of which is not related to Taxes), by operation of law or otherwise.

(h) No Other Jurisdictions for Filing Tax Returns. There are no jurisdictions in which the Company or any Subsidiary is required to file a Tax Return other than the jurisdictions in which the Company or such Subsidiary has filed Tax Returns. No written claim has ever been made by a Governmental Entity in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that the Company or a Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction.

(i) Transfer Pricing. The Company and each Subsidiary is in material compliance in all respects with all applicable transfer pricing laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology. The prices for any property or services (or for the use of any property), including interest and other prices for financial services, provided by or to the Company or any Subsidiary are arm’s-length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(j) Tax Shelters; Listed Transactions; Etc. Neither the Company nor any Subsidiary has consummated or participated in, nor is the Company or any Subsidiary currently participating in, any transaction which was or is a “tax shelter” as defined in Sections 6662 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any Subsidiary has ever participated in, nor is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of U.S. state, local, or non-U.S. Legal Requirements. The Company and each Subsidiary has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of U.S. state, local or non-U.S. law).

(k) Section 83(b). Except as set forth on Section 2.10(k) of the Disclosure Schedule, each Person who holds shares of Company Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code has provided the Company with a copy of an election under Section 83(b) of the Code with respect to such shares, and to the Knowledge of the Company, such elections were validly filed.

(l) Withholding. Each of the Company and the Subsidiaries: (i) has complied with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any non-U.S. Legal Requirement); (ii) has, within the time and in the manner prescribed by applicable Legal Requirements, withheld from employee wages or consulting compensation or other payments to third parties and timely paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including U.S. federal and state income and employment Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, and relevant non-U.S. income and employment Tax withholding Legal Requirements; and (iii) has timely filed all withholding Tax Returns, for all periods.

(m) Consolidated Groups. Neither the Company nor any Subsidiary has ever been a member of an affiliated, combined, consolidated or unitary group (including within the meaning of Code §1504(a)) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company).

(n) Section 897. Neither the Company nor any Subsidiary: (i) is or has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; or (ii) has made the election provided under section 897(i) of the Code.

(o) Section 409A.

(i) Section 2.10(o)(i) of the Disclosure Schedule lists each Company Employee Plan and Contract between the Company or any ERISA Affiliate and any Employee, in each case, that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder (“Section 409A”). Each such nonqualified deferred compensation plan, if any, has been at all times since January 1, 2005 in operational compliance with Section 409A and at all times since January 1, 2009 in documentary compliance with Section 409A. No compensation shall be includable in the gross income of any Employee as a result of the operation of Section 409A with respect to any Company Employee Plan or other arrangements or agreements which is or has been in effect at any time prior to the Effective Time. To the extent required, the Company and each Subsidiary has properly reported and/or withheld and remitted on amounts deferred under any Company nonqualified deferred compensation plan subject to Section 409A. There is no Contract to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee of the Company, which individually or collectively could require the Company or any of its Affiliates to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any Employee for Tax-related payments under Section 409A. There is no Contract to which the Company or any Subsidiary is a party, including the provisions of this Agreement, which, individually or collectively, could give rise to a Parent, Company, Surviving Corporation, or Subsidiary Tax under Section 409A or that would give rise to an Employee Tax and/or Parent, Company, Surviving Corporation or Subsidiary reporting obligations under Section 409A.

(ii) Except as set forth on Section 2.10(o)(ii) of the Disclosure Schedule, no Company Option or other stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) (w) has an exercise price that was less than the fair market value of the underlying equity as of the date such option or right was granted (as determined in accordance with Section 409A of the Code or, in the case of incentive stock options, in accordance with Section 422 of the Code), (x) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, (y) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A), or (z) has ever been accounted for other than fully in accordance with GAAP in the Company’s audited financial statements provided to Parent.

(p) Other. Other than this Section 2.10(p) and the representations and warranties contained in Section 2.10(f), no provision contained in this Section 2.10 shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) beginning on or after the Closing Date. Notwithstanding anything to the contrary in this Section 2.10, the Company makes no representation as to the amount of, or limitations on, any net operating losses, Tax credit carry-forwards or other Tax attributes that the Company or any Subsidiary may have following the Closing.

2.11 Real Property. Neither the Company nor any Subsidiary owns any real property, nor has the Company or any Subsidiary ever owned any real property. Section 2.11 of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or any Subsidiary or otherwise used or occupied by the Company or any Subsidiary (collectively, the “Leased Real Property”). Section 2.11 of the Disclosure Schedule sets forth a list of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property (collectively, the “Lease Agreements”). The Company and the Subsidiaries currently occupy all of the Leased Real Property for the operation of its business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. Neither the Company nor any Subsidiary owes brokerage commissions or finders’ fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements. The Company and each Subsidiary has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and has no continuing liability with respect to such terminated agreements. To the Knowledge of the Company, the Leased Real Property is in good operating condition and repair, free from any material structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the Company’s business as currently conducted. Neither the operation of the Company or any Subsidiary on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such Leased Real Property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.

2.12 Tangible Property. Except as set forth in Section 2.12 of the Disclosure Schedule, the Company and each Subsidiary has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (a) as reflected in the Current Balance Sheet, (b) Liens for Taxes not yet due and payable, and (c) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby. The material items of equipment owned or leased by the Company or any Subsidiary (i) are adequate for the conduct of the business of the Company and the Subsidiaries as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

2.13 Intellectual Property.

(a) Disclosures. The Disclosure Schedule accurately identifies and describes:

(i) in Section 2.13(a)(i) of the Disclosure Schedule, each Company Product;

(ii) in Section 2.13(a)(ii) of the Disclosure Schedule, (A) each item of Registered IP in which the Company or any Subsidiary has or purports to have an ownership interest; and (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial number;

(iii) in Section 2.13(a)(iii) of the Disclosure Schedule, (A) all material Licensed IP (other than software subject to Open Source Licenses and any non-customized, commercially available software); and (B) the Licensed IP Contract related to each item of such material Licensed IP identified in (A) above; and

(iv) in Section 2.13(a)(iv) of the Disclosure Schedule, each material Company IP Contract, other than (A) non-disclosure agreements, (B) nonexclusive licenses that have been entered into in the ordinary course of business, and (C) rights granted to contractors or vendors to use Company IP for the sole benefit of the Company; and

(v) in Section 2.13(a)(v) of the Disclosure Schedule, each Contract pursuant to which the Company or any of its Subsidiaries has licensed Intellectual Property Rights from a third party on an exclusive basis.

(b) Standard Form IP Agreements. The Company has Made Available a true, correct and complete copy of each Standard Form IP Contract.

(c) Ownership Free and Clear. Except as set forth in Section 2.13(c) of the Disclosure Schedule, the Company and each of the Subsidiaries exclusively own all right, title and interest to and in the Company IP free and clear of any Liens. Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to perfect the rights of the Company and the Subsidiaries in the Company IP that is Registered IP have been validly executed, delivered and filed in a timely manner with the applicable Governmental Entity;

(ii) each Person who: (a) is or was an employee or independent contractor of the Company or any Subsidiary, and (b) is or was involved in the creation or development of any material Intellectual Property or Intellectual Property Rights for the Company or a Subsidiary, has signed a valid and enforceable agreement sufficient to irrevocably assign such Intellectual Property Rights to the Company or any of the Subsidiaries and containing confidentiality provisions protecting the Company IP or substantially in the Company’s Standard Form IP Contract for consultants or independent contractors, as the case may be;

(iii) no Employee or former employer of any Employee has any claim, right or interest to or in any Company IP;

(iv) to the Knowledge of the Company, no employee or independent contractor of the Company or any Subsidiary is in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality;

(v) to the Knowledge of the Company, no funding, facilities or personnel of any Governmental Entity were used to develop or create any Company IP;

(vi) each of the Company and the Subsidiaries has taken reasonable steps to maintain the confidentiality of all proprietary information held by such entity, or purported to be held by such entity, as a trade secret, including any confidential information or trade secrets provided to the Company or a Subsidiary under an obligation of confidentiality;

(vii) neither the Company nor any Subsidiary has assigned or otherwise transferred ownership, or agreed to assign or otherwise transfer ownership, to any person of any Intellectual Property Right to any other Person that is (or was at the time of assignment or transfer) material to any of the respective businesses of the Company or any Subsidiary as currently conducted;

(viii) neither the Company nor any Subsidiary is currently or has been a member or promoter of, or a contributor to, any industry standards body that could require or obligate the Company or any Subsidiary to grant or offer to any other Person any license or right to any Company IP;

(ix) no third party that has licensed Intellectual Property Rights that are included in or used for the provision of Company Products or provided any Intellectual Property that is included in or used for the provision of Company Products, has retained ownership of or has retained exclusive license to rights under any Intellectual Property Rights in any improvements, modifications or derivative works made solely or jointly by the Company or any Subsidiary under such license

(x) neither the Company nor any Subsidiaries has granted to any third party the right to create or prepare any improvements, modifications or derivative works of any Company IP, and no third party owns any Intellectual Property Rights in any improvements, modifications or derivative works of any Company IP;

(xi) neither the Company nor any Subsidiary has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company or any Subsidiary; and

(xii) each of the Company and the Subsidiaries owns or otherwise has, and after the Closing will continue to have, all Intellectual Property Rights and Intellectual Property needed to conduct the business of such entity as currently conducted.

(d) Valid and Enforceable. All filings, payments and other actions required to be made or taken to maintain each item of Company IP that is Registered IP in full force and effect have been made by the applicable deadline. To the Knowledge of the Company, there is no basis for a claim that any Company IP is invalid or, except for pending applications, unenforceable. The Company and Subsidiaries have made available a list and description of actions that must be taken by Company or any Subsidiary within 120 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of perfecting, maintaining or renewing any Registered IP.

(e) Effects of the Merger. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of the Transactions or any such other agreement will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company IP; (ii) a breach of any Contract listed or required to be listed in Sections 2.13(a)(ii) or 2.13(a)(iii) of the Disclosure Schedule; or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP or any Intellectual Property Rights owned by, or licensed to, Parent, other than pursuant to Contracts to which Parent is a party prior to the date hereof.

(f) No Third Party Infringement of Company IP. To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP. The Company has Made Available a true, correct and complete copy of each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any Subsidiary or any of their respective representatives regarding any actual, alleged or suspected infringement or misappropriation of any Company IP.

(g) No Infringement of Third Party IP Rights. Neither the Company nor any Subsidiary is infringing, misappropriating or otherwise violating, or has ever infringed, misappropriated or otherwise violated, any Intellectual Property Right of any other Person, and the conduct of the business of the Company and the Subsidiaries when conducted in substantially the same manner after the date hereof by the Company and the Subsidiaries, will not infringe, misappropriate or otherwise violate any Intellectual

Property Right of any other Person (including patents issuing on patent applications filed as of the date hereof), violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under any Legal Requirement. Without limiting the generality of the foregoing: (i) no infringement, misappropriation or similar claim or legal proceeding is pending or has been threatened against the Company or any Subsidiary or, to the Knowledge of the Company, against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or any Subsidiary with respect to such claim or legal proceeding; and (ii) neither the Company nor any Subsidiary has received any notice or other communication (in writing or otherwise) (A) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person or (B) inviting the Company or any Subsidiary to license the Intellectual Property Right of another Person.

(h) No Harmful Code. To the knowledge of the Company, none of the Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file, all without the user’s consent (collectively, “Harmful Code”).

(i) Security Measures. The Company and the Subsidiaries have taken reasonable steps and implemented reasonable procedures designed to ensure that the information technology systems used in connection with the operation of the respective businesses of the Company or any Subsidiary are free from any Harmful Code. To the Company’s Knowledge, there have been no material unauthorized intrusions or breaches of the security of the information technology systems used in connection with the operation of the respective businesses of the Company or any Subsidiary.

(j) No Spyware or Malware. None of the Company Software is intended to perform the following functions, without the knowledge and consent of the owner or user of a computer system: (i) collects Personal Data stored on the computer system; (ii) interferes with the owner’s or an authorized user’s control of the computer system; (iii) changes or interferes with settings, preferences or commands already installed or stored on the computer system without the knowledge of the owner or an authorized user of the computer system; (iv) changes or interferes with data, that is stored, accessed or accessible on any computer system in a manner that obstructs, interrupts or interferes with lawful access to or use of that data by the owner or an authorized user of the computer system; (v) causes the computer system to communicate with another computer system, or other device, without the authorization of the owner or an authorized user of the computer system; (vi) installs a computer program that may be activated by a third party without the knowledge of the owner or an authorized user of the computer system.

(k) Use of Open Source Code.

(i) Section 2.13(k)(i) of the Disclosure Schedule accurately identifies and describes each item of Company Software that is subject to the GNU General Public License, the Affero General Public License, the GNU Lesser General Public License, the Eclipse Public License, the Common Public License, the Mozilla Public License, or any other license identified as an open source license by the Open Source Initiative (www.opensource.org) (each, an “Open Source License” and, such software, collectively, “Open Source Software”). For each item of Open Source Software that is associated with a Copyleft License, Section 2.13(k)(i) of the Disclosure Schedule further identifies the manner in which such Open Source Software was incorporated into, linked with, distributed with or used in the development of any Company Product.

(ii) Each of the Company and the Subsidiaries has complied with all of the terms and conditions of each applicable Open Source License, including all requirements pertaining to warranty disclaimers, attribution and copyright notices.

(iii) Neither the Company nor any Subsidiary has used, modified, or distributed any Open Source Software in a manner that requires any material Company IP or any portion of any Company Product to which the Company or any of its Subsidiaries own or purport to own the copyright(s) (other than such unmodified Open Source Software) to be subject to any Copyleft License. To the Knowledge of the Company and its Subsidiaries, neither the Company nor any Subsidiary has used, modified, or distributed any Open Source Software in a manner that requires any portion of the Company Products to which the copyrights are owned by third parties (other than such unmodified Open Source Software) to be subject to any Copyleft License.

(l) Privacy Policies. The Company has Made Available each Company Privacy Policy in effect at any time since the inception of the Company and each Subsidiary and identifies the period of time during which such Company Privacy Policy was or has been in effect. Each of the Company and the Subsidiaries has complied, and the conduct of the business of each such entity as currently conducted by each such entity to be conducted will comply, at all times with all of the Company Privacy Policies and with all Privacy Legal Requirements. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the Transactions, nor the Company’s or the Subsidiaries’ collection, disclosure to Parent, possession, or use of any Personal Data or any data or information in the Company Databases, will result in any violation of any Company Privacy Policy or any Privacy Legal Requirement. None of the disclosures made or contained in any Company Privacy Policy has been inaccurate, misleading or deceptive or in violation of any Privacy Legal Requirement (including containing any material omission).

(m) Personal Data Processing Agreements. The Company has Made Available a true, correct and complete copy of each standard form of: (i) data, storage or hosting agreement; or (ii) professional services, outsourced services, or consulting agreement containing obligations of the Company or the Subsidiaries relating to Personal Data.

(n) Personal Data Protection Practices. The information security practices used with respect to all Private Information maintained at any time by or on behalf of the Company or the Subsidiaries conform, and at all times have conformed in all material respects with, applicable Legal Requirements.

2.14 Material Contracts.

(a) Section 2.14(a) of the Disclosure Schedule identifies, as of the date of this Agreement (provided that the disclosures required by Section 2.14(a)(xv) shall be provided and deemed incorporated into the Disclosure Schedule not more than five (5) Business Days after the date hereof), in each subpart that corresponds to the subsection listed below, any Contract in effect as of the date hereof, (x) to which the Company or any Subsidiary is a party or (y) by which the Company or any Subsidiary or any of their assets is bound or under which the Company or any Subsidiary has any obligation (the Contracts described below, whether or not set forth in Section 2.14(a) of the Disclosure Schedule, being referred to herein as the “Material Contracts”):

(i) that is with a Significant Customer or a Significant Supplier;

(ii) pursuant to which the Company or any Subsidiary (A) has been appointed a partner, reseller, dealer, or distributor or OEM or (B) has appointed another party as dealer, distributor, sales representative, OEM, value added reseller, remarketer or reseller of any of the Company Products;

(iii) pursuant to which the Company or any Subsidiary is bound to or has committed to provide any Company Product to any third party on a most favored pricing basis;

(iv) pursuant to which the Company or any Subsidiary is bound to, or has committed to provide or license (A) any patents that are Company IP to any third party, or (B) any Intellectual Property Rights to any third party on an exclusive basis, or (C) any commitment to acquire or license any product or service on an exclusive basis from a third party;

(v) imposing any restriction by its terms on the right or ability of the Company or any Subsidiary (or that would purport by its terms to limit the freedom of Parent or any of its Affiliates): (A) to compete with any other Person or to engage in any line of business, market or geographic area, or to sell, license, manufacture or otherwise distribute any of its technology or products, or from providing services, to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market; or (B) to solicit the employment of, or hire, any potential employees, consultants or independent contractors (other than non-disclosure agreements entered into in the ordinary course of business); notwithstanding the foregoing in this sub-section (v), restrictions relating to the license grants of Intellectual Property Rights from third Persons to the Company or any Subsidiary (or restrictions on the use of the software or Intellectual Property Rights embodied in such licenses) shall not be considered Material Contracts even if they otherwise meet the requirements of this sub-section (v);

(vi) that grants (A) any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of the Subsidiaries, or (B) any royalties to any Person;

(vii) set forth or required to be set forth in Sections 2.13(a)(ii) of the Disclosure Schedule;

(viii) set forth or required to be set forth in Section 2.15(a)(1) of the Disclosure Schedule;

(ix) that is a Lease Agreement;

(x) relating to capital expenditures and involving future payments in excess of $100,000 individually or $500,000 in the aggregate;

(xi) relating to the settlement of any Action for an amount in excess of $50,000;

(xii) relating to (A) the disposition or acquisition by the Company of material assets in any other Person or (B) the acquisition by the Company of any securities of any other Person;

(xiii) Contract of any guaranty, pledge, performance or completion bond, indemnity or surety arrangement, but excluding indemnities granted in the ordinary course of business in connection with the sale of Company Products, standard customer, supplier and distributor Contracts, and indemnification agreements with officers or directors of the Company or its Subsidiary that have been made available to Parent;

(xiv) creating or governing any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(xv) any prime (direct) contract executed or submitted to or on behalf of any Governmental Entity;

(xvi) any Contract not required to be listed above pursuant to which any obligations continue to be outstanding and that contemplates or involves: (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $500,000 per year in the aggregate; or (B) the performance of services having a value in excess of $500,000 per year in the aggregate.

(b) The Company has Made Available true, correct and complete copies of all written Material Contracts in effect as of the date hereof, including all amendments thereto. Section 2.14(b) of the Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form. Each Material Contract is valid and in full force and effect and is enforceable against the Company and by the Company or the Subsidiaries in accordance with its terms, subject to the Enforceability Limitations. Neither the Company nor any Subsidiary has violated or breached in any material respect, or committed any material default under, any Material Contract, and, to the Knowledge of the Company, no other Person has violated or breached in any material respect, or committed any material default under, any such Material Contract. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to: (i) result in a violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract. Neither the Company nor any Subsidiary has received any written notice regarding any actual or possible violation or breach of, or default under, any Material Contract. Neither the Company nor any Subsidiary has waived any of its material rights under any Material Contract. Neither the Company nor any Subsidiary has received any written notice from a Person threatening to terminate or refuse to perform its obligations under any Material Contract (regardless of whether such Person has the right to do so under such Contract).

2.15 Employee Benefit Plans.

(a) Schedule. Section 2.15(a)(1) of the Disclosure Schedule contains an accurate and complete list of each material Company Employee Plan and each material Employee Agreement, including any specific Employee Agreement providing severance or material post-termination payments and/or benefits and any specific Employee Agreement providing any specific obligations resulting in additional material liability for the Company or any Subsidiary. No Person who is or was ineligible to participate in any Company Employee Plan is a participant in any Company Employee Plan. Neither Company, any Subsidiary nor any ERISA Affiliate has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement materially (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Section 2.15(a)(2) of the Disclosure Schedule sets forth a table setting forth the name, hiring date, title, current annual salary or base wages, commissions, bonus paid for the current year, overtime classification, accrued but unpaid vacation balances of each current employee of the Company and each of the Subsidiaries as of December 31, 2013, including with respect to any Employees on a leave of absence, the date the leave commenced and the expected date of return to work of such Employee. To the Knowledge of the Company, no employee listed on Section 2.15(a)(2) of the Disclosure Schedule has delivered written notice to the Company evidencing an intent to terminate his or her employment for any reason, other than in accordance with any employment arrangements as may be provided for in this Agreement. Section 2.15(a)(3) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a consulting or advisory relationship with the Company or any Subsidiary.

(b) Documents. The Company and each of the Subsidiaries has Made Available (i) correct and complete copies of all material documents embodying each Company Employee Plan and each Employee Agreement including all material amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group or other insurance contracts, (vi) all material communications to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any material amendments, terminations, establishments, increases or decreases in compensation benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company or any Subsidiary, (vii) all correspondence and/or notifications to or from any governmental agency or administrative service relating to any Company Employee Plan, (viii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (ix) all discrimination tests for each Company Employee Plan for the three most recent plan years, and (xii) the most recent IRS determination, opinion, notification or advisory letters issued with respect to each Company Employee Plan. To the Knowledge of the Company, there is no fact, condition, or circumstance since the date the documents were provided in accordance with this paragraph (b), which would materially affect the information contained therein and, in particular, and without limiting the generality of the foregoing, no promises or commitments have been made to amend any Company Employee Plan or Employee Agreement or to provide increased or improved benefits thereunder or accelerate vesting or funding thereunder. To the Knowledge of the Company or any Subsidiary, no verbal promises or representations have been made to any Employees to increase their compensation or to continue their employment for any specific duration.

(c) Employee Plan Compliance. The Company and each of the Subsidiaries and ERISA Affiliates have, in all material respects, performed all obligations required to be performed by them under, and are in material compliance with, the requirements prescribed by any and all applicable statutory or regulatory Legal Requirements, are not in material default or violation of, and the Company and each Subsidiary has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA and the Code. Other than the Company’s 401(k) Plan, no Company Employee Plan is or has ever been a plan or arrangement that is, or intended to be, qualified under Section 401(a) of the Code. To the Knowledge of the Company, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. To the Knowledge of the Company, there are no actions, suits or claims pending or threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company, any Subsidiary or any ERISA Affiliate (other than ordinary administration expenses or with respect to benefits, other than bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under Company Employee Plan prior to the Effective Time). There are no audits, inquiries or proceedings pending or threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. None of the Company, any Subsidiary or any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each of the Subsidiaries and ERISA Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan and/or pursuant to applicable Legal Requirements.

(d) Bonus Plan Compliance. The Company is in compliance in all material respects with all of its bonus, commission and other compensation plan and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Closing Date, and is not liable for any material payments, taxes or penalties for failure to comply with any of the terms or conditions of such plan or the laws governing such plans.

(e) No Pension Plan. None of the Company, any Subsidiary or any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f) No Self-Insured Plan. None of the Company, any Subsidiary nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(g) Multiemployer and Multiple-Employer Plan, Funded Welfare Plan and MEWAs. At no time has the Company, any Subsidiary or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). None of the Company, any Subsidiary nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code, a “funded welfare plan” within the meaning of Section 419 of the Code, or a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA).

(h) No International Employee Plans. Neither the Company nor any Subsidiary or ERISA Affiliate currently has, nor has it ever had, the obligation to maintain, establish, sponsor, participate in or contribute to any International Employee Plans, other than making contributions to government sponsored programs as legally required with respect to Employees in Japan.

(i) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree or post-employment life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Legal Requirements, and neither the Company nor any Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute or other applicable Legal Requirements. Section 2.15(i) of the Disclosure Schedule accurately: (i) identifies each former Employee who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any compensation or benefits (whether from the Company or otherwise) relating to such former Employee’s service with the Company; and (ii) briefly describes such benefits.

(j) Effect of the Merger. Except as set forth on Section 2.15 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any payment or benefit (including severance, golden parachute, bonus or otherwise) becoming due to any Employee, (ii) result in any forgiveness of Indebtedness, (iii) materially increase any payments or benefits otherwise payable or to the provided by the Company or any Subsidiary or (iv) result in the acceleration of the time of payment or vesting of any such payments or benefits except as required under Section 411(d)(3) of the Code.

2.16 Employment Matters.

(a) Compliance with Employment Laws. The Company and each Subsidiary is in material compliance with all applicable foreign, federal, state and local Legal Requirements respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, social security contributions withholding, prohibited discrimination, working time, employee representation, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages) compensation, and hours of work. There are no material Actions pending or threatened against the Company, any Subsidiary, or any of their Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no material pending or threatened Actions against Company, any Subsidiary, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy. Neither the Company nor any Subsidiary is party to a conciliation agreement, consent decree or other agreement or order with any Governmental Entity with respect to employment practices. Except as set forth in Section 2.16 of the Disclosure Schedule, the services provided by each of the Company’s, each Subsidiary’s and their ERISA Affiliates’ Employees are terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate (other than ordinary administration expenses or with respect to benefits, other than bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under Company Employee Plan prior to the Effective Time. Section 2.16(a) of the Disclosure Schedule lists all liabilities of the Company to any Employee that would result from the termination by the Company, Parent or any Subsidiary of such Employee’s employment or provision of services, other than those disclosed in Section 2.15(j). Neither the Company nor any ERISA Affiliate has any material direct or indirect liability with respect to any misclassification of any person as an independent contractor, intern, and/or temporary worker rather than as an employee, with respect to any employee leased from another employer or with respect to any employee currently or formerly classified as exempt from overtime wages.

(b) Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage or labor strike against the Company or any Subsidiary is pending, or to the Knowledge of the Company, threatened. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. Neither the Company nor any Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar Legal Requirement. Neither the Company nor any Subsidiary is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement, works council, union or similar contract with respect to Employees and no such agreement is being negotiated by the Company or any Subsidiary.

(c) No Interference or Conflict. To the Knowledge of the Company, no director, officer, Employee or consultant of the Company or any Subsidiary is obligated under any Contract, subject to any Order that would interfere with such person’s efforts to carry out his/her functions to promote the interests of the Company or any Subsidiary or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s business or any Subsidiary’s businesses as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any of such officers, directors, Employees, or consultants is now bound.

2.17 Governmental Authorizations. Each notification, consent, license, permit, grant or other authorization (a) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of their respective properties, or (b) which is required for the operation of the Company’s or any Subsidiary’s business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company or any Subsidiary, as the case may be. The Company Authorizations are in full force and effect, and no suspension or cancellation of any such Company Authorizations is pending or, to the Knowledge of the Company, threatened. The Company Authorizations constitute all Company Authorizations required to permit the Company and the Subsidiaries to operate or conduct their respective businesses or hold any interest in their respective properties or assets and none of the Company Authorizations is subject to any term, provision, condition or limitation which may adversely change or terminate such Company Authorizations by virtue of the completion of the Merger. Since January 1, 2011, (i) the Company has been and is in compliance with the terms and conditions of the Company Authorizations, and (ii) neither the Company nor any Subsidiary has received any written notice from any Governmental Entity regarding any violation by the Company or any Subsidiary of any Company Authorizations, or any actual or threatened revocation, cancellation or termination of any Company Authorizations.

2.18 Litigation; Orders.

(a) There is no material Action of any nature pending, or to the Knowledge of the Company threatened, against the Company or any Subsidiary, their respective properties and assets (tangible or intangible) or any of their respective officers or directors (solely in their capacities as such). To the Knowledge of the Company, there is no Action of any nature pending against any Person who has a contractual right or a right pursuant to applicable Legal Requirements to indemnification from the Company in respect of such Action related to facts and circumstances existing prior to the Effective Time.

(b) No Governmental Entity has at any time challenged the legal right of the Company or any Subsidiary to conduct their respective operations as presently or previously conducted.

(c) Neither the Company nor any Subsidiary is subject to any outstanding Order.

2.19 Insurance. Section 2.19 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, any Subsidiary or any ERISA Affiliate. There is no claim by the Company or any Subsidiary or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed. In addition, there is no pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company, any Subsidiary and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds are in full force and effect. The Company has not received any written threat of termination of, or premium increase with respect to, any of such policies. None of the Company, any Subsidiary or any controlled Affiliate of either has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.20 Compliance with Legal Requirements. Since January 1, 2011, except as is not material in any case or in the aggregate, the Company and each Subsidiary has complied with, and is not in violation of, any Legal Requirement. Since January 1, 2011, neither the Company nor any Subsidiary has received any written notices of any violation of any Legal Requirement, or has provided any written notice to any Governmental Entity regarding any violation by the Company or any of the Subsidiaries of any Legal Requirement.

2.21 Export Control Laws.

(a) The Company and each Subsidiary have complied in all material respects with all applicable export and re-export control Legal Requirements (“Export Controls”), including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations maintained by the Department of State and any applicable anti-boycott compliance regulations. Neither the Company nor any Subsidiary has directly or indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, or technology (including products derived from or based on such technology) to any destination, entity, or Person prohibited by the Legal Requirements of the United States, without obtaining prior authorization from the competent government authorities as required by those Legal Requirements. The Company and the Subsidiaries are in compliance with all applicable import Legal Requirements (“Import Restrictions”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

(b) Except as authorized under applicable Legal Requirements, the Company and the Subsidiaries have not released or disclosed controlled technical data or technology to any foreign national whether in the United States or abroad.

(c) No Action, claim, request for information, or subpoena is pending, or to the Knowledge of the Company, threatened, concerning or relating to any export or import activity of the Company or any Subsidiary. No voluntary self-disclosures have been filed by or for the Company or any Subsidiary with respect to possible violations of Export Controls and Import Restrictions.

(d) To the Company’s Knowledge, neither the Company nor any Subsidiary has any liability for any violation of Export Control and Import Restrictions.

(e) The Company and the Subsidiaries have complied in all material respects with applicable recordkeeping requirements under the Export Control and Import Restrictions.

2.22 Anticorruption Laws. Neither the Company, the Subsidiaries, nor any director, officer, employee, distributor, reseller, consultant, agent or other third party acting on behalf of the Company or any of the Subsidiaries, has provided, attempted to provide, or authorized the provision of anything of value (including payments, meals, entertainment, travel expenses or accommodations, or gifts), directly or indirectly, to any person, including a “foreign official”, as defined by the Foreign Corrupt Practices Act

(“FCPA”), which includes employees or officials working for state-owned or controlled entities, a foreign political party or candidate, or any individual employed by or working on behalf of a public international organization, for the purpose of corruptly (i) obtaining or retaining business; (ii) influencing any act or decision of a foreign government official in their official capacity; (iii) inducing a foreign government official to do or omit to do any act in violation of their lawful duties; or (iv) securing any advantage in violation of the FCPA or United Kingdom Bribery Act of 2010 (“UKBA”) or any applicable local, domestic, or international anticorruption laws. Neither the Company, the Subsidiaries, nor any of their respective directors, officers, employees or agents acting on behalf of the Company or any of the Subsidiaries has used any corporate funds to maintain any off-the-books funds or engage in any off-the-books transactions nor has any of the before stated parties falsified any Company documents. The Company and the Subsidiaries have not made any provisions to any person (including foreign government officials) that would constitute an improper rebate, commercial bribe, influence payment, extortion, kickback, or other improper payment in violation of the FCPA, UKBA, or any other applicable anticorruption law. The Company and the Subsidiaries have not conducted any internal or government-initiated investigation, or made a voluntary, directed, or involuntary disclosure to any governmental body or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any anticorruption law, including the FCPA and UKBA.

2.23 Customers and Suppliers.

(a) Neither the Company nor any Subsidiary has any outstanding material disputes concerning any Company Products with any customer, user, reseller, distributor, OEM or other licensee who, in either (i) the fiscal year ended December 31, 2012 and/or (ii) the fiscal year ending December 31, 2013, represented aggregate revenues to the Company and the Subsidiaries, taken together, of $250,000 or more during such period for Company Products (each, a “Significant Customer”). Neither the Company nor any Subsidiary has received any written notice from any Significant Customer that such Significant Customer intends to terminate or materially and negatively modify any existing Contracts with the Company or any Subsidiary.

(b) Neither the Company nor any Subsidiary has any outstanding material dispute concerning products and/or services provided by any supplier who, in either (i) the fiscal year ended December 31, 2012 was and/or (ii) in the fiscal year ending December 31, 2013 was one of the ten (10) largest suppliers of products and/or services to the Company and the Subsidiaries based on amounts paid or payable by the Company and the Subsidiaries to such supplier during such period (each, a “Significant Supplier”). Neither the Company nor any of the Subsidiaries has received any written notice from any Significant Supplier that such Significant Supplier intends to terminate or materially and negatively modify existing Contracts with the Company or any Subsidiary.

2.24 Interested Party Transactions. No officer or director of the Company or any Subsidiary or, to the Knowledge of the Company, any stockholder of the Company (nor any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any Person which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property Rights that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any Person that purchases from or sells or furnishes to the Company or any Subsidiary, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company or any Subsidiary is a party (other than in such Person’s capacity as an officer of director of the Company or any Subsidiary); provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 2.24. Other than as set forth in the Charter Documents there are no Contracts with regard to contribution or indemnification between the Company and any of the Stockholders. All transactions pursuant to which any Interested Party has purchased any services, products, technology or Intellectual Property Rights from, or sold or furnished any services, products, technology or Intellectual Property Rights to, the Company or any Subsidiary have been on an arms-length basis on terms no less favorable to the Company or any Subsidiary than would be available from an unaffiliated party.

2.25 Government Contracts.

(a) With respect to each Contract between the Company or any Subsidiary, on the one hand, and any Governmental Entity, on the other hand, and each outstanding bid, quotation or proposal by the Company or any Subsidiary (each, a “Bid”) that if accepted or awarded could lead to a Contract between the Company or any Subsidiary, on the one hand, and any Governmental Entity, on the other hand, (each such Contract or Bid, a “Company Government Contract”) and each Contract between the Company or any Subsidiary, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any Governmental Entity, and each outstanding Bid that if accepted or awarded could lead to a Contract between the Company or a Subsidiary, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any Governmental Entity (each such Contract or Bid, a “Company Government Subcontract”):

(i) To the Company’s Knowledge, each such Company Government Contract or Company Government Subcontract (A) was, legally awarded, and (B) unless expired prior to the effective date of this Agreement, is binding on the parties thereto, and is in full force and effect; provided that for purposes of this clause (i), the terms Company Government Contract and Company Government Subcontract shall not include any Bids;

(ii) to the Company’s Knowledge, no reasonable basis exists to give rise to (A) a material claim for fraud (as such concept is defined under the state or federal Laws of the United States) in connection with any Company Government Contract or Company Government Subcontract or under the United States False Claims Act or the United States Procurement Integrity Act; (B) a material claim under the United States Truth in Negotiations Act in connection with any Company Government Contract or Company Government Subcontract; (C) a finding of material violation of any labor law in connection with any Company Government Contract or Company Government Subcontract; or (D) a finding of material failure to perform any material obligation of any Company Government Contract or Company Government Subcontract;

(iii) neither the United States government nor any prime contractor or subcontractor has notified the Company or any Subsidiary, in writing, that the Company or any Subsidiary has, or may have, breached or violated in any material respect any Legal Requirements, certification, representation, clause, provision or requirement pertaining to such Company Government Contract or Company Government Subcontract, and, to the Knowledge of the Company, any representations or certifications submitted by the Company or any Subsidiary in connection with such Company Government Contract or Company Government Subcontract were current, accurate and complete in all material respects on the date of submission;

(iv) neither the Company nor any Subsidiary has received, in writing, any notice of termination for convenience, notice of termination for default, or any cure notice or show cause notice that remains in effect, pertaining to such Company Government Contract or Company Government Subcontract, and, to the Company‘s Knowledge, there is no basis for any such notice of termination for default, cure notice, or show cause notice. To the Company’s Knowledge, no termination for convenience of a Company Government Contract or Company Government Subcontract is being contemplated;

(v) to the Knowledge of the Company, no cost incurred or material amount invoiced by the Company or any Subsidiary pertaining to such Company Government Contract or Company Government Subcontract has been questioned or challenged, is the subject of any non-routine audit or investigation, or has been disallowed by any Governmental Entity;

(vi) no payment due to the Company or any Subsidiary pertaining to such Company Government Contract or Company Government Subcontract has been withheld or set off, and, to the Company’s Knowledge, the Company and the Subsidiaries are entitled to all progress or other payments received to date with respect thereto; and

(vii) to the Company’s Knowledge, the Company and the Subsidiaries have complied in all material respects with all material requirements of such Company Government Contract or Company Government Subcontract and any Legal Requirements relating to the safeguarding of, and access to, classified information (or, in the case of Contracts governed by Legal Requirements other than the state or federal laws of the United States, the functional equivalent thereof, if any).

(b) Neither the Company nor any Subsidiary, nor any of the respective directors or officers of the Company or any Subsidiary, is, or within the past three years has been, to the Knowledge of the Company (i) under any material administrative, civil or criminal investigation, non-routine audit, or indictment by any Governmental Entity relating to performance of any Company Government Contract or Company Government Subcontract, (ii) the subject of any material non-routine audit or investigation by the Company or any Subsidiary, in each case, with respect to any alleged violation of Legal Requirements or Contract arising under or relating to any Company Government Contract or Company Government Subcontract or (iii) debarred or suspended, or proposed for debarment or suspension, or received notice of actual or proposed debarment or suspension (or for purposes of this clause (iii), in the case of Contracts governed by Legal Requirements other than the state or federal laws of the United States, the functional equivalents thereof, if any), from participation in the award of any Contract with any Governmental Entity. To the Knowledge of the Company, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or a finding of non-responsibility or ineligibility with respect to the Company, any Subsidiary or any of their respective directors or officers, in any such case, for purposes of doing business with any Governmental Entity.

(c) Neither the Company nor any Subsidiary has received written notice of any (i) outstanding material claims against the Company or any Subsidiary, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other person, arising under or relating to any Company Government Contract or Company Government Subcontract, (ii) bid protest filed by another Person challenging the award of a Company Government Contract to the Company, or (iii) outstanding material claims or requests for equitable adjustment or disputes between the Company or any Subsidiary, on the one hand, and the United States government, on the other hand, under the United States Contract Disputes Act, as amended, or between the Company or any Subsidiary, on the one hand, and any prime contractor, subcontractor, vendor or other person, on the other hand, arising under or relating to any Company Government Contract or Company Government Subcontract. To the Knowledge of the Company, neither the Company nor any Subsidiary has received any written adverse or negative past performance evaluations or ratings in connection with any Company Government Contract or Company Government Subcontract. Neither the Company nor any Subsidiary has (A) any interest in any pending or potential claim against any Governmental Entity arising under or related to any Company Government Contract or Company Government Subcontract or (B) any interest in any pending claim against any prime contractor, subcontractor, vendor or other person arising under or relating to any Company Government Contract or Company Government Subcontract.

(d) The Company has not made any mandatory or voluntary disclosures to any government agency of credible evidence of a violation of Federal criminal law involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the United States Code, or a violation of the Civil False Claims Act, with respect to any Company Government Contract or Company Government Subcontract.

(e) To the Company’s Knowledge, the Company has not been involved in any transaction or dealing with any individual or entity on the GSA Excluded Parties List that violates any applicable requirement of the Federal Acquisition Regulation.

2.26 Personal Security Clearances.

(a) The appropriate employees of the Company and the Subsidiaries possess all United States Government security clearances required to perform the applicable Company Government Contracts and Company Government Subcontracts (“Security Clearances”). The subcontractor(s) and independent contractor(s) of the Company and the Subsidiaries possess all necessary security clearances required to perform the applicable Company Government Contracts and Company Government Subcontracts. Such clearances are (i) all of the personnel Security Clearances reasonably necessary to conduct the current business of the Company and (ii) valid and in full force and effect. To the Knowledge of the Company, no termination, denial of eligibility, notice of rescission, notice of wrongdoing, notice of breach, cure notice or show cause notice from Defense Security Service or any other Governmental Entity has been issued and remains unresolved with respect to any of the personnel Security Clearances held by any of the employees of the Company and the Subsidiaries to the extent held or required in connection with the conduct of the business of the Company and the Subsidiaries.

(b) The Company, the Subsidiaries and their respective employees who hold Security Clearances, are in compliance with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 2006), and any supplements, amendments or revised editions thereof. To the Knowledge of the Company, there has been no audit relating to the Company’s or any Subsidiary’s compliance with the requirements of the National Industrial Security Program that resulted in material adverse findings against the Company.

2.27 No Organizational Conflicts of Interest. No Governmental Entity nor any prime contractor or subcontractor has provided the Company with any written (or to the Knowledge of the Company, oral) notice asserting or regarding any actual, apparent or potential organizational conflict of interest as defined in FAR Subpart 9.5 arising from or related to any Company Government Contract or Company Government Subcontract.

2.28 Books and Records. The minute books of the Company and each Subsidiary have been Made Available and have been maintained in all material respects in accordance with Legal Requirements. The business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records maintained by the Company and its Subsidiaries (collectively, the “Books and Records”) fairly reflect, in all material respects, the business activities of the Company and each Subsidiary. The Company and each Subsidiary has not engaged in any material transaction, maintained any bank account or used any material amount of corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the minute books and other Books and Records will be in the possession of the Company and the Subsidiaries.

2.29 Brokers. Except for Pacific Crest Securities, there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of the Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other similar fee or commission in connection with this Agreement or the Transactions. Neither Parent nor the Surviving Corporation will incur, directly or indirectly, any financial advisor’s, brokerage, finder’s or other similar fee or commission based on arrangements made by or on behalf of the Company.

2.30 Compliance with Regulation D. The Company is aware that the Parent Capital Stock to be issued pursuant to the Transaction will constitute “restricted securities” within the meaning of Securities Act. At no time was any holder of Company Capital Stock, Company Options, or Company Warrants solicited by means of general advertising or general solicitation in connection with this Agreement or the Transactions.

2.31 No Other Representations. Other than as set forth herein, neither the Company nor any of the Company’s agents, employees or Representatives have made, nor are any of them making any representation or warranty, written or oral, express or implied, in respect of the Company, any Subsidiary or their respective businesses, including any representations and warranties about the accuracy or completeness of any information or documents previously provided, and any such other representations or warranties are hereby expressly disclaimed. Notwithstanding the foregoing, the Company hereby acknowledges that during the course of the due diligence investigation of the Company conducted by or on behalf of Parent in connection with Parent’s consideration of the Transactions, the Company provided information and made statements to Parent and its Representatives regarding the Company and its business, operations, financial condition and other matters. Parent understands and hereby acknowledges and agrees that neither Parent nor any other Parent Indemnified Party shall have any right to file, bring or make (and hereby expressly waives to the fullest extent allowable under applicable Legal Requirements the right to file, bring or make) any lawsuit or other claims against any Seller Indemnifying Party under this Agreement or otherwise as a result of any inaccuracies in any such information or statements unless and solely to the extent that such information or statements (i) are the subject of an express representation and warranty, or (ii) Parent can demonstrate the commission of Fraud by or on behalf of the Company when such information or such statements were provided or otherwise made; provided, however, that notwithstanding the foregoing, Parent understands and hereby acknowledges and agrees that neither Parent nor any other Parent Indemnified Party shall have any right to bring (and hereby expressly waives to the fullest extent allowable under applicable Legal Requirements the right to file, bring or make) any lawsuit or other claims against any Seller Indemnifying Party under this Agreement or otherwise arising out of any forward looking, predictive or prospective information or statements.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Subject to such exceptions as are disclosed in the specific section, subsection or subclause of the disclosure schedule delivered by Parent to the Company on the date hereof prior to the execution and delivery hereof (the “Parent Disclosure Schedule”) that corresponds to the specific section, subsection or subclause of each representation and warranty set forth in this ARTICLE III (provided, however, that any information set forth in a section, subsection or sub-clause of the Disclosure Schedule shall be deemed to be disclosed for purposes of, and shall qualify, the corresponding section, subsection or subclause of this Agreement and any other section, subsection or subclause of this Agreement, where it is reasonably apparent on the face of such disclosure that such information applies to such other section, subsection or subclause), each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

3.1 Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of Parent and Merger Sub is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership of its properties makes such qualification necessary, except for where such failures to be so qualified would not, individually or in the aggregate, reasonably be expected to delay or impair Parent’s or Merger Sub’s abilities to consummate the Merger. Parent owns beneficially and of record all outstanding capital stock of Merger Sub free and clear of any Liens, and no other Person holds any capital stock of Merger Sub nor has any rights to acquire any interest in either Merger Sub. Merger Sub (i) has engaged in no business activities or operations and (ii) has conducted its operations only as contemplated by this Agreement and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

3.2 Authority and Enforceability.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Transactions. The authorization, execution and delivery by each of Parent and Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the Transactions, the adoption, execution on behalf of, and the filing of the Parent Amended and Restated Charter, the authorization, issuance (or reservation for issuance) sale and delivery of the Parent Capital Stock contemplated hereunder and the Parent Conversion Shares have been duly authorized by all necessary corporate and other action on the part of Parent and Merger Sub, their respective officers, directors and stockholders. This Agreement and any Related Agreements to which Parent and/or Merger Sub is a party have been duly executed and delivered by Parent and Merger Sub, and constitute the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms, subject to the Enforceability Limitations.

(b) The Parent Board has determined that this Agreement and the Transactions, including the filing of the Parent Amended and Restated Charter and the issuance of shares of Parent Capital Stock are advisable, fair to, and in the best interests of, Parent and its stockholders (the “Parent Stockholders”) and approved this Agreement and the Transactions.

(c) Parent Stockholders who hold shares representing (i) at least a majority of the outstanding Parent Common Stock and Parent Preferred Stock, voting together as a single class on an as converted into Parent Common Stock basis, and (ii) at least a majority of the outstanding Parent Preferred Stock, voting together as a single class, have approved (i) the Parent Amended and Restated Charter, (ii) the amendment and/or restatement of the Rights Agreement and (iii) the issuance and sale of the Parent Capital Stock pursuant to this Agreement (“Parent Stockholder Approval”). Parent Stockholder Approval is the only vote of the Parent Stockholders required under applicable Legal Requirements, Delaware Law, the Restated Certificate of Incorporation of Parent and all Contracts to which the Parent or any of its subsidiary is a party to legally approve the Transactions.

3.3 Governmental Approvals and Consents. No consent, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Merger Sub is a party or the consummation of the Transactions, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act and (c) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings that have been obtained prior to the execution of this Agreement.

3.4 Parent Capitalization.

(a) As of the date hereof, the authorized capital stock of Parent consists of (i) 271,000,000 shares of Parent Common Stock, of which 53,559,586 shares have been issued and are outstanding as of the close of business on the day immediately preceding the date of this Agreement, and (ii) 131,423,417 shares of Parent Preferred Stock, consisting of 108,158,571 Series B-1 Preferred Stock, all of which are issued and outstanding as of the close of business on the day immediately preceding the date of this Agreement, 3,649,172 Series B-2 Preferred Stock, all of which are issued and outstanding as of the close of business on the day immediately preceding the date of this Agreement, 2,563,300 Series B-3 Preferred Stock, all of which are issued and outstanding as of the close of business on the day immediately preceding the date of this Agreement, and 17,052,374 Series C Preferred Stock, 16,058,061 of which are issued and outstanding as of the close of business on the day immediately preceding the date of this Agreement. Each share of Parent Preferred Stock is convertible into one share of Parent Common Stock. All of the issued and outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and validly issued, are fully paid and non-assessable, and (i) were issued in accordance with the registration or qualification provisions of the Securities Act, and any applicable federal or state securities laws or pursuant to valid exemptions therefrom and (ii) were not issued in violation of any applicable statutory, contractual or other preemptive rights, rights of first refusal or similar rights. Upon the filing of the Parent Amended and Restated Charter, 20,000,000 of Parent Series C-2 Preferred Stock will be duly authorized. Each share of Parent Series C-2 Preferred Stock will be convertible into one share of Parent Common Stock.

(b) Except for (i) the conversion privileges of the Parent Preferred Stock, (ii) the rights provided in Section 2.4 of the Amended and Restated Investors’ Rights Agreement, dated April 15, 2013 (the “Rights Agreement”), (iii) outstanding options to purchase an aggregate of zero shares of Common Stock under Parent’s 1996 Stock Plan as of the date hereof, (iv) outstanding options to purchase an aggregate of 55,390,412 shares of Common Stock under Parent’s 2006 Stock Plan (the “2006 Plan”), Copiun’s 2009 Stock Incentive Plan and AppCentral’s 2010 Stock Incentive Plan (together, the “Parent Plans”) as of the date hereof, (v) restricted stock awards for an aggregate of zero shares of Common Stock under the Parent Plans as of the date hereof, (vi) warrants to purchase up to an aggregate of 4,965,461 shares of Common Stock as the date hereof, and (vii) effective upon the date hereof, 3,944,337 shares of Common Stock reserved for future issuance (as future options or stock grants) under the 2006 Plan to employees, directors and service providers to the Company, there are no outstanding options, warrants, rights (including conversion, preemptive or other rights) or agreements for the purchase or acquisition from the Parent of any shares of its capital stock as of the date hereof. Except for the Amended and Restated Voting Agreement, dated as of April 15, 2013, Parent is not a party or subject to any agreement or understanding, and, to Parent’s knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of Parent as of the date hereof. Parent believes in good faith that any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which Parent makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the knowledge of Parent, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(c) As of the date hereof, no stock plan, stock purchase, stock option or other agreement or understanding between Parent and any holder of its securities or rights to purchase its securities provides for acceleration or other changes in the vesting arrangements of such agreement or understanding.

3.5 Litigation and Orders.

(a) As of the date hereof, there is no material Action of any nature pending, or to the Knowledge of Parent, threatened, against Parent or any of its direct or indirect subsidiaries, their respective properties and assets (tangible or intangible) or any of their respective officers or directors (solely in their capacities as such).

(b) No Governmental Entity has at any time challenged the legal right of Parent or any of its direct or indirect subsidiaries to conduct their respective operations as presently or previously conducted.

(c) Neither Parent nor any of its direct or indirect Subsidiaries is subject to any outstanding Order.

3.6 Compliance with Legal Requirements. Since January 1, 2011, except as would not have a Parent Material Adverse Effect, Parent and each of its direct and indirect subsidiaries has complied with, and is not in violation of, any Legal Requirement. Since January 1, 2011, to the knowledge of Parent, neither Parent nor any of its direct or indirect subsidiaries has received any written notices of violation of any Legal Requirement, or has provided any written notice to any Governmental Entity regarding any violation by the Company or any of the Subsidiaries of any Legal Requirement.

3.7 Merger Consideration.

(a) The Parent Capital Stock to be issued by Parent as part of the Merger Consideration, when issued, will be duly authorized, and upon consummation of the Merger and the issuance of such shares of Parent Capital Stock pursuant to and in accordance with the terms hereof, will be validly issued, fully paid and non-assessable.

(b) The Parent Capital Stock to be issued by Parent as part of the Merger Consideration will be, when issued in accordance with the terms of this Agreement, and, in the case of Assumed Options when issued upon the exercise thereof, validly issued, fully paid and non-assessable, free of preemptive rights, Liens and rights of first refusal and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Rights Agreement, Parent’s organizational documents and under applicable state and federal securities laws and will be issued in compliance with all applicable federal and state securities laws and will have the rights, preferences and privileges described in Parent’s organizational documents.

3.8 Brokers. There is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent or any of its subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other similar fee or commission in connection with this Agreement and the Transactions.

3.9 Proprietary Information and Invention Agreements. Each present and former consultant of Parent and its Subsidiaries who has contributed to Parent’s or any of its Subsidiaries’ technology has executed a consulting agreement, each in a form that contains obligations of confidentiality upon the consultant and assigns the intellectual property developed by such consultant to Parent to the extent allowed by applicable law, and each former and current employee and officer of Parent and each Parent Subsidiary has executed Parent’s proprietary information and inventions agreement. Parent, after reasonable investigation, is not aware that any such employees, consultants or officers are in violation thereof, and Parent and each of its Subsidiaries will use their best commercial efforts to prevent any such violation.

3.10 Patents and Trademarks. Parent and each of its Subsidiaries have sufficient title and ownership of or exclusive licenses to all patents, trademarks, service marks, trade names, domain names,

copyrights, trade secrets, information, proprietary rights and processes (“Parent Intellectual Property”) necessary for their businesses as currently conducted and, to Parent’s knowledge, without any conflict with or infringement or violation of the rights of others. There are no outstanding options, licenses or agreements, encumbrances or shared ownership interest of any kind relating to Parent Intellectual Property, and neither Parent nor the Parent Subsidiaries are bound by or a party to any options, licenses or agreements of any kind with respect to Parent Intellectual Property of any other person or entity (specifically excluding any standard agreements or agreements made in the ordinary course of business for off-the-shelf products or any standard shrink-wrap or click-wrap agreements). All employees, consultants and stockholders who developed technology or copyrightable works for or on behalf of Parent or any of the Parent Subsidiaries (unless such works constitute “works made for hire” under applicable law) that is to be utilized by Parent or any of its Subsidiaries have duly and validly unconditionally assigned such technology or works to Parent or such Subsidiary, and no royalties are payable by Parent or such Parent Subsidiary in connection with such assignments. As of the date hereof, neither Parent nor any of its Subsidiaries has received any written communications alleging that Parent or any of its Subsidiaries have violated or, by conducting their businesses as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. Parent is not aware that any of its or any of its Subsidiaries’ employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Parent or its Subsidiaries or that would conflict with Parent’s or any of its Subsidiaries’ businesses as now conducted. Neither the execution nor delivery of this Agreement or the Related Agreements, nor the carrying on of Parent’s and each of its Subsidiaries’ businesses by the employees of Parent and its Subsidiaries, nor the conduct of Parent’s and each its Subsidiaries’ businesses, will, to Parent’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Parent does not believe it is or will be necessary to utilize any inventions of any of its or any of its Subsidiaries’ current employees, officers or consultants nor any former employees, officers or consultants who either alone or in concert with others played a material role in inventing or designing any Parent Intellectual Property (or people that Parent or any of its Subsidiaries currently intends to hire) made prior to or outside the scope of their employment by Parent or any of its Subsidiaries. Parent has provided to the Company a listing of all issued and pending patents of Parent as of the date hereof. As of the date hereof, Parent has no knowledge of any facts or claims which would, to Parent’s knowledge, cause any of its or any of its Subsidiaries’ patents or patents issuable with respect to any of its patent applications to be invalid.

3.11 Agreements.

(a) As of the date hereof, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which Parent or any of the Parent Subsidiaries are a party or by which they are bound that may involve (i) current and/or future obligations (contingent or otherwise) of, or payments to Parent or any of its Subsidiaries in excess of, $1,000,000, or (ii) any material license of or sale of any patent, copyright, trade secret or other proprietary right to or from Parent or any of its Subsidiaries (specifically excluding any standard or ordinary course agreements for any off-the-shelf products), (iii) provisions restricting or adversely affecting the development, manufacture or distribution of Parent’s or any of its Subsidiaries’ products or services, or (iv) indemnification by Parent or any of its Subsidiaries with respect to infringements of proprietary rights (specifically excluding indemnification of third parties in standard or ordinary course agreements for any off-the-shelf products) (collectively, “Parent Material Contracts”).

(b) As of the date hereof, all of the Parent Material Contracts are valid, binding and enforceable on Parent and each of its Subsidiaries, as applicable, and, to Parent’s knowledge, on the other parties thereto in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Rights Agreement may be limited by applicable federal or state securities laws. As of the date hereof, Parent and each of the Parent Subsidiaries have performed all material obligations required to be performed by them and are not in default under, or in breach of, nor in receipt of any claim of default or breach under any Parent Material Contract, and neither Parent nor any of its Subsidiaries has any present expectation or intention of failing to fully perform all such obligations. As of the date hereof, no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by Parent or any of its Subsidiaries under any material term of any Parent Material Contract. As of the date hereof, Parent has no knowledge of any breach or anticipated breach, termination or adverse modification by the other parties to any Parent Material Contract.

3.12 Permits. Parent and each of its Subsidiaries have all franchises, permits, licenses, and any similar authority necessary for the conduct of their businesses as now being conducted by them, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of Parent, when taken as a whole including its Subsidiaries. Neither Parent nor any of its Subsidiaries is in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

3.13 Financial Statements. Parent has delivered to the Company its audited balance sheet dated December 31, 2012 and statement of operations for the year ended December 31, 2012 and its unaudited balance sheet dated December 31, 2013 and statement of operations for the year ended December 31, 2013. The foregoing audited financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period indicated, except as disclosed therein. The unaudited financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other, except that the unaudited financial statements may not contain all footnotes required by GAAP. The financial statements fairly present the financial condition and operating results of Parent as of the date and for the period indicated therein, subject in the case of the unaudited financial statements to normal year-end audit adjustments (which are not expected to be material either individually or in the aggregate). Except as set forth in the financial statements or as otherwise disclosed, neither Parent nor any of its Subsidiaries has any material liabilities, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the financial statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of Parent and its Subsidiaries, taken as a whole. Except as disclosed in the financial statements, neither Parent nor any of its Subsidiaries is a guarantor nor indemnitor of any indebtedness of any other Person. Parent and each of its Subsidiaries maintain and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

3.14 Registration Rights. Except as provided in the Rights Agreement, neither Parent nor any of the Parent Subsidiaries has granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

3.15 Corporate Documents. The minute books of Parent contain complete and correct minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and reflects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes completely and accurately in all material respects.

3.16 Tax Returns and Payments. Parent and each of its Subsidiaries have filed all Tax returns and reports (including information returns and reports) as required by applicable Legal Requirement. These returns and reports are true and correct in all material respects. Parent and each of its Subsidiaries have paid all Taxes and other assessments due. Neither Parent nor any of the Parent Subsidiaries has had any material Tax deficiency claimed or assessed against it by any governmental taxing authority and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax. There are no ongoing or pending Tax audits by any taxing authority against Parent or any of its Subsidiaries. Parent and each of its Subsidiaries have withheld or collected from each payment made to each of its employees, contractors, consultants, and other third parties the amount of all Taxes required to be withheld or collected therefrom under applicable Legal Requirement and have paid the same to the proper taxing authorities or authorized depositories. None of Parent’s or any of the Parent Subsidiaries’ income tax returns and none of their U.S. state or franchise tax or sales or use tax returns has ever been audited by governmental authorities. Neither Parent nor any of its Subsidiaries has incurred any taxes, assessments or governmental charges other than in the ordinary course of business and Parent and each of its Subsidiaries have made adequate provisions on their books of account for all taxes, assessments and governmental charges with respect to their businesses, properties and operations. Neither Parent nor any of its Subsidiaries has elected to be treated as an S corporation or made an election pursuant to Section 341(f) of the Code, nor made any other election pursuant to the Code which would have a material effect on Parent, any of its Subsidiaries, their respective financial conditions, their businesses as presently conducted or proposed to be conducted or their properties or material assets. Neither the Parent nor any Subsidiary: (i) is or has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; or (ii) has made the election provided under section 897(i) of the Code.

3.17 Insurance. Parent has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. Parent nor any of the Subsidiaries is in default with respect to its obligations under any insurance policy it maintains.

3.18 Title to Property and Assets. Parent and each of its Subsidiaries have good and marketable title to all of their property and assets and own their property and assets free and clear of all Liens, except such Liens that arise in the ordinary course of business and do not individually or in the aggregate materially impair Parent’s or any of its Subsidiaries’ ownership or use of such property or assets. With respect to the property and assets they lease, Parent and each of its Subsidiaries is in material compliance with such leases and, to Parent’s knowledge, holds a valid leasehold interest free of any Liens.

3.19 Bankruptcy. No order has been made or petition presented for the winding up, insolvency, liquidation or bankruptcy of Parent or any of its Subsidiaries.

3.20 Absence of Questionable Payments. Neither Parent nor any of its Subsidiaries nor, to Parent’s knowledge, any director, officer or employee acting on behalf of Parent or any of its Subsidiaries has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to foreign political activity or government officials. Neither Parent nor any of its Subsidiaries nor, to Parent’s knowledge, any current director or employee acting on behalf of Parent or any of the Parent Subsidiaries has accepted or received any unlawful contributions, payments, gifts or expenditure.

3.21 Valid Issuance of Preferred Capital Stock. The Parent Capital Stock that is being issued pursuant to this Agreement, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly authorized and issued, fully paid and nonassessable, free of preemptive rights, Liens and rights of first refusal and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Rights Agreement and under applicable state and federal securities laws and will be issued in compliance with all applicable federal and state securities laws and will have the rights, preferences and privileges described in the Parent Amended and Restated Charter. The Parent Conversion Shares have been duly and validly authorized and reserved for issuance and, upon issuance in accordance with the terms of the Parent Amended and Restated Charter, will be duly and validly issued, fully paid and nonassessable, free of preemptive rights, Liens and rights of first refusal and will be free of restrictions other than restrictions on transfer under this Agreement, the Rights Agreement and under applicable state and federal securities laws and will be issued in compliance with all applicable federal and state securities laws and will have the rights, preferences and privileges described in the Parent Amended and Restated Charter.

3.22 Offering. Subject to the truth and accuracy of the representations and warranties of each holder of Company Capital Stock made in connection with the Transactions, the issuance of the Parent Capital Stock as contemplated by this Agreement (and, if issued in accordance with the Parent Amended and Restated Charter, the Parent Conversion Shares) are exempt from the qualification or registration requirements of the Securities Act and applicable state securities laws. Neither the Parent nor any of the Subsidiaries of the Parent nor any authorized agent acting on its behalf has taken, or will take, any action hereafter that would cause the loss of such exemptions.

3.23 Absence of Changes. Since December 31, 2013, no Parent Material Adverse Effect has occurred.

3.24 Compliance with Other Instruments. The execution and delivery by Parent of this Agreement and any Related Agreement to which Parent is a party, and the consummation of the Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in the imposition of any Lien upon any material assets of the Company or its Subsidiaries under, (a) any provision of the Charter Documents or the organizational documents of any Subsidiary, as amended, (b) any Parent Material Contract to which Parent or any Subsidiary is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound or (c) any Legal Requirement or Order applicable to Parent or any Subsidiary or any of their respective material properties or material assets (whether tangible or intangible), other than as would not have a Parent Material Adverse Effect.

3.25 Financing Documents. True and complete copies of the Rights Agreement and all agreements and instruments relating to or issued under the Parent Plans have been made available to the Company or its representative during the negotiation of this Agreement, but only if made available on or prior to the date of this Agreement. Such Rights Agreement, all other agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such Rights Agreement or any other agreements or instruments from the forms thereof made available to the Company or its representative on or prior to the date of this Agreement.

3.26 No Other Representations and Warranties. Other than as set forth herein, none of Parent, Merger Sub nor any of their respective agents, employees or Representatives have made, nor are any of them making any representation or warranty, written or oral, express or implied, in respect of Parent, Merger Sub, or any of their respective Subsidiaries or businesses, including any representations and warranties about the accuracy or completeness of any information or documents previously provided, and any such other representations or warranties are hereby expressly disclaimed. Notwithstanding the foregoing, Parent hereby acknowledges that during the course of the due diligence investigation of Parent conducted by or on behalf of the Company in connection with the Company’s consideration of the Transactions, Parent provided information and made statements to the Company and its Representatives regarding Parent and its business, operations, financial condition and other matters. The Company understands and hereby acknowledges and agrees that neither the Company nor any other Person shall have any right to file, bring or make (and hereby expressly waives to the fullest extent allowable under applicable Legal Requirements the right to file, bring or make) any lawsuit or other claims against Parent or any of its Affiliates or Representatives under this Agreement or otherwise as a result of any inaccuracies in any such information or statements unless and solely to the extent that such information or statements (i) are the subject of an express representation and warranty set forth herein, or (ii) the Company can demonstrate the commission of Fraud by or on behalf of Parent or the Merger Sub when such information or such statements were provided or otherwise made; provided, however, that notwithstanding the foregoing, the Company understands and hereby acknowledges and agrees that neither the Company nor any other Person shall have any right to bring (and hereby expressly waives to the fullest extent allowable under applicable Legal Requirements the right to file, bring or make) any lawsuit or other claims against Parent or any of its Affiliates or Representatives under this Agreement or otherwise arising out of any forward looking, predictive or prospective information or statements.

ARTICLE IV

CONDUCT OF COMPANY BUSINESS

DURING PENDENCY OF TRANSACTION

4.1 Affirmative Obligations of the Company. During the period from the date of this Agreement and continuing until the earlier of the valid termination of this Agreement pursuant to Section 6.1 or the Effective Time, except to the extent that Parent shall otherwise consent in writing, such consent not to be unreasonably withheld, conditioned or delayed, the Company shall conduct the business of Company and the Subsidiaries in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, pay all Taxes of the Company and the Subsidiaries when due (subject to Parent’s review of such Tax Returns, as set forth in Section 4.2(p)) other than Taxes that are being contested in good faith and for which adequate reserves have been established, pay or perform all other obligations of the Company and the Subsidiaries when due (including the timely withholding, collecting, remitting and payment of all such withheld or collected Taxes required under Legal Requirement), and, to the extent consistent with such business, use its commercially reasonable efforts to preserve intact the present business organizations of the Company and the Subsidiaries, keep available the services of the present officers and Employees of the Company and the Subsidiaries, preserve the assets (including intangible assets) and properties of the Company and the Subsidiaries and preserve the relationships of the Company and the Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company and the Subsidiaries at the Effective Time.

4.2 Restrictions on Company Business and Operations. In furtherance and not in limitation of Section 4.1, during the period from the date of this Agreement and continuing until the earlier of the valid termination of this Agreement pursuant to Section 6.1 or the Effective Time, except as expressly contemplated by this Agreement and except as expressly set forth in Section 4.2 of the Disclosure Schedule, the Company shall not (and shall ensure that no Subsidiary shall), except to the extent that Parent shall otherwise consent in writing, such consent not to be unreasonably withheld, conditioned or delayed:

(a) cause or permit any modifications, amendments or changes to the Charter Documents or the organizational documents of any Subsidiary;

(b) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or the capital stock of any Subsidiary, or make any other actual, constructive or deemed distribution in respect of the such shares of capital stock;

(c) split, combine or reclassify any Company Capital Stock or the capital stock of any Subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or the capital stock of any Subsidiary, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock or the capital stock of any Subsidiary (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Common Stock or the capital stock of any Subsidiary), except in accordance with the agreements evidencing Company Options or Company Restricted Stock outstanding and as in effect on the date hereof;

(d) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or equity-based awards (whether payable in cash, stock or otherwise) or the capital stock of any Subsidiary or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for: (1) the issuance of Company Capital Stock pursuant to the exercise of Company Options outstanding as of the date of this Agreement in accordance with their terms as in effect on the date hereof and (2) the vesting of any shares of Company Restricted Stock outstanding as of the date of this Agreement in accordance with their terms as in effect on the date hereof;

(e) form, or enter into any commitment to form, a subsidiary, or acquire, or enter into any commitment to acquire, an interest in any corporation, association, joint venture, partnership or other business entity or division thereof;

(f) make or agree to make any capital expenditure or commitment exceeding $100,000 individually or $250,000 in the aggregate;

(g) acquire or agree to acquire or dispose or agree to dispose of any assets of the Company or any Subsidiary or any business enterprise or division thereof outside the ordinary course of the business of the Company or the Subsidiary, as the case may be, and consistent with past practice, or merge or consolidate with or into any other Person;

(h) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Subsidiaries;

(i) enter into any agreement, contract or commitment for the (i) sale, lease, license or transfer of any Company IP or any agreement contract or commitment or modification or amendment to any agreement with respect to Company IP with any Person, (ii) purchase or license of any Intellectual Property or Intellectual Property Rights or execution, modification or amendment of any agreement with respect to the Intellectual Property or Intellectual Property Rights of any Person, or (iii) change in pricing or royalties set or charged by the Company or any Subsidiary to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights to the Company or any Subsidiary, except pursuant to Contracts substantially in the form of the Standard Form IP Contracts in the ordinary course of business;

(j) incur any Indebtedness (other than the obligation to reimburse employees for travel and business expenses or indebtedness incurred in connection with the purchase of goods and services, each in the ordinary course of the Company’s business consistent with past practices), issue or sell any debt securities, create a Lien over any asset of the Company or any Subsidiary or amend the terms of any outstanding loan agreement;

(k) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect wholly owned Subsidiaries;

(l) make any loan to any Person (except for advances to employees for reasonable business travel and expenses in the ordinary course of business consistent with past practice), purchase debt securities of any Person or guarantee any Indebtedness of any Person;

(m) commence or settle any Action or threat of any Action by or against the Company or any Subsidiary or relating to any of their businesses, properties or assets;

(n) pay, discharge, release, waive or satisfy any claims, rights or liabilities, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected on the Current Balance Sheet or incurred in the ordinary course of business after the Balance Sheet Date;

(o) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by GAAP;

(p) make or change any material election in respect of material Taxes, adopt or change any accounting method in respect of material Taxes, enter into any agreement in respect of material Taxes, settle any claim or assessment in respect of material Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes, make or request any Tax ruling, enter into any Tax sharing or similar agreement or arrangement (other than a Contract, such as a lease, the primary purpose of which does not relate to Taxes), amend any material Tax Return unless a copy of such Tax Return has been submitted to Parent for review a reasonable period of time prior to filing and Parent has consented to such filing (which consent shall not be unreasonably withheld, conditioned or delayed);

(q) adopt, amend or terminate, or start a termination process of, any Company Employee Plan or any Employee Agreement, including any indemnification agreement, enter into or amend any Employee Agreement or otherwise hire any Person as an Employee, other than hiring at-will employees who are not entitled to any severance or post-termination benefits;

(r) increase or make any other change that would result in increased cost to the Company or any Subsidiary to the salary, wage rate, incentive compensation opportunity, employment status, title or other compensation (including equity based compensation) payable or to become payable by the Company or any Subsidiary to any Employee;

(s) terminate any employees of the Company or the Subsidiaries or otherwise cause any employees of the Company or the Subsidiaries to resign, in each case other than (x) in the ordinary course of business consistent with past practice or (y) for cause or poor performance (documented in accordance with the Company’s past practices);

(t) make any declaration, payment, commitment or obligation of any kind for the payment (whether in cash, equity or otherwise) of a severance payment or other change in control payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any Employee, except payments made pursuant to written agreements existing on the date hereof and disclosed in Section 4.2(t) of the Disclosure Schedule;

(u) take any action to accelerate the vesting or payment of, or otherwise modify the terms of any of the outstanding Company Options or Company Restricted Stock or accelerate the vesting or payment of, any other compensation to any Employee;

(v) cancel, amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) or fail to renew (on substantially similar terms) any insurance policy of the Company or any Subsidiary;

(w) except as required by applicable Legal Requirements, convene any regular or special meeting (or any adjournment or postponement thereof) of the Stockholders;

(x) send any written communications (including electronic communications) to Employees regarding this Agreement or the Transactions or make any representations or issue any communications to Employees that, in each case, are inconsistent with this Agreement or the Transactions, including any representations regarding offers of employment from Parent or employment with Parent, the Company, or any of their Subsidiaries following the Effective Time;

(y) (i) terminate, amend, waive, or modify in any material manner relative to such Contract or the Company’s or any Subsidiary’s businesses or operations, or violate, the terms of any Material Contract, or (ii) enter into any Contract which would have constituted a Material Contract had such Contract been entered into prior to the date hereof; or

(z) enter into any new line of business or change its material operating policies in any material respect, except as required by applicable Legal Requirements or by policies imposed by any Governmental Entity;

(aa) other than in the ordinary course of business consistent with past practice, (i) introduce any material new products or services or any material marketing campaigns or (ii) introduce any material new sales compensation or incentive programs or arrangements;

(bb) take, commit, or agree in writing or otherwise to take, any of the actions described the foregoing clauses of this Section 4.2, or any other action that would (i) prevent the Company or any Subsidiary from performing, or cause the Company or any Subsidiary not to perform, its covenants or agreements hereunder or (ii) cause or result in any of its representations and warranties set forth herein being untrue or incorrect.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 No Solicitation of Competing Acquisition Proposals.

(a) Termination of Pending Discussions. The Company shall immediately cease and cause to be terminated any such negotiations, discussions or agreements (other than with Parent) regarding any

Alternative Transaction. The Company agrees that it shall, as soon as practicable following the date hereof but in any event within two (2) Business Days, request of each Third Party that has heretofore executed a confidentiality agreement in connection with its consideration of a transaction with the Company to return or destroy in accordance with the terms of such confidentiality agreement all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Third Party by or on behalf of the Company or any of the Subsidiaries, or Representatives.

(b) No Solicitation of Competing Acquisition Proposals. Commencing on the date hereof and continuing at all times until the earlier to occur of the Effective Time and the valid termination of this Agreement pursuant to the provisions of Section 6.1, the Company shall not, through any of its directors, officers or other employees, stockholders who are aware of the transactions contemplated by this Agreement, Affiliates, authorized representatives, or other authorized agents including its financial, legal or accounting advisors (together, “Representatives”), directly or indirectly: (i) solicit, initiate, seek, knowingly encourage, promote, formally approve or support any inquiry, proposal or offer from, (ii) furnish any non-public information regarding the Company (other than in connection with the sale of products and services in the ordinary course of business consistent with past practice or license of Intellectual Property in connection therewith) to, (iii) take any other action that is intended or would be reasonably expected to assist or facilitate any inquiries or the making of any proposal that constitutes or could lead to an Alternative Transaction with, (iv) participate in any discussions or negotiations (except to state that such discussions or negotiations are not permitted pursuant to these provisions) with, (v) approve, endorse or recommend, or propose to approve, endorse or recommend, an Alternative Transaction by, (vi) terminate, amend or waive any rights under (or fail to enforce by seeking an injunction or by seeking to specifically enforce the terms of) any confidentiality or “standstill” or other similar agreement between the Company or any of the Subsidiaries with, or (vii) take any action to exempt from Section 203 of the Delaware Law or any other Takeover Law, in each of the preceding clauses (i)-(vii) above, any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other entity, person or group of any of the foregoing (other than Parent and its Representatives acting in their capacities as such) (each, a “Third Party”) regarding (A) any acquisition of all or any part of the Company or any of the Subsidiaries (including by way of any merger or consolidation with or involving the Company or any of the Subsidiaries) or any acquisition, issuance, grant, sale or transfer of any of the securities, business, properties or assets of the Company or any of the Subsidiaries (other than the sale of products and services in the ordinary course of business consistent with past practice or license of Intellectual Property in connection therewith), (B) any joint venture or other strategic investment in or involving the Company or any of the Subsidiaries (other than a commercial or strategic relationship in the ordinary course of business), including any new financing, investment round or recapitalization of the Company, (C) the employment of all or substantially all of the Employees or (D) any other similar transaction involving the Company or any of the Subsidiaries that is not in the ordinary course of business (each, an “Alternative Transaction”); or (iv) enter into any Contract, whether binding or non-binding, with any Third Party providing for an Alternative Transaction (including a letter of intent or exclusivity agreement) or committing the Company or any of the Subsidiaries to do any of the actions contemplated by the preceding clauses (i)-(vii) above.

(c) Notice of Competing Acquisition Proposals. In the event that the Company or any of its Representatives shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 6.1, any inquiry offer, proposal or indication of interest regarding a potential Alternative Transaction, or any request for disclosure of information or access of the type referenced in clause (ii) of Section 5.1(b), the Company or such Affiliate or Representative shall notify Parent within 48 hours thereof, which notice shall include the identity of the Third Party making any such inquiry, offer, proposal, indication of interest or request, and the specific terms of such inquiry, offer, proposal, indication or request, as the case may be (including a copy of any written material and electronic communications received from such Third Party), and such other information related thereto as Parent may reasonably request.

(d) Actions of Representatives. The parties hereto understand and agree that any violation of the restrictions set forth above by any Representative of the Company shall be deemed to be a breach of this Agreement by the Company.

(e) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.1 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.1 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

5.2 Stockholder Approval.

(a) Requisite Stockholder Approval. Immediately following the execution of this Agreement, the Company shall solicit written consent from Stockholders representing the Requisite Stockholder Approval in a form to be mutually agreed upon by the Company and Parent (the “Stockholder Written Consent”). The Company shall promptly deliver to Parent a copy of each executed Stockholder Written Consent upon receipt thereof from any Stockholder pursuant to such solicitation. It is anticipated that, immediately after the execution of this Agreement, the Company will receive Stockholder Written Consents from Stockholders pursuant to the preceding solicitation that are sufficient to fully and irrevocably deliver the Requisite Stockholder Approval. As soon as reasonably practicable after obtaining the Requisite Stockholder Approval, the Company shall prepare and, in accordance with applicable Legal Requirements, send to all Stockholders on the record date for the Stockholder Written Consents who did not execute a Stockholder Written Consent the notices required pursuant to Delaware Law. Such materials submitted to the Stockholders in connection with such Stockholder Written Consents shall be subject to review and comment by Parent and shall include an information statement regarding the Company, the terms of this Agreement and the Transactions and the unanimous recommendation of the Company Board that the Stockholders adopt this Agreement and approve the Transactions (the “Information Statement”). Each party agrees that information supplied by such party for inclusion in the Information Statement will not, on the date the Information Statement is first sent or furnished to the Stockholders, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. The parties shall update, amend and supplement the Information Statement from time to time as may be required by applicable Legal Requirements. The Company Board shall not alter, modify, change or revoke the Company Recommendation.

(b) 280G Approvals. Prior to the Closing, the Company shall use its reasonable best efforts to obtain and deliver to Parent a 280G Waiver from each Person who Parent reasonably believes is, with respect to the Company or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), who might otherwise receive or have the right or entitlement to receive a “parachute payment” under Section 280G of the Code, unless the Stockholders approve such payment in accordance with the terms of this section. Prior to the Closing, and following the delivery of all required 280G Waivers, the Company shall submit to the Stockholders for approval (in a form and manner satisfactory to Parent) as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that Parent determines may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code. Prior to the Closing the Company shall deliver to Parent evidence satisfactory to Parent that a Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder and that (i) the requisite Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Stockholder vote (the “280G Approval”), or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the 280G Waivers.

5.3 Governmental Approvals.

(a) Subject to the terms of Section 5.3(b), each of the Company, any Subsidiary and Parent shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity that may be reasonably required to consummate, or that Parent may reasonably request in connection with the consummation of, the Transactions as promptly as possible after the execution of this Agreement. Each of the Company and Parent shall use its reasonable best efforts to obtain all such authorizations, approvals and consents. To the extent permitted by applicable Legal Requirements, each of the Company and Parent shall promptly inform the other of any material communication between the Company or Parent (as applicable) and any Governmental Entity regarding the Transactions. If the Company or Parent or any Affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the Transactions, then the Company or Parent (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Each of the Company and Parent shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other.

(b) Without limiting the generality or effect of Section 5.3(b), to the extent permitted by applicable Legal Requirements, the parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act, it being understood that the Company will not, nor will it permit any of its Representatives to make any material communications with, or proposals relating to, or enter into, any material understanding, undertaking or agreement with, any Governmental Entity relating to the Transactions without Parent’s prior review and approval. Each of the Company and Parent shall use its reasonable best efforts to take such actions as may be required to cause the expiration of the notice periods under any HSR Act with respect to the Transactions as promptly as possible after the execution of this Agreement.

(c) Notwithstanding anything in this Section 5.3 or in Section 5.4, Parent shall not be required to agree to (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or Affiliates or of the Company or the Subsidiaries, (ii) the imposition of any limitation on the ability of Parent, its subsidiaries or Affiliates or the Company or the Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and the Subsidiaries, or (iii) the imposition of any impediment on Parent, its subsidiaries or Affiliates or the Company or the Subsidiaries under any Legal Requirement governing competition, monopolies or restrictive trade practices. Nothing set forth in this Agreement shall require Parent to litigate with any Governmental Entity.

(d) Parent shall, in consultation with the Company and subject to Section 5.3(b), determine strategy, lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Entity as contemplated hereby, and the Company and the Subsidiaries will take such actions as reasonably requested by Parent in connection with obtaining such consents, approvals or waivers.

5.4 Reasonable Best Efforts to Close. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective Transactions as promptly as practicable, including by using reasonable best efforts to take all action necessary to satisfy all of the conditions to the obligations of the other party or parties hereto to effect the Merger set forth in Section 1.2(b), to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Transactions for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Transactions.

5.5 Access to Information. The Company shall afford Parent and its Representatives reasonable access during the period from the date hereof and prior to the Effective Time to (i) all of the properties, Books and Records and Contracts of the Company and the Subsidiaries, including all Company IP, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and the Subsidiaries as Parent may reasonably request, and (iii) all Employees of the Company and the Subsidiaries as reasonably identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other Representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.5 or otherwise shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein or in the Disclosure Schedule or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof, restrict, impair or otherwise affect any Parent Indemnified Parties’ right to indemnification hereunder or otherwise prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.6 Notification of Certain Matters. The Company shall give prompt notice (provided that no delay shall be deemed a breach of this Section 5.6 unless Parent is actually harmed) to Parent of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company set forth in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice, or (ii) constitute an acknowledgment or admission of a breach of this Agreement; and provided, further that the failure to deliver a notice pursuant to this Section 5.6 shall not be considered in determining whether the condition set forth in Section 1.2(b)(ii)(A) or Section 1.2(b)(ii)(B) has been satisfied. No disclosure by the Company pursuant to this Section 5.6 shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein or in the Disclosure Schedule or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof, restrict, impair or otherwise affect any Indemnified Parties’ right to indemnification hereunder or otherwise prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.7 Contracts.

(a) Notices and Consents. The Company shall use commercially reasonable efforts to obtain such consents, waivers and approvals of any third parties to any Contract (including all of the Contracts set forth in Section 2.4 of the Disclosure Schedule) as are required thereunder in connection with the Merger in order for such Contract to remain in full force and effect following the Merger. In the event the Merger does not close for any reason, neither Parent nor Merger Sub shall have any liability to the Company, the Stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, modifications, waivers and approvals.

(b) Terminated Agreements. The Company shall use its commercially reasonable efforts to terminate each of the agreements listed on Schedule 5.7(b) (the “Terminated Agreements”) effective as of and contingent upon the Closing, including sending all required notices, such that each Terminated Agreement shall be of no further force or effect as of immediately prior to the Closing. The form and substance of each termination letter shall be subject to prior review and approval by Parent. In the event the Merger does not close for any reason, neither Parent nor Merger Sub shall have any liability to the Company, the Stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such terminations.

5.8 Employee Matters.

(a) Continuing Employees. On and for a period of not less than three (3) months after the Closing, Parent shall provide, or cause the Company or its successor to provide, to each Continuing Employee salary and benefits (other than equity-compensation benefits and without giving effect to any Continuing Employee’s title) that are, in the aggregate, no less favorable to the salary and benefits (other than equity-compensation benefits) provided to such Continuing Employee as of immediately prior to the Closing or, in its sole discretion, Parent may provide such Continuing Employee with benefits (other than equity-compensation benefits and without giving effect to any Continuing Employee’s title) under the Parent’s employee benefit plans on substantially the same basis, in the aggregate, as those provided to similarly situated employees of Parent. If Parent chooses to provide benefits to one or more Continuing Employees under Parent’s employee benefit plans, then Parent shall use its commercially reasonable efforts to provide to such Continuing Employees participation in Parent’s 401(k) plan without a waiting period, credit for all year-to-date co-pays and deductibles under Parent’s plans incurred by any such Continuing Employees prior to Closing, waiver of all waiting periods under any plan providing life insurance or long-term disability insurance, and, to the extent applicable, credit continuous service with the Company prior to the Closing, including, without limitation, for purposes of determining the rate at which such Continuing Employees will accrue vacation and the amount of severance payable under the applicable Parent employee benefit plan. The Continuing Employees are not third-party beneficiaries of the provisions of this Section 5.8(a), and nothing herein expressed or implied will give or be construed to give any Continuing Employee any legal or equitable rights hereunder.

(b) Specified Employees. On or prior to March 21, 2014, Parent shall extend a written offer to each Specified Employee, which written offer shall provide an overall compensation level that a Continuing Employee is entitled to receive pursuant to Section 5.8(a) and shall be contingent upon the Closing and effective as of the Closing Date. Parent will hire each Specified Employee who accepts the written offer.

(c) Proprietary Information and Inventions Assignment Agreements. Prior to the Closing, the Company shall use its reasonable best efforts to cause each current and former employee of the Company and the Subsidiaries to have entered into and executed, and each person who becomes an employee of the Company or any Subsidiary after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, an employee proprietary information agreement in the Company’s standard form with the Company and each of the Subsidiaries effective as of such employee’s first date of employment or service. The Company shall use commercially reasonable efforts to cause each current and former consultant or contractor of the Company and the Subsidiaries to have entered into and executed, and each Person who becomes a consultant or contractor of the Company or any Subsidiary after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, a consultant proprietary information agreement with the Company in its standard form and each Subsidiary effective as of such consultant or contractor’s first date of service.

(d) Termination of Employee Plans. Unless instructed otherwise by Parent by no later than five (5) days before the Closing Date, and effective as of no later than the day immediately preceding the Closing Date, the Company shall terminate any and all Company Employee Plans intended to include any group severance pay or benefits and any arrangement pursuant to Section 401(k) of the Code (each, a “401(k) Plan”). Unless instructed otherwise by Parent by no later than five (5) days before the Closing Date, and effective as of no later than the later of (i) the day immediately preceding the Closing Date or (ii) April 1, 2014, the Company shall terminate any and all Company Employee Plans other than 401(k) Plans. The Company shall provide Parent with evidence that any such Company Employee Plan has been terminated pursuant to resolutions of the board of directors (or similar body) of the Company or its ERISA Affiliates, as the case may be. The form and substance of such resolutions shall be subject to the reasonable review and approval of Parent. The Company also shall take such other actions in further of terminating any such Company Employee Plans as Parent may reasonably require.

(e) Termination of Company Employment Arrangements. Prior to the Closing, the Company shall terminate, and/or shall cause each Subsidiary to terminate, the employment or consulting services of each individual who Parent does not expect to continue his or her services with Parent, the Surviving Subsidiary or one of their respective Subsidiaries until Closing. Effective as of no later than immediately prior to the Closing, the Company shall, and/or shall cause each Subsidiary to, as applicable, pay, all severance pay or benefits (including to any acceleration of vesting) to such Employee prior to the Closing.

(f) No Employment Commitment or Plan Amendments. No provision of this Agreement is intended, or shall be interpreted, to provide nor create any third party beneficiary rights or any other rights of any kind or nature whatsoever in any stockholder, Key Employee, Other Employee, consultant, contractor or any other Person, including any rights of employment for any specified period and/or any employee benefits, in favor of any Person, union, association, Continuing Employee, Key Employee, Other Employee, consultant or contractor or any other Person, other than the parties hereto and their respective successors and permitted assigns, and all provisions hereof will be personal solely among the parties to this Agreement. In addition, no provision of this Agreement is intended, or shall be interpreted, to amend any term or condition of the Plan or any other employee related plan, program or policy of Parent, any subsidiary or Parent, the Company or any Subsidiary.

5.9 Directors’ and Officers’ Indemnification.

(a) For a period of six (6) years following the Effective Time, Parent shall, and Parent shall cause the Surviving Corporation or its successor to fulfill and honor in all respects the obligations of the Company with respect to all rights to indemnification (including advancement of expenses) or exculpation existing in favor of, and all limitations on the personal liability of, any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any of the Subsidiaries under the Charter Documents or in any indemnification agreements in effect as of the date hereof and set forth in Section 5.9 of the Disclosure Schedule to the fullest extent permitted by applicable Legal Requirements (each, a “D&O Indemnified Party” and collectively, the “D&O Indemnified Parties”). Notwithstanding the foregoing, Parent shall have no obligation to maintain the existence of the Surviving Corporation for any specified period following the Effective Time. The Company hereby represents to Parent that no claim for indemnification has been made as of the date hereof by any director or officer of the Company.

(b) Prior to the Effective Time, the Company shall purchase (and pay in full all premiums on) an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers on terms reasonably acceptable to Parent that shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to the insured Persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company and any premiums with respect to such policy shall be Third Party Expenses hereunder. After the Effective Time, Parent and the Surviving Corporation shall maintain such policy in full force and effect, and continue to honor the obligations thereunder; provided, however, that Parent and the Surviving Corporation shall have no obligation to pay premiums or any other amounts with respect to such policy.

(c) Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.9 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9 and shall be entitled to enforce the covenants contained herein).

(d) In the event that, following the Effective Time Surviving Corporation, Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any Person or (iii) commences a dissolution, liquidation, assignment for the benefit of creditors or similar action, then, and in each such case, to the extent necessary, proper provision shall be made so that either the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

5.10 Tax Matters.

(a) Preparation of Tax Returns. Subject to Section 4.2(p) hereof, the Company shall prepare and timely file all Tax Returns of the Company or any of its Subsidiaries for the Pre-Closing Tax Period required to be filed on or after the date of this Agreement and prior to the Closing Date. Parent or an Affiliate of Parent shall prepare and timely file all Tax Returns of the Company or any of its Subsidiaries for the Pre-Closing Tax Period that are required to be filed after the Closing Date. To the extent that any such Tax Returns could reasonably give rise to a claim for indemnity pursuant to ARTICLE VII hereof, Parent shall provide a copy of such Tax Returns to the Stockholder Representative not less than fifteen (15) Business Days prior to the due date for filing and shall consider in good faith any comments provided by the Stockholder Representative. Parent and any Affiliate of Parent shall prepare any such Tax Returns relating in whole or in part to the Company for any Pre-Closing Tax Period consistent with the past practices of the Company unless otherwise required by applicable Legal Requirements.

(b) Transfer Taxes. All transfer, sales, use, value added, stamp, excise documentary, registration and other similar Taxes payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne and timely paid one-half by Parent and one-half by the Seller Indemnifying Parties. The Person(s) required by applicable Law to file any necessary Tax Returns with respect to such Transfer Taxes shall file such Tax Returns and, if required by applicable Law, the Company or Parent, as the case may be, shall join in the execution of such Tax Returns.

(c) Cooperation. In connection with the preparation of Tax Returns, audit examinations, and any proceedings relating to the Tax liabilities of the Company or any of its Subsidiaries for which an indemnification claim could be made pursuant to ARTICLE VII hereof, Parent and the Company, on the one hand, and the Stockholder Representative and the Stockholders, on the other hand, shall cooperate fully with each other, including by furnishing or making available during normal business hours the records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims relating to such Taxes.

(d) Tax Claims. Following the Closing, Parent shall control all tax claims with respect to the Company and its Subsidiaries, including the defense and settlement of such tax claims; provided that Parent shall (x) keep the Stockholder Representative reasonably informed concerning the progress of any material tax claim, (y) provide the Stockholder Representative copies of all correspondence and other documents relevant to any material tax claim, and (z) shall not settle such claim without consulting with the Stockholder Representative. The Stockholder Representative shall have the right (but not the duty) to participate in the defense of any such material tax claim and to employ counsel, at its own expense (on behalf of the Seller Indemnifying Parties), separate from the counsel employed by Parent.

(e) Post-Closing Tax Returns. Neither Parent nor any Affiliate of Parent shall file, amend, re-file or otherwise modify any Tax Return relating in whole or in part to the Company for any Pre-Closing Tax Period which results in the Seller Indemnifying Parties becoming liable for additional Taxes, without providing a copy of any such Tax Return to the Stockholder Representative not less than (15) Business Days prior to the date such Tax Return will be filed and considering in good faith the Stockholder Representative’s reasonable comments to any such Tax Return. Parent and any Affiliate of Parent shall prepare any such Tax Returns relating in whole or in part to the Company for any Pre-Closing Tax Period consistent with the past practices of the Company unless otherwise required by applicable Legal Requirements. Neither Parent nor any Affiliate of Parent shall elect to waive any carryback of the Company’s net operating losses (if any) under Section 172(b)(3) of the Code on any Tax Return of the Company filed for any Pre-Closing Tax Period (or any similar provision of local, state or non-U.S. Law), to the extent that such net operating loss is attributable to a period ending on or before the Closing Date. For all purposes, including with respect to the preparation of any Tax Returns, Parent, the Company and the Stockholder Representative agree that (i) all Transaction Deductions shall be treated as properly allocable to the taxable period or portion thereof ending on or before the Closing Date and shall be included as deductions on the Tax Returns of the Company for such period to the maximum extent permitted by applicable Legal Requirement, and (ii) such Tax Returns shall be prepared for a pre-Closing short year in accordance with Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) (and not using the “next day” rule of Treasury Regulations Section 1.1502-76(b)(1)(ii)(B).

5.11 Filing of Parent Amended and Restated Charter. Prior to the Closing, Parent shall file the Parent Amended and Restated Charter.

5.12 Option Repricing. Effective as of no later than two (2) days prior to the Closing, the Company shall take all actions that are necessary and appropriate to cause (a) each Company Option listed on Schedule 5.12 and (b) any other Company Option that is eligible for the correction procedures under IRS Notice 2008-113 and that Parent, after consultation with the Company, determines prior to the Closing to have a per share exercise price less than the per share fair market value of Company Common Stock as of the date such Company Option is granted pursuant to applicable Legal Requirements (each, an “Eligible Reprice Option”) to be amended to increase the per share exercise price of such Eligible Reprice Option to equal the per share fair market value of Company Common Stock (as determined pursuant to an independent valuation report obtained by the Company) as of the date such Eligible Reprice Option is considered granted pursuant to applicable Legal Requirements (the “Option Repricing”). As consideration for the Option Repricing, each holder of an Eligible Reprice Option shall receive consideration from the Company that the Company, in consultation with Parent, deems reasonable and appropriate, and each such holder shall execute and deliver to Parent no later than two (2) days prior to the Closing a release of claims that is effective no later than the Closing and in a form mutually satisfactory to Parent and the Company (the “Repricing Release”). The Option Repricing shall be conducted in a manner that is consistent with IRS Notice 2008-113. All notices, consents, agreements and other documentation (including the form of Repricing Release) in connection with the Option Repricing shall be subject to the reasonable review and approval of Parent, which approval shall not be unreasonably withheld or delayed.

ARTICLE VI

PRE-CLOSING TERMINATION OF AGREEMENT

6.1 Pre-Closing Termination. Except as provided in Section 6.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a) by mutual written agreement of the Company and Parent;

(b) by Parent if the Requisite Stockholder Approval shall not have been obtained by the Company and delivered to Parent within four (4) hours after the execution and delivery of this Agreement by Parent and the Company;

(c) by Parent or the Company if the Closing Date shall not have occurred by 11:59pm Pacific Time on June 30, 2014 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(d) by Parent or the Company if any Legal Requirement shall be in effect which has the effect of making the Merger illegal or otherwise prevents consummation of the Merger, provided that in the case of any such Legal Requirement that is an Order, such Order has become final and non-appealable;

(e) by Parent if there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that the conditions set forth in Sections 1.2(b)(ii)(A) and 1.2(b)(ii)(B) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within twenty (20) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Section 1.2(b) for the benefit of Parent are incapable of being satisfied on or before the End Date; or

(f) by the Company if there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of Parent set forth in this Agreement such that the conditions set forth in Sections 1.2(c)(i) and 1.2(c)(ii) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within twenty (20) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Section 1.2(b) for the benefit of the Company are incapable of being satisfied on or before the End Date.

6.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any willful and intentional breaches of this Agreement, Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of this Section 6.2, Sections 9.6 (Confidentiality), 9.7 (Public Disclosure), 9.8 (Third Party Expenses), and ARTICLE IX (General Provisions) shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE VI.

ARTICLE VII

POST-CLOSING SELLER INDEMNIFICATION

7.1 Survival of Representations, Warranties of Seller; Seller Indemnification Claims.

(a) Indemnification claims by the Parent Indemnified Parties pursuant to this Agreement may only be made by delivering an Indemnification Claim Notice within the periods specified in this Section 7.1(a). The parties expressly agree the Parent Indemnified Parties need not file a lawsuit or petition for arbitration pursuant to this Agreement before the expiration dates specified herein in order to preserve their right to indemnification arising hereunder in respect of any Indemnification Claim Notice delivered prior to such expiration periods.

(i)

(A) Except for any indemnification claim arising out of inaccuracy or breach of any Company Fundamental Representation or the representations and warranties of the Company set forth in Section 2.10 (Tax Matters) (together with the Company Fundamental Representations, the “Company Special Representations”), the representations and warranties of the Company and any Parent Indemnified Party’s right to make indemnification claims pursuant to Section 7.2(a)(i) of this Agreement, shall survive until 11:59 p.m. Pacific Time on the date that is twelve (12) months following the Closing Date (the date of expiration of such period, the “First Expiration Date”), after which time no Parent Indemnified Party may make such an indemnification claim.

(B) Each Company Special Representation and any Parent Indemnified Party’s right to make indemnification claims pursuant to Section 7.2(a)(i) of this Agreement with respect to each Company Special Representation, shall survive until the expiration of all applicable statutes of limitations in respect of the matters addressed by such Company Special Representation, after which time no Parent Indemnified Party may make such an indemnification claim.

(ii) Indemnification claims pursuant to Section 7.2(a)(ii) of this Agreement may only be made on or before the First Expiration Date; provided, however, that claims pursuant to Section 7.2(a)(ii) of this Agreement related to Taxes may be made at any time prior to the expiration of all applicable statutes of limitations in respect of such Tax matter.

(iii)

(A) Indemnification claims based on a claim that would constitute a breach or inaccuracy of any representation or warranty that is not a Company Special Representation pursuant to Section 7.2(a)(iii) of this Agreement may only be made on or before the First Expiration Date.

(B) Indemnification claims based on a claim that would constitute a breach or inaccuracy of any Company Special Representation pursuant to Section 7.2(a)(iii) of this Agreement may only be made on or before the expiration of all applicable statutes of limitations in respect of the matters addressed by such Company Special Representation.

(iv) Indemnification claims pursuant to Section 7.2(a)(iv) of this Agreement may only be made on or before the First Expiration Date.

(v) Indemnification claims pursuant to Section 7.2(a)(v) of this Agreement, may only be made prior to the expiration of all applicable statutes of limitations in respect of such matter.

(vi) Indemnification claims pursuant to Section 7.2(a)(vi) of this Agreement may only be made prior to the expiration of all applicable statutes of limitations in respect of such matter.

(vii) Indemnification claims pursuant to Sections 7.2(a)(vii) or 7.2(a)(viii) of this Agreement must be made prior to 11:59 p.m. Pacific Time on the date that is twenty-four (24) months following the Closing Date (the date of expiration of such period, the “Second Expiration Date” and together with the First Expiration Date, the “Expiration Dates”) (it being understood that claims made pursuant to Section 7.2(a)(vii) of this Agreement may be made until the Second Expiration Date notwithstanding the fact that one of the foregoing limitations might otherwise have required such claim to have been brought by the First Expiration Date).

(b) Notwithstanding anything to the contrary in Section 7.1(a), if a Seller Indemnifying Party has committed or had actual knowledge of any Fraud, claims may be made against such Seller Indemnified Party in respect of such Fraud at any time, without limitation.

(c) Notwithstanding anything to the contrary in Section 7.1(a),the Parent Indemnified Parties’ right to make indemnification claims specified in Section 7.1(a), shall survive beyond the Expiration Dates or other survival and claim periods specified in Section 7.1(a) with respect to any claim made in respect thereof if a claim is timely made in accordance with the terms hereunder prior to the expiration of the applicable survival and claim period specified in Section 7.1(a) in which case any applicable representation and warranty and the right to any indemnification claim under this Agreement with respect to any matter referenced in Section 7.1(a), shall survive as to such claim until such claim has been finally resolved. For the avoidance of doubt, it is the intention of the parties hereto that the respective survival periods and termination dates specified in Section 7.1(a) supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties and any Parent Indemnified Party’s right to make indemnification claims in respect thereof under this Agreement.

7.2 Seller Indemnification.

(a) From and after the consummation of the Merger, subject to the terms and limitations of this ARTICLE VII, the Stockholders (other than any Stockholder that receives cash pursuant to the terms hereof because such Stockholder is not “accredited” as defined in Rule 501 promulgated under Regulation D of the Securities Act) (each, an “Seller Indemnifying Party” and collectively, the “Seller Indemnifying Parties”) shall severally (based on such Seller Indemnifying Party’s Pro Rata Portion), but not jointly, indemnify and hold harmless Parent and its Affiliates (including the Surviving Corporation) and their respective directors, officers and other employees, (each, an “Parent Indemnified Party” and collectively, the “Parent Indemnified Parties”), from and against all losses, liabilities and damages of any kind or nature, Taxes, awards, judgments penalties, fees, costs and expenses, including reasonable out-of-pocket attorneys’ and consultants’ fees and expenses and any such reasonable out-of-pocket fees, costs and expenses incurred in connection with investigating, defending against or settling any claims that are indemnifiable hereunder (hereinafter individually a “Loss” and collectively “Losses”) paid, incurred, suffered or sustained by the Parent Indemnified Parties, or any of them (including the Surviving Corporation) (regardless of whether or not such Losses relate to any third party claims), resulting from or arising out of any of the following:

(i) any breach of or inaccuracy in, as of the date hereof or as of the Closing, a representation or warranty of the Company set forth in this Agreement; provided, however, that in the event of any such breach or inaccuracy, for purposes of determining the amount of any Loss relating thereto no effect will be given to any qualifications based on the word “material” or similar phrases (including “Company Material Adverse Effect”) contained therein (it being agreed and understood however that such qualifications will continue to apply, as applicable, to the determination of whether a breach or inaccuracy of representation or warranty has occurred);

(ii) any failure by the Company to perform or comply with any of its covenants or agreements set forth in this Agreement;

(iii) third party Actions against Parent or any of its subsidiaries (including the Company or any Subsidiaries) following the Closing, whether or not it is determined that there was a breach or inaccuracy of a representation or warranty or any other matter specified in Section 7.2(a)(i) as a basis for indemnification under this Agreement, if the facts and circumstances alleged in such third party Action would give the Parent Indemnified Parties a right to indemnification under Section 7.2(a)(i) assuming for this purpose that such facts and circumstances are accurate and the claims made therein are recoverable by the third party claimant(s) in accordance therewith; provided, however, that the Parent Indemnified Parties shall be entitled to recover only 50% of Losses paid, incurred, suffered or sustained by them resulting from or arising out of such third party Action unless the Parent Indemnified Parties recover for such Action pursuant to Section 7.2(a)(i);

(iv) any payment in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement, and any other Losses paid, incurred, suffered or sustained in respect of any Dissenting Shares, including all reasonable out-of-pocket attorneys’ and consultants’ fees, costs and expenses and including any such reasonable out-of-pocket fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding in respect of Dissenting Shares;

(v) regardless of the disclosure of any matter set forth in the Disclosure Schedule, any inaccuracy in any information set forth in the Payment Spreadsheet;

(vi) any Taxes of the Company or any Subsidiary, without duplication: (A) attributable to any taxable period or portion thereof that ends on or prior to the Closing Date (“Pre-Closing Tax Period”), including all Transaction Payroll Taxes (it being understood that, in the case of Taxes based upon income (including for the avoidance of doubt, income includible in gross income pursuant to Section 951 of the Code), sales, proceeds, profits, receipts, wages, compensation or similar items, the Taxes attributable to a Pre-Closing Tax Period ending on the Closing Date shall be determined on the basis of a closing of the books as of the close of business on the Closing Date, and the amount of any other Taxes of the Company attributable to such Tax period shall equal the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period up to and including the Closing Date, and the denominator of which is the total number of days in the taxable period), (B) as a result of the Company or any Subsidiary being (or ceasing to be) (1) a member of an affiliated or combined group pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. law on or prior to the Closing Date or (2) a transferee or successor by Contract (other than a Contract, such as a lease, the primary purpose of which is not related to Taxes) or otherwise, which relate to an event occurring on or before the Closing Date, (C) as a result of an express obligation arising on or prior to the Closing Date to indemnify or otherwise assume or succeed to the Taxes of any other Person, or (D) the Stockholders’ share of any Transfer Taxes as set forth in Section 5.10(b); provided, however, that the Seller Indemnifying Parties shall not indemnify the Parent Indemnified Parties from and against: (1) any Taxes arising as a result of any election made by Parent or any of its Affiliates (including the Surviving Corporation) after the Closing, (2) any Taxes arising as a result of any action taken by Parent or the Surviving Corporation on the Closing Date after the Closing outside of the ordinary course of business, (3) Parent’s share of any Transfer Taxes as set forth in Section 5.10(b) and (4) any Taxes (including Transaction Payroll Taxes) included in the calculation of Total Consideration Deductions;

(vii) Fraud on the part of the Company, any Subsidiary or any Seller Indemnifying Party in connection with this Agreement or the Transactions; and

(viii) (A) any Taxes or other obligations, interest, penalties, charges, costs, fees or other expenses relating to such Taxes or obligations in connection with any Company Options that are determined to have a per share exercise price that is less than the per share fair market value of the Company Common Stock on the date of grant of such Company Option that Parent or its Subsidiaries (including, for the avoidance of doubt, the Company following the Closing) pay, incur or sustain as a result of the application of Section 409A and including (without duplication) any amounts described above that are paid, incurred or sustained by Parent or its Subsidiaries on behalf of any holder of Company Options, plus (B) any gross-up of claims, liabilities, Taxes, or other obligations, interest, penalties, charges, costs, fees or other expenses imposed by the IRS as a result of the application of Section 409A paid, incurred or sustained by Parent or its Subsidiaries (it being understood that claims of the type specified in this clause (viii) may only be made pursuant to this clause (viii) and not pursuant to clause (vi)).

(b) The Seller Indemnifying Parties (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by a Parent Indemnified Party pursuant to the indemnification provisions in this ARTICLE VII.

(c) Any payments made to a Parent Indemnified Party pursuant to any indemnification obligations under this ARTICLE VII will be treated as adjustments to the Total Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by applicable Legal Requirements.

(d) Nothing in this Agreement shall limit the right of any Parent Indemnified Party which is a party to a Related Agreement to pursue remedies under such Related Agreement against the other parties thereto. Notwithstanding anything to the contrary contained in this Agreement, no breach of any representation, warranty, covenant or agreement contained herein or in any Related Agreement shall give rise to any right on the part of any Parent Indemnified Party, after the consummation of the Transactions, to rescind this Agreement or any of the transactions contemplated hereby.

7.3 Limitations on Seller Indemnification.

(a) Threshold. The Parent Indemnified Parties, as a group, or may not recover any Losses pursuant to an indemnification claim unless and until the Parent Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least $1,000,000 in Losses in the aggregate (the “Threshold Amount”), in which case the Parent Indemnified Parties shall be entitled to recover all such Losses without regard to the Threshold Amount.

(b) Maximum Liability.

(i) The liability of each Seller Indemnifying Party for indemnification claims under Section 7.2(a)(i) other than with respect to the Company Special Representations (which shall be subject only to the limitations in Section 7.3(b)(iii)), Section 7.2(a)(iii) and Section 7.2(a)(viii) shall be limited to such Seller Indemnifying Party’s Pro Rata Portion of the Escrow Shares held in the Escrow Fund (with each Escrow Share being valued at the Parent Signing Price for purposes of satisfying any such claims) and no claims may be made directly against any Seller Indemnifying Party for such matters.

(ii) The liability of each Seller Indemnifying Party for indemnification claims made after the First Expiration Date under Section 7.2(a)(vii) shall be limited to such Seller Indemnifying Party’s Pro Rata Portion of the Escrow Shares held in the Escrow Fund (with each Escrow Share being valued at the Parent Signing Price for purposes of satisfying any such claims) and no claims may be made directly against any Seller Indemnifying Party for such matters after the First Expiration Date (it being understood that claims made on or prior to the First Expiration Date under Section 7.2(a)(vii) shall be subject only to the limitations in Section 7.3(b)(iii)).

(iii) The liability of each Seller Indemnifying Party for indemnification claims under Section 7.2(a) shall be limited to such Seller Indemnifying Party’s Pro Rata Portion of such liability. The aggregate liability of each Seller Indemnifying Party for indemnification claims under Section 7.2(a) (in excess of the Escrow Shares recovered by a Parent Indemnified Party and not actually distributed to such Seller Indemnifying Party) shall be limited to a dollar amount equal to the aggregate portion of the Total Consideration actually received by such Seller Indemnifying Party pursuant to this Agreement (with each share of Parent Capital Stock being valued at the Parent Signing Price for purposes of determining such aggregate dollar amount and for purposes of satisfying any such claims).

(c) Notwithstanding anything to the contrary contained in Section 7.3(b), the liability limitations set forth in Section 7.3(b) shall not apply in the case of Fraud to any Seller Indemnifying Party that committed or had actual knowledge of such Fraud.

(d) The Parent Indemnified Parties’ first source of recovery for indemnification claims under Section 7.2(a) shall be recourse against the Escrow Shares held in the Escrow Fund (with each Escrow Share being valued at the Parent Signing Price for purposes of satisfying any such claims); claims may only be made directly against the Seller Indemnifying Parties (to the extent such claims are not limited to the Escrow Fund pursuant to Section 7.3(b)) when the aggregate value of pending indemnification claims exceeds the value of Escrow Shares then in the Escrow Fund (and then only to the extent of excess).

(e) The rights of the Parent Indemnified Parties to indemnification, compensation or reimbursement, payment of Losses or any other remedy under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, compensation or reimbursement, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement. Other than with respect to any claim for Fraud, no Parent Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Parent Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder.

(f) Nothing in this Agreement shall limit the liability of a Seller Indemnifying Party (i) in connection with a claim based on Fraud committed by such Seller Indemnifying Party or (ii) in connection with a claim based on Fraud of the Company or another Seller Indemnifying Party committed prior to Closing as to which such Seller Indemnifying Party had actual knowledge (without any duty to investigate) that the specific Fraud at issue had occurred or was occurring prior to Closing (and not merely knowledge of the underlying facts that are alleged to be a Fraud) and did not inform Parent of such information to which such Seller Indemnifying Party has such knowledge as promptly as reasonably practicable.

(g) The amount of any Losses that are subject to indemnification under this ARTICLE VII shall be calculated net of the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by the Parent Indemnified Parties in respect of such Losses or any of the events or circumstances giving rise or otherwise related to such Losses (net of any costs or expenses incurred in obtaining such insurance, indemnification, contribution or reimbursement, including any increases in insurance premiums resulting from any insurance recovery), provided, that nothing in this Section 7.3(g) shall be construed as or give rise to an obligation to seek any such insurance, indemnification, contribution or reimbursement. In the event that any insurance or other recovery is made by Parent or any Affiliate of Parent with respect to any Losses for which Parent or any such Affiliate has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Escrow Agent for distribution to the Seller Indemnifying Parties in accordance with the Seller Indemnifying Party’s respective Pro Rata Portions. In the event that the result of such payments in cash could reasonably be determined to cause the Merger to violate the requirement of Section 368(a)(2)(E)(ii) of the Code that Parent acquire “control” (as defined in Section 368(c) of the Code) of the Company in exchange for voting stock of Parent, then the Stockholder Representative and Parent will negotiate in good faith as to whether it would be reasonable to satisfy (in whole or in part) such indemnification obligation in Parent Capital Stock to the extent necessary to not violate such requirement, taking into account the negative impact of such violation on the former holders of Company Capital Stock relative to any negative impact on Parent of satisfying such indemnification obligation through the issuance of Parent Capital Stock.

(h) Notwithstanding anything to the contrary elsewhere in this Agreement, no Seller Indemnifying Party shall, in any event, be liable to any Parent Indemnified Party for any exemplary or punitive damages, or any damages measures by a multiple of earnings, incurred, suffered or sustained by an Parent Indemnified Party, unless and only to the extent awarded to a third party.

(i) No Parent Indemnified Party shall be entitled to recover Losses relating to any matter arising under one provision of this Agreement to the extent that such Parent Indemnified Party has recovered the same Losses in respect of such matter under another provision of this Agreement.

7.4 Seller Indemnification Claim Procedures.

(a) Subject to the limitations set forth in Section 7.1, if a Parent Indemnified Party wishes to make an indemnification claim under this ARTICLE VII, such Parent Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Stockholder Representative (with a copy to the Escrow Agent) (or in the event a Parent Indemnified Party elects to pursue such indemnification claim directly against a Seller Indemnifying Party, to such Seller Indemnifying Party directly) (i) stating that a Parent Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses, and (ii) specifying in reasonable detail the individual items of such Losses, the date each such item was paid, incurred, suffered or sustained, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related. Parent may update an Indemnification Claim Notice from time to time to reflect any new information discovered with respect to the claim set forth in such Indemnification Claim Notice. Following the delivery of an Indemnification Claim Notice, Parent shall provide the Stockholder Representative and its representatives and agents with such documents and records of the Surviving Corporation and its Subsidiary as they may reasonably require, and reasonable access to such personnel or representatives of the Surviving Corporation (including but not limited to the individuals responsible for the matters that are subject of the Indemnification Claim Notice) as they may reasonably require, for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Indemnification Claim Notice.

(b) In the event of the assertion or commencement by any Person (other than a party to this Agreement) of any Action with respect to which the Seller Indemnifying Parties may become obligated to indemnify any Parent Indemnified Party pursuant to this ARTICLE VII, the Stockholder Representative shall (on behalf of the Seller Indemnifying Parties) have the right to participate in (at the expense of the Seller Indemnifying Parties), but not to determine, control or conduct, the defense of such third party Action. In the event that the Stockholder Representative has affirmatively consented in writing to any such settlement, the Seller Indemnifying Parties shall have no power or authority to object to the recovery by Parent of the amount of such settlement pursuant to this ARTICLE VII. In the event that the Stockholder Representative does not consent to any such settlement, and the Parent Indemnified Parties wish to seek indemnification hereunder in respect of such third party Action, then the Parent Indemnified Parties shall make such indemnification claims pursuant to the procedures set forth in this ARTICLE VII.

(c) If the Stockholder Representative on behalf of the Seller Indemnifying Parties (or the Seller Indemnifying Party in the event that indemnification is being sought hereunder directly from such Seller Indemnifying Party) shall not object in writing within the thirty (30) day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative on behalf of the Seller Indemnifying Parties (or the applicable Seller Indemnifying Party) that the Parent Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice. In such event, the Escrow Agent shall promptly release from the Escrow Fund an aggregate number of Escrow Shares (with each Escrow Share being valued at the Parent Signing Price for purposes of satisfying any such claims) equal to the Losses set forth in such Indemnification Claim Notice.

(d) In the event that the Stockholder Representative (or in the event that indemnification is being sought hereunder directly from a Seller Indemnifying Party, such Seller Indemnifying Party) shall deliver an Indemnification Claim Objection Notice in accordance with Section 7.4(c) within thirty (30) days after delivery of such Indemnification Claim Notice, the Stockholder Representative (or such objecting Seller Indemnifying Party) and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative (or such objecting Seller Indemnifying Party) and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of an indemnification claim to be recovered from the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof. In such event, the Escrow Agent shall promptly release from the Escrow Fund an aggregate number of Escrow Shares (with each Escrow Share being valued at the Parent Signing Price for purposes of satisfying any such claims) equal to the Losses set forth in such Indemnification Claim Notice. Should the number of Escrow Shares held in the Escrow Fund, if any, be insufficient to satisfy in whole the amount owed to a Parent Indemnified Party in accordance with such memorandum and this Agreement, then each Seller Indemnifying Party shall, within ten (10) Business Days following the date of such memorandum, pay to the Parent Indemnified Party such Seller Indemnifying Party’s Pro Rata Portion of such shortfall in cash.

(e) If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Indemnification Claim Objection Notice, either Parent or the Stockholder Representative (or the objecting Seller Indemnifying Party) may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator reasonably agreeable to Parent and the Stockholder Representative. In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and the Stockholder Representative cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30) day period, Parent and the Stockholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third independent arbitrator.

(f) Any such arbitration shall be held in Santa Clara County, California, under the Comprehensive Arbitration Rules and Procedures of JAMS (“JAMS”). The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of JAMS. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Indemnification Claim Notice shall be final, binding, and conclusive upon the parties to this Agreement and the Seller Indemnifying Parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund, as applicable. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. The forgoing arbitration provision shall apply to any dispute among the Seller Indemnifying Parties or any Seller Indemnifying Party and the Parent Indemnified Parties under this ARTICLE VII, whether relating to claims to recover funds from the Escrow Fund or to the other indemnification obligations set forth in this ARTICLE VII.

7.5 Stockholder Representative.

(a) By virtue of the execution and delivery of an Indemnity Joinder Agreement, and the adoption of this Agreement and approval of the Mergers by the Stockholders, each of the Seller Indemnifying Parties shall be deemed to have agreed to appoint Lazard Technology Partners II, LP as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Seller Indemnifying Parties to give and receive notices and communications in respect of indemnification claims under this Agreement, to make indemnification claims pursuant to ARTICLE VIII to authorize payment to any Parent Indemnified Party from the Escrow Fund in satisfaction of any indemnification claims hereunder by any Parent Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any indemnification claims pursuant to this Agreement, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any such indemnification claim by any Parent Indemnified Party hereunder against any Seller Indemnifying Party or by any such Seller Indemnifying Party against any Parent Indemnified Party or any dispute between any Parent Indemnified Party and any such Seller Indemnifying Party, in each case relating to this Agreement or the Transactions, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated or permitted by the terms of this Agreement. Such agency may be changed by the Stockholders from time to time upon not less than 30 days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, in the event of a resignation of the Stockholder Representative or other vacancy in the position of Stockholder Representative, such vacancy may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative. After the Closing, notices or communications to or from the Stockholder Representative shall constitute notice to or from the Seller Indemnifying Parties; provided, for the avoidance of doubt, it is hereby clarified that the Stockholder Representative shall have no authority to receive notification or agree to settlement or liability with respect to claims made pursuant to Section 7.2(a) directly against a Seller Indemnifying Party.

(b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and without gross negligence or willful misconduct. The Seller Indemnifying Parties shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any and all Losses arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative and any amounts required to be paid by the Stockholder Representative to the Escrow Agent pursuant to the Escrow Agreement (“Stockholder Representative Expenses”), in each case, as such Stockholder Representative Expense is incurred or suffered. Following the Expiration Date, the Stockholder Representative shall have the right to recover Stockholder Representative Expenses from the Escrow Fund prior to any distribution to the Seller Indemnifying Parties (provided that such funds would otherwise be released to the Seller Indemnifying Parties and are no longer subject to any pending indemnification claims), and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Stockholder Representative Expenses actually incurred. For the avoidance of doubt, while this section allows the Stockholder Representative to be paid from the Escrow Fund, this Section 7.5(b) shall not limit the obligation of any Seller Indemnifying Party to promptly pay such

Stockholder Representative Expenses as they are incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Seller Indemnifying Parties or otherwise. The Seller Indemnifying Parties acknowledge and agree that the foregoing indemnities in this Section 7.5(b) will survive the resignation or removal of the Stockholder Representative or the termination of this Agreement (notwithstanding Section 6.2). A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 9.2 or Section 9.3, shall constitute a decision of the Seller Indemnifying Parties and shall be final, conclusive and binding upon the Seller Indemnifying Parties; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Seller Indemnifying Parties. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

(c) Notwithstanding that the Company and its Subsidiaries have been represented by Cooley LLP (the “Firm”) in the preparation, negotiation and execution of this Agreement and the Related Agreements (collectively, the “Transaction Agreements”), each of Parent and the Company agrees that after the Closing the Firm may represent the Stockholder Representative, the Seller Indemnifying Parties and/or their Affiliates in all matters related to the Transaction Agreements, including without limitation in respect of any indemnification claims pursuant to the Transaction Agreements. Each of Parent and the Company hereby acknowledges, on behalf of itself and its Affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation.

(d) Each of Parent and the Company hereby acknowledges, on behalf of itself and its Affiliates, that the Firm has represented the Company and its Subsidiaries in connection with the transactions contemplated by the Transaction Agreements. Such parties agree that any attorney-client privilege, attorney work-product protection and expectation of client confidence belonging to the Company and its Subsidiaries and related to the transactions contemplated by the Transaction Agreements, and all information and documents covered by such privilege or protection shall, after the Closing, belong to, be deemed the right of, and be controlled solely by the Seller Indemnifying Parties and may only be waived by the Stockholder Representative on behalf of the Seller Indemnifying Parties. To the extent that Parent or the Company receives or takes physical possession of any privileged or protected material covered by this Section 7.5(d) after the Closing, such physical possession or receipt shall not, in any way, be deemed a waiver by the Seller Indemnifying Parties of the privileges or protections described in this Section 7.5.

ARTICLE VIII

POST-CLOSING PARENT INDEMNIFICATION

8.1 Survival of Representations, Warranties of Parent; Parent Indemnification Claims.

(a) Indemnification claims by the Seller Indemnified Parties pursuant to this Agreement may only be made by the Stockholder Representative delivering, on behalf of all Seller Indemnified Parties, an Indemnification Claim Notice within the periods specified in this Section 8.1(a).

(i)

(A) Except for any indemnification claim arising out of inaccuracy or breach of any Parent Fundamental Representation or the representations and warranties of Parent and Merger Sub set forth in Section 3.16 (Tax Matters) (together with the Parent Fundamental Representations, the “Parent Special Representations”), the representations and warranties of Parent and Merger Sub and any Seller Indemnified Party’s right to make indemnification claims pursuant to Section 8.2(a)(i) of this Agreement, shall survive until the First Expiration Date, after which time no Seller Indemnified Party may make such an indemnification claim.

(B) Each Parent Special Representation and any Seller Indemnified Party’s right to make indemnification claims pursuant to Section 8.2(a)(i) of this Agreement with respect to each Parent Special Representation, shall survive until the expiration of all applicable statutes of limitations in respect of the matters addressed by such Parent Special Representation, after which time no Seller Indemnified Party may make such an indemnification claim.

(ii) Indemnification claims pursuant to Section 8.2(a)(ii) of this Agreement may only be made on or before the First Expiration Date; provided, however, that (a) claims pursuant to Section 8.2(a)(ii) of this Agreement related to Taxes may be made at any time prior to the expiration of all applicable statutes of limitations in respect of such Tax matter and (b) claims related to the failure of Parent, Merger Sub or the Surviving Corporation to perform any covenants required to be performed at or following the Closing shall not expire.

(iii) Indemnification claims pursuant to Section 8.2(a)(iii) of this Agreement must be made prior to the Second Expiration Date (it being understood that claims made pursuant to Section 8.2(a)(iii) of this Agreement may be made until the Second Expiration Date notwithstanding the fact that one of the foregoing limitations might otherwise have required such claim to have been brought by the First Expiration Date).

(b) Notwithstanding anything to the contrary in Section 8.1(a), if Parent has committed or had actual knowledge of any Fraud, claims may be made against Parent in respect of such Fraud at any time, without limitation.

(c) Notwithstanding anything to the contrary in Section 8.1(a), the Seller Indemnified Parties’ right to make indemnification claims specified in Section 8.1(a), shall survive beyond the Expiration Dates or other survival and claim periods specified in Section 8.1(a) with respect to any claim made in respect thereof if a claim is timely made in accordance with the terms hereunder prior to the expiration of the applicable survival and claim period specified in Section 8.1(a), in which case any applicable representation and warranty and the right to any indemnification claim under this Agreement with respect to any matter referenced in Section 8.1(a), shall survive as to such claim until such claim has been finally resolved. For the avoidance of doubt, it is the intention of the parties hereto that the respective survival periods and termination dates specified in Section 8.1(a) supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties and any Seller Indemnified Party’s right to make indemnification claims in respect thereof under this Agreement.

8.2 Parent Indemnification.

(a) From and after the consummation of the Merger, subject to the terms and limitations of this ARTICLE VIII, Parent shall indemnify and hold harmless the Seller Indemnifying Parties and their respective directors, officers and other employees (each, an “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”), from and against all Losses paid, incurred, suffered or sustained by the Seller Indemnified Parties, or any of them (regardless of whether or not such Losses relate to any third party claims), resulting from or arising out of any of the following:

(i) any breach of or inaccuracy in, as of the date hereof or as of the Closing, a representation or warranty of Parent or Merger Sub set forth in this Agreement; provided, however, that in the event of any such breach or inaccuracy, for purposes of determining the amount of any Loss relating thereto no effect will be given to any qualifications based on the word “material” or similar phrases (including “Company Material Adverse Effect”) contained therein (it being agreed and understood however that such qualifications will continue to apply, as applicable, to the determination of whether a breach or inaccuracy of representation or warranty has occurred);

(ii) any failure by Parent or Merger Sub to perform or comply with any of its covenants or agreements set forth in this Agreement; and

(iii) Fraud on the part of Parent or its Affiliates in connection with this Agreement or the Transactions.

(b) Subject to Section 8.2(c), payments made to a Seller Indemnified Party pursuant to any indemnification obligations under this ARTICLE VIII shall be paid in cash by wire transfer to the Escrow Agent of immediately available funds and the Escrow Agent shall distribute such funds to the Seller Indemnified Parties in accordance with their Pro Rata Portion as calculated by the Stockholder Representative and provided in writing to the Escrow Agent (it being understood that Parent shall assist the Stockholder Representative in such distribution if the Escrow Agent is unwilling or unable to make such distribution).

(c) Any payments made to a Seller Indemnified Party pursuant to any indemnification obligations under this ARTICLE VIII will be treated as adjustments to the Total Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by applicable Legal Requirements. In the event that the result of such payments in cash could reasonably be determined to cause the Merger to violate the requirement of Section 368(a)(2)(E)(ii) of the Code that Parent acquire “control” (as defined in Section 368(c) of the Code) of the Company in exchange for voting stock of Parent, then the Stockholder Representative and Parent will negotiate in good faith as to whether it would be reasonable to satisfy (in whole or in part) such indemnification obligation in Parent Capital Stock to the extent necessary to not violate such requirement, taking into account the negative impact of such violation on the former holders of Company Capital Stock relative to any negative impact on Parent of satisfying such indemnification obligation through the issuance of Parent Capital Stock.

(d) Nothing in this Agreement shall limit the right of any Seller Indemnified Party which is a party to a Related Agreement to pursue remedies under such Related Agreement against the other parties thereto. Notwithstanding anything to the contrary contained in this Agreement, no breach of any representation, warranty, covenant or agreement contained herein or in any Related Agreement shall give rise to any right on the part of any Seller Indemnified Party, after the consummation of the Transactions, to rescind this Agreement or any of the transactions contemplated hereby.

8.3 Limitations on Parent Indemnification.

(a) Threshold. The Seller Indemnified Parties, as a group, or may not recover any Losses pursuant to an indemnification claim unless and until the Seller Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained Losses in the aggregate that are in excess of the Threshold Amount, in which case the Seller Indemnified Parties shall be entitled to recover all such Losses without regard to the Threshold Amount.

(b) Maximum Liability.

(i) The aggregate liability of Parent for indemnification claims under Section 8.2(a)(i) other than with respect to the Parent Special Representations (which shall be subject only to the limitations in Section 8.3(b)(iii)) and Section 8.2(a)(iii) shall be limited to 15% of the Total Consideration (with each share of Parent Capital Stock being valued at the Parent Signing Price for purposes of determining such aggregate dollar amount).

(ii) The aggregate liability of Parent for indemnification claims made under Section 8.2(a)(iii) after the First Expiration Date shall be limited to the lesser of (a) 5% of the Total Consideration (with each share of Parent Capital Stock being valued at the Parent Signing Price) or (b) 15% of the Total Consideration (with each share of Parent Capital Stock being valued at the Parent Signing Price for purposes of determining such aggregate dollar amount) less the aggregate amount of Losses paid by Parent in respect of all indemnification claims made prior to the First Expiration Date (it being understood that claims made on or prior to the First Expiration Date under Section 8.2(a)(iii) shall be subject only to the limitations in Section 8.3(b)(iii)).

(iii) The aggregate liability of Parent for indemnification claims under Section 8.2(a) shall be limited to a dollar amount equal to the Total Consideration (with each share of Parent Capital Stock being valued at the Parent Signing Price for purposes of determining such aggregate dollar amount).

(c) Notwithstanding anything to the contrary contained in Section 8.3(b), the liability limitations set forth in Section 8.3(b) shall not apply in the case of Fraud committed by Parent or of which Parent had actual knowledge.

(d) The rights of the Seller Indemnified Parties to indemnification, compensation or reimbursement, payment of Losses or any other remedy under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by Parent or Merger Sub or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, compensation or reimbursement, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement. Other than with respect to any claim for Fraud, no Seller Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Seller Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder.

(e) Nothing in this Agreement shall limit the liability of Parent (i) in connection with a claim based on Fraud committed by Parent or (ii) of which Parent had actual knowledge (without any duty to investigate) that the specific Fraud at issue had occurred or was occurring prior to Closing (and not merely knowledge of the underlying facts that are alleged to be a Fraud) and did not inform Seller of such information of which Parent had such knowledge as promptly as reasonably practicable.

(f) Notwithstanding anything to the contrary elsewhere in this Agreement, Parent shall not, in any event, be liable to any Seller Indemnified Party for any exemplary or punitive damages, or any damages measures by a multiple of earnings, incurred, suffered or sustained by a Seller Indemnified Party, unless and only to the extent awarded to a third party.

(g) No Seller Indemnified Party shall be entitled to recover Losses relating to any matter arising under one provision of this Agreement to the extent that such Seller Indemnified Party has recovered the same Losses in respect of such matter under another provision of this Agreement.

8.4 Parent Indemnification Claim Procedures.

(a) Subject to the limitations set forth in Section 8.1, if a Seller Indemnified Party wishes to make an indemnification claim under this ARTICLE VIII, such Seller Indemnified Party must inform the Stockholder Representative, who may determine, in its sole discretion, whether to make such claim and, if the Stockholder Representative decides to make such claim, the Stockholder Representative shall deliver an Indemnification Claim Notice to Parent (i) stating that a Seller Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses, and (ii) specifying in reasonable detail the individual items of such Losses, the date each such item was paid, incurred, suffered or sustained, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related. The Stockholder Representative may update an Indemnification Claim Notice from time to time to reflect any new information discovered with respect to the claim set forth in such Indemnification Claim Notice. Following the delivery of an Indemnification Claim Notice, Parent shall provide the Stockholder Representative and its representatives and agents with such documents and records of the Surviving Corporation and its Subsidiary as they may reasonably require, and reasonable access to such personnel or representatives of the Surviving Corporation (including but not limited to the individuals responsible for the matters that are subject of the Indemnification Claim Notice) as they may reasonably require, for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Indemnification Claim Notice and the Stockholder Representative and the Seller Indemnified Party shall provide Parent and its representatives and agents with such documents and records as they may reasonably require, for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Indemnification Claim Notice.

(b) If Parent shall not object in writing within the thirty (30) day period after receipt of an Indemnification Claim Notice by delivery of an Indemnification Claim Objection Notice, such failure to so object shall be an irrevocable acknowledgment by Parent that the Seller Indemnified Parties are entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice. In such event, Parent shall promptly pay to the Stockholder Representative an amount equal to the Losses set forth in such Indemnification Claim Notice.

(c) In the event that Parent shall deliver an Indemnification Claim Objection Notice in accordance with Section 8.4(b) within thirty (30) days after delivery of such Indemnification Claim Notice, the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and Parent shall, within ten (10) Business Days following the date of such memorandum, pay to the Stockholder Representative an amount equal to the Losses set forth in such Indemnification Claim Notice.

(d) If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Indemnification Claim Objection Notice, either Parent or the Stockholder Representative may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator reasonably agreeable to Parent and the Stockholder Representative. In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and the Stockholder Representative cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30) day period, Parent and the Stockholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third independent arbitrator.

(e) Any such arbitration shall be held in Santa Clara County, California, under the Comprehensive Arbitration Rules and Procedures of JAMS. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of JAMS. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Indemnification Claim Notice shall be final, binding, and conclusive upon the parties to this Agreement and the Seller Indemnifying Parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. The forgoing arbitration provision shall apply to any dispute among the Seller Indemnified Parties and Parent under this ARTICLE VIII, whether relating to claims to recover funds from the Escrow Fund or to the other indemnification obligations set forth in this ARTICLE VIII.

ARTICLE IX

GENERAL PROVISIONS

9.1 Certain Interpretations. When a reference is made in this Agreement to an Annex, Exhibit or Schedule, such reference shall be to an Annex, Schedule or Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” All references in this Agreement to “$” or dollars shall mean U.S. denominated dollars. The table of contents and headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The Company shall be responsible for compliance with this Agreement by its officers, directors, employees and other agents (in their capacities as such). No prior draft of this Agreement, any Related Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parole evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernible from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

9.2 Amendment. This Agreement may be amended by Parent and the Stockholder Representative (and, prior to the Effective Time, the Company) at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought, provided, that no amendment to be effected after the receipt of the Requisite Stockholder Approval and which requires stockholder approval under Delaware Law shall be effective until the receipt of the Requisite Stockholder Approval with respect to such amendment. For purposes of this Section 9.2, subject to the proviso in the prior sentence, the Stockholders are deemed to have agreed that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Stockholders whether or not they have signed such amendment.

9.3 Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company, on the other hand, may, to the extent permitted under any applicable Legal Requirements, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party set forth herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party set forth herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.3, the Stockholders are deemed to have agreed that any extension or waiver signed by the Company shall be binding upon and effective against all Stockholders whether or not they have signed such extension or waiver.

9.4 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a) if to Parent or Merger Sub, to:

Good Technology Corporation

430 N. Mary Avenue, Suite 200

Sunnyvale, CA 94085

Attention: General Counsel

Facsimile No.: (408) 212-7505

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

One Market, Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Jon Avina

Facsimile No.: (415) 947-2099

(b) if to the Company (prior to the Closing), to:

BoxTone, Inc.

8825 Stanford Boulevard

Suite 200

Columbia, MD 21045 USA

Attention: Jim Keller

Facsimile No.: (410) 312-0626

with a copy (which shall not constitute notice) to:

Cooley LLP

One Freedom Square

Reston Town Center

11951 Freedom Drive

Reston, Virginia 20190

Attention: Michael Lincoln

Facsimile No.: (703) 456-8100

if to the Stockholder Representative, to:

Lazard Technology Partners II, LP

30 Rockefeller Plaza

New York, NY 10020

Attention: Russell Planitzer and Mollie Kamen

Facsimile No.: (212) 332-8677

with a copy (which shall not constitute notice) to:

Cooley LLP

One Freedom Square

Reston Town Center

11951 Freedom Drive

Reston, Virginia 20190

Attention: Michael Lincoln

Facsimile No.: (703) 456-8100

9.6 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.5 or any information obtained pursuant to the notice requirements of Section 5.6, or otherwise pursuant to the negotiation and execution of this Agreement or the effectuation of the Transactions, shall be governed by the terms of the confidentiality agreement dated as of February 26, 2010 (the “Confidential Disclosure Agreement”), between the Company and Parent.

9.7 Public Disclosure. Except as required by Legal Requirements, neither the Company nor any of its Representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the Transactions, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Parent.

9.8 Third Party Expenses. Each party shall be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the Related Agreements.

9.9 Entire Agreement. This Agreement, Annex A hereto, the Exhibits and Schedules hereto, the Disclosure Schedule, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any other person any rights or remedies hereunder.

9.10 No Third Party Beneficiaries. Nothing in this Agreement, except for Section 5.9, is intended to, or shall be construed to, confer upon any other person any rights or remedies hereunder.

9.11 Specific Performance and Other Remedies.

(a) The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto, any Stockholder or the Stockholder Representative of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.

(b) Subject to the limitations set forth in ARTICLE VII or ARTICLE VIII, as applicable, any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

(c) Notwithstanding anything to the contrary set forth in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in ARTICLE VII or ARTICLE VIII, as applicable, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on any other Person’s Fraud, nor will any such provisions limit, or be deemed to limit (i) the amounts of recovery sought or awarded in any such claim for Fraud, (ii) the time period during which a claim for Fraud may be brought or (iii) the recourse which any such party may seek against another Person with respect to a claim for Fraud.

(d) Subject to Section 9.11(a) – 9.11(c), other than in the event of Fraud the indemnification rights provided in ARTICLE VII shall be the sole and exclusive remedy of any Parent Indemnified Party for any and all damages it may suffer or incur in connection with the Transactions.

(e) Subject to Section 9.11(a) – 9.11(c), other than in the event of Fraud, the indemnification rights provided in ARTICLE VIII shall be the sole and exclusive remedy of Seller Indemnified Parties for any and all damages they may suffer or incur in connection with the Transactions.

9.12 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.14 Exclusive Jurisdiction. Subject to the arbitration provisions hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the state courts of the State of California in connection with any matter based upon or arising out of this Agreement and the Transactions or any other matters contemplated herein (or, only if the state courts of the State of California decline to accept jurisdiction over a particular matter, any federal court within the State of California). Subject to the arbitration provisions hereof, each party agrees not to commence any legal proceedings related hereto except in such state courts of the State of California (or, only if the state courts of the State of California decline to accept jurisdiction over a particular matter, in any federal court within the State of California). By execution and delivery of this Agreement, subject to the arbitration provisions hereof, each party hereto and the Stockholders irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under the this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto and the Stockholders irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable law. The parties hereto and the Stockholders hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

9.15 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.16 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be executed as of the date first written above.

GOOD TECHNOLOGY CORPORATION

By:	/s/ Christy Wyatt
Name:	Christy Wyatt
Title:	President and Chief Executive Officer

NOVA ACQUISITION CORPORATION

By:	/s/ Ron Fior
Name:	Ron Fior
Title:	President

BOXTONE, INC.

By:	/s/ Alan Snyder
Name:	Alan Snyder
Title:	CEO

LAZARD TECHNOLOGY PARTNERS II, LP, solely in its capacity as the Stockholder Representative

By:	LTP II LLC
Its:	General Partner

By:	LTP II LLC
Name:	R.E. Planitzer
Title:	Managing Partner

AGREEMENT AND PLAN OF REORGANIZATION

ANNEX A

CERTAIN DEFINED TERMS

“280G Waivers” shall mean the 280G Waivers executed and delivered prior to the Closing substantially in the form attached hereto as Exhibit E.

“Action” shall mean any action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute.

“Affiliate” of any Person shall mean another Person that directly or indirectly through one of more intermediaries controls, is controlled by or is under common control with, such first Person.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

“Closing Net Working Capital” shall mean the Net Working Capital of the Company as of the close of business on the last day of the month immediately preceding the month in which the Closing occurs.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Quotient” shall mean the quotient obtained by dividing (i) the aggregate number of Total Outstanding Common Shares by (ii) the aggregate number of Total Outstanding Shares. For the avoidance of doubt, the sum of the Common Quotient and the Preferred Quotient shall equal one (1).

“Company Board” shall mean the Board of Directors of the Company.

“Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.

“Company Common Stock” shall mean shares of common stock, par value $0.001 per share, of the Company.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change of control, termination pay, deferred compensation, performance awards, equity or equity-related awards, welfare benefits, health benefits or medical insurance retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to or required to be contributed to by the Company, any Subsidiary or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company, any Subsidiary or any ERISA Affiliate has or may have any liability or obligation, including any International Employee Plan.

“Company Fundamental Representations” shall mean the representations and warranties of the Company set forth in Sections 2.1 (Organization and Good Standing), 2.2 (Authority and Enforceability), 2.4(a) (No Conflicts), 2.5(a) and 2.5(b) (Company Capital Structure), and 2.29 (Brokers).

“Company IP” shall mean any and all Intellectual Property Rights and Intellectual Property that are owned by, or purported to be owned by, the Company or any Subsidiary.

“Company IP Contract” shall mean any Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Company IP.

“Company Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that has had or would reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition or results of operations of the Company and the Subsidiaries taken as a whole, provided, however, that in no event shall any of the following Effects alone or in combination be deemed to constitute or be taken into account in determining whether there has been a Company Material Adverse Effect: (a) any changes in the economy or financial or capital markets (including interest rates) or political conditions of the United States or any foreign country in which the Company has significant operations; (b) any changes that generally affect any of the industries in which the Company operates or participates; (c) any failure by the Company to meet internal or other estimates, predictions, projections or forecasts (provided, that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect); (d) any change in GAAP or any change in Legal Requirements (or, in each case, the interpretations thereof), in each case after the date hereof; (e) war, hostilities, terrorism or natural disasters, or (f) compliance by the Company or the Subsidiaries with the terms of this Agreement or the Related Agreements, except, for purposes of clauses (a), (b), (c), (d) and (e), if such Effects have a materially disproportionate negative effect on the Company and its Subsidiaries, taken as a whole, as compared to the other Persons engaged in the same industry as the Company and its Subsidiaries.

“Company Options” shall mean all options (including commitments to grant options) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person that are outstanding and unexercised as of immediately prior to the Effective Time. For the avoidance of doubt, Company Options shall not include Company Warrants.

“Company Preferred Stock” shall mean the Company Series AA Preferred Stock and the Company Series BB Preferred Stock, taken together.

“Company Privacy Policy” shall mean each external or internal, past or present privacy policy of the Company or any Subsidiary, including any policy relating to: (i) the privacy of users of any website or service operated by or on behalf of the Company or any Subsidiary; (ii) the collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of any Personal Data; or (iii) information about individuals who are Employees or are associated with Persons with which the Company or any Subsidiary has an agreement.

“Company Product” shall mean each product (including software and databases) or service owned, made, marketed, distributed, imported, licensed or sold by or on behalf of the Company or any Subsidiary at any time since its inception.

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“Company Restricted Stock” shall mean any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are subject to a repurchase option, risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with the Company. For clarity, shares of Company Restricted Stock that are no longer subject to a repurchase option because of the lapse of a substantial risk of forfeiture or satisfaction of a vesting condition or other contingency shall not be treated as Company Restricted Stock for purposes of this Agreement.

“Company Series AA Preferred Stock” shall mean the Series AA Preferred Stock, par value $0.001 per share, of the Company.

“Company Series BB Preferred Stock” shall mean the Series BB Preferred Stock, par value $0.001 per share, of the Company.

“Company Software” shall mean any software (including Company IP and Licensed IP), that is embedded in, or used in the development, delivery, hosting or distribution of, any Company Products, including any such software that is used to collect, transfer, transmit, store, host, or otherwise process Personal Data.

“Company Warrants” shall mean all issued and outstanding warrants to purchase Company Capital Stock.

“Continuing Employee” shall mean any Employee who is employed by the Company or a Subsidiary as of immediately prior to the Closing and is reasonably anticipated to continue his or her employment, either affirmatively or by operation of Legal Requirements, with Parent or one of its subsidiaries on the day following the Closing Date (including, for the avoidance of doubt, any employee who is on maternity leave, short-term disability leave, long-term disability leave, military leave or another approved leave of absence as of the Closing Date). For the avoidance of doubt, a Non-Employee Director is not a Continuing Employee.

“Continuing Options” shall mean each Company Option other than a Terminating Option.

“Contract” shall mean any contract, mortgage, indenture, lease, license, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license.

“Copyleft Licenses” shall mean Open Source Licenses that require, as a condition of use, modification or distribution, that the Open Source Software licensed thereunder, or modifications or derivative works thereof: (i) be made available to any third-party recipient in a form other than binary (e.g., source code) form, (ii) be made available to any third-party recipient under terms that allow preparation of derivative works, (iii) in the case of software, be made available to any third-party recipient under terms that allow software or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than to the extent any contrary restriction would be unenforceable under law), or (iv) be made available to any third-party recipient at no license fee. Copyleft Licenses include without limitation the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

“Current Assets” shall mean current assets calculated using the same accounting principles, practices, procedures, policies and methods, with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies that were employed in the preparation of the Financials, except as set forth on Schedule 1.8(a).

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“Current Liabilities” shall mean current liabilities (other than deferred revenue) calculated using the same accounting principles, practices, procedures, policies and methods, with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies that were employed in the preparation of the Financials, except as set forth on Schedule 1.8(a).

“Delaware Law” shall mean the General Corporation Law of the State of Delaware or, with respect to limited liability companies, the Limited Liability Company Act of Delaware.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company, any Subsidiary or any ERISA Affiliate.

“Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options or Company Restricted Stock, or any other agreement providing for compensation or benefits) between the Company or any Subsidiary and any Employee.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company or any Subsidiary or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Escrow Agent” shall mean the escrow agent designated under the Escrow Agreement or another institution acceptable to Parent and the Stockholder Representative, and any successor escrow agent appointed pursuant to the Escrow Agreement.

“Escrow Agreement” shall mean the Escrow Agreement attached hereto as Exhibit F.

“Escrow Shares” shall mean the Initial Escrow Shares, as of the Closing Date, and thereafter, the actual shares of Parent Capital Stock remaining in the Escrow Fund.

“Exchange Ratio” shall mean the quotient obtained by dividing (x) the Per Share Consideration by (y) the Parent Signing Price. The Exchange Ratio shall be rounded down to four decimal places.

“First Expiration Released Shares” shall mean 66 2/3% of the Escrow Shares in the Escrow Fund as of the First Expiration Date.

“Fraud” shall mean, collectively, fraud with intent to deceive, willful and intentional misrepresentation or willful and intentional breaches in connection with the Transactions.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

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“Governmental Entity” shall mean any court, administrative agency or commission or other federal, state, county, local or other foreign Governmental Entity, instrumentality, agency or commission.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person shall mean, without duplication: (i) all liabilities of such Person for borrowed money, whether current or funded, secured or unsecured and all obligations evidenced by bonds, debentures, notes or similar instruments; (ii) all liabilities of such Person for the deferred purchase price of property or services, which are required to be classified and accounted for under GAAP as liabilities; (iii) all liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are, and to the extent, required to be classified and accounted for under GAAP as capital leases; (iv) all liabilities of such Person evidenced by any letter of credit or similar credit transaction entered into for the purpose of securing any lease deposit; (v) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured; and (vi) all guarantees by such Person of any liabilities of a third party of a nature similar to the types of liabilities described in clauses (i), (ii), (iii) or (v) above, to the extent of the obligation guaranteed; provided, that Indebtedness shall not be deemed to include (x) any accounts payable incurred in the ordinary course of business (to the extent not overdue), (y) any obligations under undrawn letters of credit, banker’s acceptance or similar transaction, or (z) Third Party Expenses.

“Initial Escrow Common Shares” shall mean a number of shares of Parent Common Stock equal to (i) fifteen percent (15%) of the Total Consideration multiplied by (ii) the Common Quotient, rounded to the nearest whole share.

“Initial Escrow Preferred Shares” shall mean a number of shares of Parent Series C-2 Preferred Stock equal to (i) fifteen percent (15%) of the Total Consideration multiplied by (ii) the Preferred Quotient, rounded to the nearest whole share.

“Initial Escrow Shares” shall mean the sum of (i) the Initial Escrow Common Shares and (ii) the Initial Escrow Preferred Shares. For the avoidance of doubt, in no event shall the number of Initial Escrow Shares be greater than 4,384,896 shares of Parent Capital Stock.

“Intellectual Property” shall mean algorithms, APIs, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, designs, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship (including written, audio and visual materials) and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing).

“Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (ii) trademark, business name, domain name and trade name rights and similar rights; (iii) trade secret rights; (iv) patent and industrial design property rights; (v) other proprietary rights in Intellectual Property; and (vi) rights in or relating to applications, registrations, renewals, extensions, combinations, divisions, continuations and reissues of, and applications for, any of the rights referred to in clauses (i) through (v) above.

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“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company, any Subsidiary or any ERISA Affiliate, whether formally or informally, or with respect to which the Company, any Subsidiary or any ERISA Affiliate will or may have any liability, with respect to Employees who perform services outside the United States.

“IPO Financial Statements” shall mean any audited financial statements and unaudited interim period financial statements reasonably necessary to enable Parent to comply with the disclosure obligations under applicable Legal Requirements in connection with an initial public offering of Parent Common Stock, in each case in a form reasonably acceptable to Parent.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” or “Known” shall mean, with respect to the Company, the knowledge of the Company’s officers, members of the board of directors and senior managers after due inquiry of all relevant employees, consultants and advisors of the Company or any Subsidiary who would reasonably be expected to have actual knowledge of the matters in question.

“Legal Requirement” shall mean any applicable U.S. or non-U.S. federal, state, local or other constitution, law, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law, or any Order, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Licensed IP” shall mean (a) all Intellectual Property Rights and Intellectual Property incorporated into, or used in the development, delivery, hosting or distribution of, the Company Products; and (b) all other Intellectual Property Rights and Intellectual Property used or held for use in the conduct of the businesses of the Company and any of the Subsidiaries, in each case that are not owned by, or purported to be owned by, the Company or any Subsidiary.

“Licensed IP Contract” shall mean any Contract to which the Company or any Subsidiary is or was a party or by which the Company or any Subsidiary is or was bound, pursuant to which the Company or any Subsidiary is granted a license, covenant not to sue, or other rights with respect to Licensed IP.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance, except for Permitted Liens.

“Made Available” shall mean that the Company or any of its Representatives has posted such materials to the virtual data room hosted by IntraLinks and made available to Parent and its representatives during the negotiation of this Agreement, but only if so posted and made available at or prior to 11:59pm Pacific Standard Time on February 21, 2014.

“Net Working Capital” shall mean, without duplication, the Company’s (i) Current Assets minus (ii) Current Liabilities minus (iii) the principal amount of, and accrued and unpaid interest on, any outstanding Indebtedness for borrowed money. For the avoidance of doubt and notwithstanding anything to the contrary herein, the calculation of Net Working Capital shall entirely disregard any and all effects on the working capital of the Company of (x) any Third Party Expenses, (y) Single Trigger Change in Control Payment that is taken into account in the determination of Total Consideration Deductions, and (z) any fees and expenses paid or payable to the Company’s accountants in connection with the preparation of the IPO Financial Statements.

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“Net Working Capital Shortfall” shall mean the dollar amount by which the Closing Net Working Capital is less than the Net Working Capital Target, if any.

“Net Working Capital Target” shall mean $0.

“Non-Continuing Employees” shall mean all Employees other than (i) Continuing Employees and (ii) Non-Employee Directors.

“Non-Employee Director” shall mean any director serving on the Company Board who is not an employee, consultant, or independent contractor of the Company, any Subsidiary or any ERISA Affiliate as of the date hereof (other than in each case in such person’s capacity as a director).

“Order” shall mean any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Other Employees” shall mean the employees, consultants and contractors of the Company or any Subsidiary who receive an offer of employment from Parent or a Subsidiary of Parent prior to the Closing Date, other than the Key Employees.

“Parent Signing Price” shall mean, with respect both to shares of Parent Common Stock and shares of Series C-2 Parent Preferred Stock, $4.105 per share.

“Parent Board” shall mean the Board of Directors of the Parent.

“Parent Capital Stock” shall mean the Parent Common Stock and Parent Series C-2 Preferred Stock.

“Parent Common Stock” shall mean shares of the common stock, par value $0.0001 per share, of Parent.

“Parent Conversion Shares” shall mean shares of Parent Common Stock to be issued upon conversion of the Parent Series C-2 Preferred Stock.

“Parent Fundamental Representations” shall mean collectively, each of the representations and warranties of the Parent and Merger Sub set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority and Enforceability), Section 3.4 (Parent Capitalization), 3.7 (Merger Consideration), and Section 3.8 (Broker).

“Parent Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, that has had or would reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition or results of operations of Parent and its direct and indirect subsidiaries, taken as a whole, provided, however, that in no event shall any of the following Effects alone or in combination be deemed to constitute or be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) any changes in the economy or financial or capital markets (including interest rates) or political conditions of the United States or any foreign country in which Parent has significant operations; (b) any changes that generally affect any of the industries in which Parent operates or participates; (c) any failure by Parent to meet internal or other

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estimates, predictions, projections or forecasts (provided, however, that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect); (d) any change in GAAP or any change in Legal Requirements (or, in each case, the interpretations thereof), in each case after the date hereof; (e) war, hostilities, terrorism or natural disasters, or (f) compliance by Parent with the terms of this Agreement or the Related Agreements, except, for purposes of clauses (a), (b), (c), (d) and (e), if such Effects have a materially disproportionate negative effect on Parent and its direct and indirect subsidiaries, taken as a whole, as compared to the other Persons engaged in the same industry as Parent.

“Parent Preferred Stock” shall mean Parent Series B-1 Preferred Stock, Parent Series B-2 Preferred Stock, Parent Series B-3 Preferred Stock and Parent Series C Preferred Stock.

“Parent Series B-1 Preferred Stock” shall mean shares of the Series B-1 preferred stock, par value $0.0001 per share, of Parent.

“Parent Series B-2 Preferred Stock” shall mean shares of the Series B-2 preferred stock, par value $0.0001 per share, of Parent.

“Parent Series B-3 Preferred Stock” shall mean shares of the Series B-3 preferred stock, par value $0.0001 per share, of Parent.

“Parent Series C Preferred Stock” shall mean shares of the Series C preferred stock, par value $0.0001 per share, of Parent.

“Parent Series C-2 Preferred Stock” shall mean shares of the Series C-2 preferred stock, par value $0.0001 per share, of Parent.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Per Common Share Consideration” shall mean a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) the Total Common Stock Consideration by (y) the Total Outstanding Common Shares.

“Permitted Liens” shall mean: (i) Liens reflected in the Current Balance Sheet (ii) Liens for current Taxes, assessments not yet delinquent or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves for payment have been established in accordance with GAAP; (iii) statutory or common law Liens to secure obligations to landlords, lessors or renters under leases or rental agreements incurred in the ordinary course of business; (iv) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Legal Requirements; (v) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies for amounts not yet due or payable, and other like Liens incurred in the ordinary course of business; (vi) restrictions on transfer of securities imposed by applicable state and federal securities Legal Requirements; (vii) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar Liens affecting real property not interfering in any material respect with the ordinary conduct of the business of the Company or materially detracting from the value of the property upon which such encumbrance exists; and (viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

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“Per Preferred Share Consideration” shall mean a number of shares of Parent Series C-2 Preferred Stock equal to the quotient obtained by dividing (x) the Total Preferred Stock Consideration by (y) the Total Outstanding Preferred Shares.

“Per Share Cash Consideration” shall mean the cash value of the Per Share Consideration.

“Per Share Consideration” shall mean the dollar value of the Per Share Stock Consideration. For purposes of calculating the dollar amount of the Per Share Consideration under this Agreement, each share of Parent Capital Stock shall be valued at the Parent Signing Price.

“Per Share Stock Consideration” shall mean, with respect to the Company Common Stock, the Per Common Share Consideration and, with respect to the Company Preferred Stock, the Per Preferred Share Consideration.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Personal Data” shall mean: (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers or any other piece of information that allows the identification of or contact with a natural person and for greater certainty includes all such information with respect to employees of Company or any Subsidiary and (ii) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), to any of the foregoing.

“Plan” shall mean the Company’s Amended and Restated Stock Incentive Plan.

“Preferred Quotient” shall mean the quotient obtained by dividing (i) the aggregate number of Total Outstanding Preferred Shares by (ii) the aggregate number of Total Outstanding Shares. For the avoidance of doubt, the sum of the Common Quotient and the Preferred Quotient shall equal one (1).

“Privacy Legal Requirement” shall mean a Legal Requirement, rule of a self-regulatory organization that the Company or any Subsidiary is or was required to comply with, the U.S.-European Union and U.S.-Swiss Safe Harbor programs administered by the Department of Commerce, and any applicable published industry best practice or other standard (including the PCI Data Security Standard and the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising and Multi-Site Data Collection, respectively) or contractual requirement, as it may in each case be amended from time to time, that pertains to privacy or restrictions or obligations related to the collection, use, disclosure, transfer, transmission, storage, hosting, disposal, retention, interception or other processing of Personal Data or direct marketing to consumers or consumer protection.

“Pro Rata Portion” shall mean with respect to each Seller Indemnifying Party (in each case excluding any holders of Dissenting Shares, with respect to such Dissenting Shares), an amount equal to the quotient obtained by dividing (x) the aggregate dollar amount of stock issuable pursuant to Section 1.6(b)(i) in respect of the shares of Company Capital Stock owned by such Stockholder (in each case excluding any Dissenting Shares), as of immediately prior to the Effective Time, by (y) the aggregate dollar amount of stock issuable to all Seller Indemnifying Parties pursuant to Section 1.6(b)(i) in respect of Company Capital Stock (in each case excluding any Dissenting Shares), as of immediately prior to the Effective Time. For purposes of calculating the dollar amount of such stock, each share of Parent Capital Stock shall be valued at the Parent Signing Price.

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“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Entity, including all patents, registered copyrights, and registered trademarks, business names and domain names, and all applications for any of the foregoing.

“Related Agreements” shall mean the Confidential Disclosure Agreement, the Joinder Agreements, the 280G Waivers, the Escrow Agreement and all other agreements and certificates entered into by the Company or any of the Stockholders in connection with the Transactions.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Standard Form IP Contract” shall mean each standard form of Company IP Contract used by the Company or any Subsidiary at any time, including each standard form of the following types of agreements, to the extent Company or any Subsidiary actually utilizes such a standard form in the conduct of their businesses: (i) license and/or service agreement; (ii) development agreement; (iii) distributor, reseller or affiliate agreement; (iv) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) professional services, outsourced development, consulting, or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (vi) confidentiality or nondisclosure agreement.

“Stockholder” shall mean any holder of any Company Capital Stock as of immediately prior to the Effective Time.

“Tax” shall mean (i) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express obligation to assume such Taxes or to indemnify any other Person (other than pursuant to a Contract, such as a lease, the primary purpose of which is not related to Taxes), including by operation of law.

“Terminating Option” shall mean each Company Option that is held by a Continuing Employee and is not an Assumed Option.

“Third Party Expenses” shall mean, without duplication, all fees and expenses incurred by or on behalf of the Company or any Subsidiary in connection with this Agreement, the Merger and the other transactions contemplated hereby, including (i) all legal, accounting, financial advisory, consulting,

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finders and all other fees and expenses of third parties incurred by the Company or any Subsidiary in connection with the negotiation and effectuation of the terms and conditions of this Agreement, all other agreements, instruments and other documents referenced herein or contemplated hereby, the Merger and the other transactions contemplated hereby, (ii) any bonus, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the Transactions ) of the Company or any Subsidiary that become due or payable in connection with the consummation of the Transactions, to the extent not waived, (iii) any payments to third parties under any Contract of the Company or any Subsidiary triggered by the Transactions, or any payment or consideration arising under or in relation to obtaining any consents, waivers or approvals of any third party under any Contract of the Company or any Subsidiary required to be obtained in connection with the Transactions in order for any such Contract to remain in full force and effect following the Closing or resulting from early termination of any such Contract, (v) the cost of premiums for the directors’ and officers’ liability insurance obtained pursuant to Section 5.9(b) and (vi) all Transaction Payroll Taxes, but shall exclude any fees and expenses paid or payable to the Company’s accountants in connection with the preparation of the IPO Financial Statements.

“Total Consideration” shall mean (i) the Total Stock Consideration, minus (ii) a number of shares of Parent Common Stock equal in value to (A) the Total Consideration Deductions multiplied by (B) the Common Quotient, minus (iii) a number of shares of Parent Series C-2 Preferred Stock equal in value to (A) the Total Consideration Deductions multiplied by (B) the Preferred Quotient. For purposes of calculating the dollar amount of such stock, each share of Parent Capital Stock shall be valued at the Parent Signing Price.

“Total Common Stock Consideration” shall mean the Total Consideration multiplied by the Common Quotient.

“Total Consideration Deductions” shall mean the sum of (i) all Third Party Expenses (whether or not paid by the Company prior to the Closing, but excluding for the avoidance of doubt any fees and expenses paid or payable to the Company’s accountants in connection with the preparation of the IPO Financial Statements), (ii) the value of any acceleration of vesting, release of restrictions, change in control payment, obligation, fees, other liabilities or similar benefit paid, payable or incurred by the Company, other than the acceleration of any Company Option or any Company Restricted Stock, under any “single-trigger” provisions or pursuant to this Agreement, in each case, that would be triggered by or result from the consummation of the Transactions (collectively “Single Trigger Change in Control Payments”), to the extent not waived, and (iii) any Net Working Capital Shortfall.

“Total Outstanding Common Shares” shall mean (without duplication) (i) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, on an as converted to Company Common Stock basis, plus (ii) the maximum aggregate number of shares of Company Common Stock issuable upon full exercise, exchange or conversion of all Company Options outstanding and unexercised immediately prior to the Effective Time, on an as converted to Company Common Stock basis (other than any Company Options held by any Voluntary Terminating Employees solely to the extent that such securities are to be cancelled without any consideration pursuant to the terms of Section 1.6(c)(ii)(A)) plus (iii) the maximum aggregate number of shares of Company Common Stock issuable upon full exercise, exchange or conversion of any other rights, whether vested or unvested, that are convertible into, exercisable for or exchangeable for, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, on an as converted to Company Common Stock basis, but excluding, in each case, the aggregate number of shares of Company Common Stock issuable upon full exercise, exchange or conversion of any other rights, whether vested or unvested, that are convertible into, exercisable for or exchangeable for, shares of Company Preferred Stock issued

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and outstanding immediately prior to the Effective Time. Notwithstanding the foregoing, Total Outstanding Common Shares shall not include (i) any shares of Company Capital Stock issuable upon the exercise of Company Warrants that expire or are cancelled concurrently with or immediately prior to the Effective Time to the extent not exercised and (ii) any Company Options held by any Voluntary Terminating Employees solely to the extent that such securities are to be cancelled without any consideration pursuant to the terms of Section 1.6(c)(ii)(A).

“Total Outstanding Preferred Shares” shall mean (without duplication) (i) the aggregate number of shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time, plus (ii) the maximum aggregate number of shares of Company Preferred Stock issuable upon full exercise, exchange or conversion of any other rights, whether vested or unvested, that are convertible into, exercisable for or exchangeable for, shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time, on an as converted to Company Preferred Stock basis. Notwithstanding the foregoing, Total Outstanding Preferred Shares shall not include any shares of Company Preferred Stock issuable upon the exercise of Company Warrants that expire or are cancelled concurrently with or immediately prior to the Effective Time to the extent not exercised.

“Total Outstanding Shares” shall mean the sum of (i) the Total Outstanding Common Shares and (ii) the Total Outstanding Preferred Shares.

“Total Preferred Stock Consideration” shall mean the Total Consideration multiplied by the Preferred Quotient.

“Total Stock Consideration” shall mean 29,232,643 shares of Parent Capital Stock.

“Transaction Deductions” shall mean all items of loss, deduction or credit resulting from or attributable to (x) the repayment at or prior to Closing of Indebtedness of the Company and the payment at or prior to Closing of any related fees, expenses or interest, and (y) Third Party Expenses. The Transaction Deductions described in clause (y) shall be computed consistent with the safe harbor for treating success-based fees pursuant to Revenue Procedure 2011-29, 2011-18 I.R.B. 746 in lieu of maintaining the documentation required by Treas. Reg. §1.263(a)-5(f).

“Transaction Payroll Taxes” shall mean all employer portion payroll or employment Taxes incurred in connection with any bonuses or other compensatory payments in connection with the Transactions.

“Voluntary Terminating Employee” shall mean any Employee who (i) has been employed by the Company or a Subsidiary as of immediately prior to the Closing, (ii) has been extended a written offer by Parent that provides such Employee an overall compensation level that, in the aggregate, is not less favorable than what a Continuing Employee is entitled to receive pursuant to Section 5.8, but (iii) has not accepted such offer and as a result does not continue his or her employment with Parent, the Surviving Corporation or one of its Subsidiaries on the day following the Closing Date.

Index of Other Defined Terms

Description	Section
2006 Plan	3.4(b)
2012 Financials	2.7(a)
2013 Financials	2.7(a)
280G Approval	5.2(b)

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Description	Section
401(k) Plan	5.8(d)
409A Plan	3.4(b)
Accounting Firm	1.8(d)
Agreement	Preamble
Alternative Transaction	5.1(b)
Balance Sheet Date	2.7(a)
Bid	2.25(a)
Books and Records	2.28
Cancelled Shares	1.6(b)(iii)
Certificate of Incorporation	2.1
Certificate of Merger	1.1
Charter Documents	2.1
Closing	1.2(a)
Closing Date	1.2(a)
Company	Preamble
Company Authorizations	2.17
Company Fundamental Representations	1.2(b)(ii)(A)
Company Government Contract	2.25(a)
Company Government Subcontract	2.25(a)
Company Return	2.10(a)
Company Special Representations	7.1(a)(i)(A)
Company Stock Certificates	1.7(c)
Confidential Disclosure Agreement	0
Current Balance Sheet	2.7(a)
D&O Indemnified Party or D&O Indemnified Parties	5.9(a)
Disclosure Schedule	ARTICLE II
Dispute Statement	1.8(c)
Dissenting Shares	1.6(b)(iv)
Effective Time	1.1
End Date	6.1(c)
Enforceability Limitations	2.2(c)
Escrow Fund	1.7(a)
Estimated Total Consideration	1.8(a)
Exchange Documents	1.7(c)
Export Controls	2.21(a)
Expiration Dates	7.1(a)(vii)
FCPA	2.22
Financing Joinder Agreement	Preamble
Firm	7.5(c)
First Expiration Date	7.1(a)(i)(A)
Financials	2.7(a)
Harmful Code	2.13(h)
Import Restrictions	2.21(a)
Indemnification Claim Notice	7.4(a)
Indemnification Claim Objection Notice	7.4(c)
Indemnity Joinder Agreement	Preamble
Information Statement	5.2(a)
Interested Party	2.24

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Description	Section
JAMS	7.4(f)
Joinder Agreements	Preamble

Key Employee	Preamble
Key Employee Offer Letter	Preamble
Key Employee Non-Competition Agreement	Preamble
Lease Agreements	2.11
Leased Real Property	2.11
Letter of Transmittal	1.7(c)
Loss or Losses	7.2(a)
Major Stockholder	Preamble
Material Contracts	2.14(a)
Merger	1.1
Merger Consideration	1.6(b)(i)
Merger Sub	Preamble
Open Source License or Open Source Software	2.13(k)(i)
Parent	Preamble
Parent Amended and Restated Charter	1.2(c)(v)
Parent Indemnified Party or Parent Indemnified Parties	7.2(a)
Parent Intellectual Property	3.10
Parent Material Contracts	3.11(a)
Parent Plans	3.4(b)
Parent Special Representations	8.1(a)(i)
Parent Stockholders	3.2(b)
Parent Stockholder Approval	3.2(c)
Payment Spreadsheet	1.7(b)
Pre-Closing Statement	1.8(a)
Pre-Closing Tax Period	7.2(a)(vii)
Representatives	5.1(b)
Requisite Stockholder Approval	2.2
Resolution Period	1.8(d)
Review Period	1.8(c)
Rights Agreement	3.4(b)
Second Expiration Date	7.1(a)(vii)
Section 409A	2.10(o)(i)
Seller Indemnified Party or Seller Indemnifying Parties	8.2(a)
Seller Indemnifying Party or Seller Indemnifying Parties	7.2(a)
Security Clearances	2.26(a)
Significant Customer	2.23(a)
Significant Supplier	2.23(a)
Specified Employee	1.2(b)(ii)(F)
Stockholder Representative	Preamble
Stockholder Representative Expenses	7.5(b)
Stockholder Written Consent	5.2(a)
Subsidiary	2.6(a)
Surviving Corporation	1.1
Takeover Law	2.2(b)
Tax Return	2.10(a)
Terminated Agreements	5.7(b)

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Description	Section
Third Party	5.1(b)
Threshold Amount	7.3(a)
Transactions	Preamble
Transaction Agreements	7.5(c)
Transfer Taxes	5.10(b)
UKBA	2.22

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